As filed with the Securities and Exchange Commission on September 2, 1999

                                                               File No. 333-1083


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549


                                   FORM S-1

                    Post-Effective Amendment No. 4 to the

            Registration Statement Under the Securities Act of 1933
                      VALLEY FORGE LIFE INSURANCE COMPANY
             (Exact name of registrant as specified in its charter)

      Pennsylvania                    6312                        23-6200031
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
   of incorporation or         Classification Code Number)  Identification No.)
     organization)

                              CNA Plaza, 43 South
                            Chicago, Illinois  60685
                                 (312) 822-6597
                  (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)

Corporate Secretary Continental Assurance Company CNA Plaza, 43 South Chicago, Illinois 60685 (312) 822-6597 (Name, address, including zip code, and telephone number, including area code, of agent for service)



If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]
==============================================================================
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==============================================================================

PROSPECTUS

              FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                                   ISSUED BY
                    VALLEY FORGE LIFE INSURANCE COMPANY AND
              VALLEY FORGE LIFE INSURANCE COMPANY VARIABLE ANNUITY
                                SEPARATE ACCOUNT

     This prospectus describes a flexible premium deferred variable annuity contract (the "Contract") that Valley Forge Life Insurance Company ("VFL") issues. The Contract may be sold to or used in connection with retirement plans, including plans that qualify for special federal income tax treatment under the Internal Revenue Code.

     You (the Owner) may allocate Net Purchase Payments and Contract values to one or more of the Subaccounts of Valley Forge Life Insurance Company Variable Annuity Separate Account (the "Variable Account"), or to the Guaranteed Interest Option for one or more Guarantee Periods, or to both. The 23 Subaccounts of the Variable Account invest their assets in a corresponding investment portfolio (each, a "Fund") of Insurance Series, Variable Insurance Products Fund, Variable Insurance Products Fund II, The Alger American Fund, MFS Variable Insurance Trust, SoGen Variable Funds, Inc., Van Eck Worldwide Insurance Trust, and Janus Aspen Series (you may review a complete list of the Funds on the next page). The Guaranteed Interest Option guarantees a minimum fixed interest rate for specified periods of time, currently 1 year, 3 years, 5 years, 7 years, and 10 years.

     The Contract Value will vary daily as a function of the Subaccounts' investment performance and any interest VFL credits under the Guaranteed Interest Option. VFL does not guarantee any minimum Variable Contract Value for amounts you allocate to the Variable Account. VFL may apply a market value adjustment to annuity payments and other values the Contract provides, when such payments are based on the Guaranteed Interest Option. The market value adjustment may result in upward or downward adjustments to amounts withdrawn, surrendered, transferred, paid on a Death Benefit, or applied to purchase annuity payments.

     This prospectus sets forth information regarding the Contract, the Variable Account, and the Guaranteed Interest Option that you should know before purchasing a Contract. You should read the prospectuses for the Funds, which provide information regarding each Fund's investment objectives and policies, in conjunction with this prospectus. A Statement of Additional Information having the same date as this prospectus and providing additional information about the Contract and the Variable Account has been filed with the Securities and Exchange Commission (the "SEC"). It is incorporated herein by reference. To obtain a free copy of this document, call or write the Service Center.

     The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including VFL. The website address is http://www.sec.gov.

     Please read this prospectus carefully and keep it for future reference. The current prospectuses for the Funds must accompany this prospectus.

     An investment in a Contract is not:

- - a bank deposit or obligation

- - guaranteed or endorsed by any bank

- - insured by the Federal Deposit Insurance Corporation or any other government agency

     An investment in the Contract involves certain risks. You may lose your purchase payments (principal).

     THE SEC HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               September _____, 1999

You may choose to invest in the following funds:

- -  Federated High Income Bond Fund II

- -  Federated Prime Money Fund II

- -  Federated Utility Fund II

- -  Asset Manager Portfolio in the Variable Insurance Products Fund II

- -  Contrafund Portfolio in the Variable Insurance Products Fund II

- -  Index 500 Portfolio in the Variable Insurance Products Fund II

- -  Equity-Income Portfolio in the Variable Insurance Products Fund

- -  Alger American Growth Portfolio

- -  Alger American MidCap Growth Portfolio

- -  Alger American Small Capitalization Portfolio

- -  MFS Emerging Growth Series

- -  MFS Growth With Income Series

- -  MFS Research Series

- -  MFS Total Return Series

- -  SoGen Overseas Variable Funds

- -  Van Eck Worldwide Emerging Markets Fund

- -  Van Eck Worldwide Hard Assets Funds

- -  Janus Aspen Capital Appreciation Portfolio

- -  Janus Aspen Growth Portfolio

- -  Janus Aspen Balanced Portfolio

- -  Janus Aspen Flexible Income Portfolio

- -  Janus Aspen International Growth Portfolio

- -  Janus Aspen Worldwide Growth Portfolio

                               TABLE OF CONTENTS


FEE TABLE...................................................      1
SUMMARY.....................................................      5
  General Description of the Contract.......................      5
  Purchasing a Contract.....................................      6
  Canceling the Contract....................................      6
  Charges and Fees..........................................      7
  Transfers.................................................      8
  Withdrawals...............................................      8
  Surrenders................................................      8
VFL, THE VARIABLE ACCOUNT, THE FUNDS AND THE GUARANTEED
  INTEREST OPTION...........................................      9
  VFL.......................................................      9
  The Variable Account......................................      9
  The Funds.................................................     10
  The Guaranteed Interest Option............................     13
DESCRIPTION OF THE CONTRACT.................................     16
  Purchasing a Contract.....................................     16
  Canceling the Contract....................................     16
  Crediting and Allocating Purchase Payments................     17
  Variable Contract Value...................................     17
  Transfers.................................................     19
  Withdrawals...............................................     21
  Surrenders................................................     22
  Death of Owner or Annuitant...............................     22
  Payments by VFL...........................................     24
  Telephone Transaction Privileges..........................     24
  Supplemental Riders.......................................     25
CONTRACT CHARGES AND FEES...................................     25
  Surrender Charge (Contingent Deferred Sales Charge).......     25
  Annual Administration Fee.................................     27
  Transfer Processing Fee...................................     27
  Taxes on Purchase Payments................................     27
  Mortality and Expense Risk Charge.........................     27
  Administration Charge.....................................     28
  Fund Expenses.............................................     28
  Possible Charge for VFL's Taxes...........................     28
SELECTING AN ANNUITY PAYMENT OPTION.........................     28
  Annuity Date..............................................     28
  Annuity Payment Dates.....................................     29
  Election and Changes of Annuity Payment Options...........     29
  Annuity Payments..........................................     29
  Annuity Payment Options...................................     31
ADDITIONAL CONTRACT INFORMATION.............................     32
  Ownership.................................................     32
  Changing the Owner or Beneficiary.........................     33
  Misstatement of Age or Sex................................     33
  Change of Contract Terms..................................     33
  Reports to Owners.........................................     34
  Miscellaneous.............................................     34
YIELDS AND TOTAL RETURNS....................................     34


                                        i

FEDERAL TAX STATUS..........................................     37
  Introduction..............................................     37
  Tax Status of the Contracts...............................     37
  The Treatment of Annuities................................     38
  Taxation of Non-Qualified Contracts.......................     38
  Taxation of Qualified Plans...............................     39
  Withholding...............................................     41
  Possible Changes in Taxation..............................     41
  Other Tax Consequences....................................     41
OTHER INFORMATION...........................................     42
  Distribution of the Contracts.............................     42
  Voting Privileges.........................................     42
  Legal Proceedings.........................................     43
  Company Holidays..........................................     43
  Legal Matters.............................................     43
  Experts...................................................     43
ADDITIONAL INFORMATION ABOUT VALLEY FORGE LIFE INSURANCE
  COMPANY...................................................     44
  History and Business......................................     44
  Selected Financial Data...................................     44
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
     CONDITION AND RESULTS OF OPERATIONS....................     45
     Results of Operations..................................     46
     Financial Condition....................................     46
     Investments............................................     47
     Impact of Year 2000 on FVL.............................
     Liquidity and Capital Resources........................     50
     Accounting Standards...................................     50
     Market risk............................................     52
  Other Additional Information..............................     56
     Employees..............................................     56
     Properties.............................................     56
     Certain Agreements.....................................     56
     Regulation.............................................     56
     Directors and Executive Officers.......................     58
     Executive Compensation.................................     59
     Employment Contracts...................................     60
     Retirement Plans.......................................     61
INDEPENDENT AUDITORS' REPORT................................     64
FINANCIAL STATEMENTS OF VALLEY FORGE LIFE INSURANCE
  COMPANY...................................................     65
GLOSSARY....................................................     83
APPENDIX A..................................................    A-1
APPENDIX B..................................................    B-1
APPENDIX C..................................................    C-1


     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO PERSON IS AUTHORIZED TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.

                                       ii

                                   FEE TABLE

- ------------------------------------------------------------------------------

CONTRACT OWNER TRANSACTION EXPENSES
Sales load imposed on purchase payments.....................     0%
Maximum Surrender Charge (as a percentage of purchase
  payments surrendered or withdrawn)........................     7%
Transfer Processing Fee (each, after first 12 in a Contract
  Year).....................................................    $25
Annual Administration Fee (waived if Contract Value exceeds
  $50,000)..................................................    $30

VARIABLE ACCOUNT ANNUAL EXPENSES (AS A PERCENTAGE OF NET
  ASSETS)
Mortality and Expense Risk Charge...........................  1.25%
Administration Charge.......................................  0.15%
- -------------------------------------------------------------------
Total Variable Account Annual Expenses                        1.40%
===================================================================



ANNUAL FUND EXPENSES

(AS A PERCENTAGE OF FUND AVERAGE NET ASSETS)


- -----------------------------------------------------------------------------------------
                                               MANAGEMENT
                                               (ADVISORY)       OTHER        TOTAL ANNUAL
                                                  FEES         EXPENSES        EXPENSES
- -----------------------------------------------------------------------------------------
INSURANCE SERIES:
  Federated High Income Bond Fund II..........   0.60%          0.18%          0.78%[1]
  Federated Prime Money Fund II...............   0.49%          0.31%          0.80%[1]
  Federated Utility Fund II...................   0.68%          0.25%          0.93%[1]
VARIABLE INSURANCE PRODUCTS FUND (VIP) AND
VARIABLE INSURANCE PRODUCTS FUND II (VIP II):
  Fidelity VIP Equity-Income Portfolio........   0.49%          0.09%          0.58%[2]
  Fidelity VIP II Asset Manager Portfolio.....   0.54%          0.10%          0.64%[2]
  Fidelity VIP II Contrafund Portfolio........   0.59%          0.11%          0.70%[2]
  Fidelity VIP II Index 500 Portfolio.........   0.24%          0.11%          0.35%[2]
THE ALGER AMERICAN FUND:
  Alger American Growth Portfolio.............   0.75%          0.04%          0.79%
  Alger American MidCap Growth Portfolio......   0.80%          0.04%          0.84%
  Alger American Small Capitalization
     Portfolio................................   0.85%          0.04%          0.89%
MFS VARIABLE INSURANCE TRUST:
  MFS Emerging Growth Series..................   0.75%          0.10%          0.85%[3]
  MFS Growth With Income Series...............   0.75%          0.13%          0.88%[3]
  MFS Research Series.........................   0.75%          0.11%          0.86%[3]
  MFS Total Return Series.....................   0.75%          0.16%          0.91%[3]
SOGEN VARIABLE FUNDS, INC.:
  SoGen Overseas Variable Fund................   0.75%          0.75%          1.50%[4]
VAN ECK WORLDWIDE INSURANCE TRUST:
  Van Eck Worldwide Emerging Markets Fund.....   1.00%          0.50%          1.50%[5]
  Van Eck Worldwide Hard Assets Fund..........   1.00%          0.16%          1.16%[6]
JANUS ASPEN SERIES
  Janus Aspen Capital Appreciation Portfolio..   0.70%          0.22%          0.92%[7]
  Janus Aspen Growth Portfolio................   0.65%          0.03%          0.68%[7]
  Janus Aspen Balanced Portfolio..............   0.72%          0.02%          0.74%
  Janus Aspen Flexible Income Portfolio.......   0.65%          0.08%          0.73%
  Janus Aspen International Growth Portfolio..   0.66%          0.20%          0.86%[7]
  Janus Aspen Worldwide Growth Portfolio......   0.65%          0.07%          0.72%[7]
- -----------------------------------------------------------------------------------------



[1] Federated Advisors has voluntarily agreed to waive a portion of its management fee with respect to these funds. Absent this waiver, the total annual expenses would have


                                        1


     been 0.78%, 0.81% and 1.00% for the Federated High Income Bond Fund II, the
     Federated  Prime  Money  Fund  II  and  the  Federated   Utility  Fund  II,
     respectively.



[2] A portion of the brokerage commissions that these funds pay was used to reduce fund expenses. In addition, these funds have entered into arrangements with their custodian whereby credits realized as a result of uninvested cash balances were used to reduce custodian expenses. Including these reductions, the total operating expenses presented in the table would have been .57%, .63% and .66% for the Equity-Income, Asset Manager and Contrafund portfolios, respectively.



[3] Each of these funds has an expense offset arrangement which reduces its custodian fee based upon the amount of cash it maintains with its custodian and dividend disbursing agent, and may enter into such arrangements and directed brokerage arrangements (which would also have the effect of reducing its expenses). Any such fee reductions are not reflected under "Other Expenses".



[4] The annualized ratios of operating expenses to average net assets for the period ended December 31, 1998 would have been 4.98% without the effect of earnings credits, and the investment advisory fee waiver and expense reimbursement provided by the advisor.



[5] For the year ended December 31, 1998, Van Eck Associates Corporation agreed to waive its management fees and assume all expenses of the Fund except interest, taxes, brokerage commissions and extraordinary expenses exceeding 1.5% of average daily net assets. Absent this reimbursement, management fees, other expenses and total annual expenses would have been 1.00%, 0.61%, and 1.61%, respectively.



[6] The fund directs certain portfolio trades to a broker that, in turn, pays a portion of the Fund's operating expenses. The fund also has a fee arrangement based on cash balances left on deposit with the custodian, which reduces the fund's operating expenses. Absent these arrangements, management fees, other expenses, and total annual expenses would have been 1.00%, 0.20% and 1.20%, respectively.

[7] Expenses are stated net of contractual waivers and fee reductions by Janus Capital. Absent these waivers, the total annual expenses would have been 0.97%, 0.75%, 0.95% and 0.74% for the Janus Aspen Capital Appreciation Portfolio, Janus Aspen Growth Portfolio, Janus Aspen International Growth Portfolio, and Janus Aspen Worldwide Growth Portfolio, respectively.

     Taxes on purchase payments, generally ranging from 0% to 3.5% of purchase payments, may be applicable, depending upon the laws of various jurisdictions.

     The above tables are intended to assist the Owner in understanding the costs and expenses that he or she will bear directly or indirectly. The table reflects the anticipated expenses of the Variable Account and reflect the actual expenses for each Fund for the year ended December 31, 1998. For a more complete description of the various costs and expenses, see "CONTRACT CHARGES AND FEES" and the prospectuses for each Fund.


                                        2

EXAMPLES

     If you surrender your Contract at the end of the applicable time period, you would pay the following expenses on a $1,000 purchase payment, assuming a 5% annual rate of return on assets:

- --------------------------------------------------------------------------------------------
                                             ONE YEAR   THREE YEARS   FIVE YEARS   TEN YEARS
- --------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
  Subaccount...............................    $ 96        $134          $164        $262
Federated Prime Money Fund II Subaccount...    $ 96        $134          $165        $264
Federated Utility Fund II Subaccount.......    $ 97        $141          $172        $278
Fidelity VIP Equity-Income Subaccount......    $ 94        $127          $153        $239
Fidelity VIP II Asset Manager Subaccount...    $ 94        $129          $156        $246
Fidelity VIP II Contrafund Subaccount......    $ 95        $130          $157        $249
Fidelity VIP II Index 500 Subaccount.......    $ 91        $120          $141        $215
Alger American Growth Subaccount...........    $ 96        $134          $164        $263
Alger American MidCap Growth Subaccount....    $ 97        $135          $167        $268
Alger American Small Capitalization
  Subaccount...............................    $ 97        $137          $170        $274
MFS Emerging Growth Subaccount.............    $ 97        $136          $168        $269
MFS Growth With Income Subaccount..........    $ 97        $137          $169        $273
MFS Research Subaccount....................    $ 97        $136          $168        $270
MFS Total Return Subaccount................    $ 97        $138          $171        $276
SoGen Overseas Subaccount..................    $103        $156          $201        $336
Van Eck Worldwide Emerging Markets
  Subaccount...............................    $103        $156          $201        $236
Van Eck Worldwide Hard Assets Subaccount...    $100        $146          $184        $302
Janus Aspen Capital Appreciation Subaccount    $ 97        $138
Janus Aspen Growth Subaccount..............    $ 95        $130
Janus Aspen Balanced Subaccount............    $ 95        $132
Janus Aspen Flexible Income Subaccount.....    $ 95        $132
Janus Aspen International Growth Subaccount    $ 97        $136
Janus Aspen Worldwide Growth Subaccount....    $ 95        $132
- --------------------------------------------------------------------------------------------


     If you do not surrender your Contract or if you annuitize, you would pay the following expenses on a $1,000 purchase payment, assuming a 5% annual rate of return on assets:


- --------------------------------------------------------------------------------------------
                                             ONE YEAR   THREE YEARS   FIVE YEARS   TEN YEARS
- --------------------------------------------------------------------------------------------
Federated High Income Bond Fund II
  Subaccount...............................    $ 26        $ 74          $124        $262
Federated Prime Money Fund II Subaccount...    $ 26        $ 74          $125        $264
Federated Utility Fund II Subaccount.......    $ 27        $ 78          $132        $278
Fidelity VIP Equity-Income Subaccount......    $ 24        $ 67          $113        $239
Fidelity VIP II Asset Manager Subaccount...    $ 24        $ 69          $116        $246
Fidelity VIP II Contrafund Subaccount......    $ 25        $ 70          $117        $249
Fidelity VIP II Index 500 Subaccount.......    $ 21        $ 60          $101        $215
Alger American Growth Subaccount...........    $ 26        $ 74          $124        $263
Alger American MidCap Growth Subaccount....    $ 27        $ 75          $127        $268
Alger American Small Capitalization
  Subaccount...............................    $ 27        $ 77          $130        $274
MFS Emerging Growth Subaccount.............    $ 27        $ 76          $128        $269
MFS Growth With Income Subaccount..........    $ 27        $ 77          $129        $273
MFS Research Subaccount....................    $ 27        $ 76          $128        $270
MFS Total Return Subaccount................    $ 27        $ 78          $131        $276
SoGen Overseas Subaccount..................    $ 33        $ 96          $161        $336
Van Eck Worldwide Emerging Markets
  Subaccount...............................    $ 33        $ 96          $161        $336
Van Eck Worldwide Hard Assets Subaccount...    $ 30        $ 86          $144        $302
Janus Aspen Capital Appreciation Subaccount    $ 27        $ 78
Janus Aspen Growth Subaccount..............    $ 25        $ 70
Janus Aspen Balanced Subaccount............    $ 25        $ 72
Janus Aspen Flexible Income Subaccount.....    $ 25        $ 72
Janus Aspen International Growth Subaccount    $ 27        $ 76
Janus Aspen Worldwide Growth Subaccount....    $ 25        $ 72
- --------------------------------------------------------------------------------------------

                                         3

     The examples provided above assume that no transfer processing fees or purchase payment taxes have been assessed. The examples also assume that the annual administration fee is $30 and that the Contract Value per Contract is $10,000, which translates the annual administration fee into an assumed .30% charge (for purposes of the examples) based on a $1,000 investment. Under some fixed annuity options, the surrender charges would not apply.

     THESE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES MAY BE GREATER OR LESS THAN THOSE SHOWN. THE 5% ANNUAL RETURN ASSUMED IS HYPOTHETICAL AND SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE ANNUAL RETURNS, WHICH MAY BE GREATER OR LESS THAN THE ASSUMED RATE.

                                        4

                                    SUMMARY

GENERAL DESCRIPTION OF THE CONTRACT

     The summary section of this prospectus contains a brief description of the most important parts of the contract. You may find further detail in other sections of this prospectus, the related Statement of Additional Information, the contract, and the prospectuses of the underlying mutual funds. If you need more information, please contact our Service Center at (800)808-4537.

     In many jurisdictions, we issue the contract directly to individuals. In some jurisdictions, however, we may issue only group contracts. We issue group contracts to or on behalf of groups. For example, we may issue a group contract to an employer on behalf of its employees. Individuals who are part of groups for which a contract is issued receive a certificate containing the same provisions as the group contract. Throughout this prospectus, the term "contract" refers to individual contracts, group contracts and certificates for group contracts.

     Under this contract you may:

          - allocate all or a portion of your net purchase payments among several subaccounts of our Valley Forge Life Insurance Company Variable Annuity Separate Account;
          - transfer amounts you have already invested under the contract among the subaccounts;
          - allocate all (or a portion of) your net purchase payments to our Guaranteed Interest Option Account; and
          - transfer amounts you have already invested under the contract to our Guaranteed Interest Option Account.

     You may invest in the Guaranteed Interest Option Account for a guarantee period of 1, 3, 5, 7, or 10 years. If the amount that you allocated or transferred to the Guaranteed Interest Option Account remains in the account for the entire guarantee period that you selected, its value will be equal to the amount originally allocated or transferred plus the interest earned. We calculate the interest that you earn by multiplying the amount you allocate or transfer to the Guarantee Interest Option Account by the guarantee interest rate on an annually compounded basis.

     If you surrender, withdraw, transfer, or annuitize the amount that you invested or transferred from another subaccount at any time other than within the 30 days prior to the expiration of the guarantee period that you selected, that amount will be subject to a market value adjustment. The market value adjustment may cause the amount that you remove from the Guaranteed Interest Option Account to increase or decrease from the amount you would receive if you had invested for the entire guarantee period. The market value adjustment may even reduce the amount you remove from the Guaranteed Interest Option Account to an amount that is less than the net purchase payment that you initially allocated or transferred to the Guaranteed Interest Option Account.

     We do not promise that the amount that you invest under this contract will increase in value. You bear the investment risk for all amounts invested under this contract, except for the amounts that you allocate to the Guaranteed Interest Option Account and leave in such account until at least 30 days before the end of the guarantee period.

                                        5

     You have a choice of annuity payment options. The beneficiary that you select also may apply any death benefit to certain annuity payment options. You may change your annuity date, within certain limits.

PURCHASING A CONTRACT

     Your initial purchase payment for a contract must be at least $2,000. You may make additional purchase payments of at least $100. We may refuse to accept additional purchase payments at any time for any reason.

     In your application to purchase a contract, you specify the accounts to which you want to allocate your initial purchase payment. Your initial purchase payment may be allocated in any combination among the subaccounts, and the guarantee periods within the Guaranteed Interest Option Account.


     Once you have selected the subaccounts or guarantee periods within the Guarantee Interest Option Account to which you want to allocate your initial purchase payment, you must then decide the percentage of the purchase payment to be allocated to each selected account. All percentage allocations must be in whole numbers. You must allocate at least:


          - 1% of a purchase payment to any subaccount or to any guarantee period within the Guaranteed Interest Option Account; and

          - $500.00 to any selected guarantee period within the Guaranteed Interest Option Account.

     We will allocate any subsequent purchase payments among the subaccounts and the guarantee periods within the Guaranteed Interest Option Account in accordance with the percentages that you provided to us in your application. If you want to change these percentage allocations, you must let us know, in writing, of such changes.

     You may also change these percentage allocations by telephone, provided you have authorized us to accept such changes in your application, or in another writing.

CANCELING THE CONTRACT

     You may cancel this contract by returning it to us within 10 days after you first receive it. Once you cancel the contract, we will give you a refund. Your refund will be equal to the sum of the investment values in the subaccounts and Guarantee Interest Option Accounts, less certain fees or charges. We will not deduct any mortality risk charge, expense risk charge, or administration charge from your refund.


     Please note, you may live in a state that (1) requires a cancellation period longer than 10 days; and/or (2) requires that we return to you the amount of purchase payments that you made to us (rather than the investment values in the subaccounts and Guarantee Interest Option Accounts). If you do live in such a state, we will comply with such state's laws regarding cancellations and refunds. For this purpose, we will allocate your initial purchase payment to a money market account, then at the expiration of the cancellation period, we will add (or subtract) the income earned (or lost) on this investment to your initial purchase payment. We will then allocate the initial purchase payment as you direct in your application.


                                        6

CHARGES AND FEES

     Once you purchase a contract, your contract value may be decreased by the following charges and fees:

     (1) SURRENDER CHARGE. We will deduct a surrender charge for certain withdrawals if:

          - you withdraw or surrender an amount equal to your purchase payment (as described in the next two paragraphs) before the passage of five full calendar years from the date that we received your purchase payment; or

          - you decide to receive annuity payments during the first full five calendar years from the date we received your purchase payment.

     The surrender charge is 7% of the purchase payment if you surrender or withdraw the purchase payment within two full years after we received it. The surrender charge reduces by 1% each year for the next three years and is 0% after five full years following receipt of the purchase payment.

     In determining whether you have withdrawn your purchase payment, we assume that when you withdraw amounts under your contract, that:

          - you first withdraw the portion of your contract value that is greater than the sum of your purchase payments; and

          - you withdraw earlier purchases payments before later purchase payments.

     We will not deduct a surrender charge for withdrawals of any amount of your contract value that exceeds the sum of your purchase payments. We will not deduct a surrender charge under certain fixed annuitization options.

     (2) ADMINISTRATION CHARGE. We will deduct a daily charge equal to 0.000411% of the Valley Forge Life Insurance Company Variable Annuity Separate Account's net assets. This daily charge covers a portion of our administration costs. This daily charge is approximately equal to an annual charge of 0.15 %.

     (3) MORTALITY AND EXPENSE RISK CHARGE. We will deduct a daily charge equal to 0.003446% of the Valley Forge Life Insurance Company Variable Annuity Separate Account's net assets. This charge compensates us for assuming certain mortality and expense risks. This daily charge is approximately equal to an annual charge of 1.25%.

     (4) ANNUAL ADMINISTRATION FEE. If your contract value is less than $50,000, we will deduct an annual administration fee of $30.

     (5) TRANSFER PROCESSING FEE. Your first 12 transfers among the subaccounts and/or Guarantee Interest Option Account are free. We will then deduct $25 for each transfer in excess of the 12 free transfers during a Contract Year.

     (6) TAXES ON PURCHASE PAYMENTS. Generally, you are taxed for income tax purposes on purchase payments, if at all, at the time you begin to receive annuity payments. Any charges for taxes on purchase payments are deducted from your contract value at that time. These taxes range generally between 0% and 3.5% of purchase payments.

                                        7


     (7) MUTUAL FUND EXPENSES. The mutual funds in which your purchase payments are invested may deduct certain operating fees. Please read the prospectus for each of the mutual funds for details.

TRANSFERS

     At any time prior to the date you begin to receive annuity payments, you may transfer all or part of a contract value among subaccount(s) or guarantee periods of the Guarantee Interest Option Account. You may transfer the lesser of $500 or the entire value of the account.

WITHDRAWALS

     At any time prior to the date you begin to receive annuity payments, you may (subject to certain restrictions) withdraw part of the contract value. We may deduct certain amounts from your withdrawal, which may include a surrender charge, a market value adjustment, and purchase payment tax charges. Your withdrawals may result in adverse federal income tax consequences, including a penalty tax, in addition to any income tax that you may owe.

SURRENDERS

     At any time prior to date you begin to receive annuity payments, you may surrender the contract and receive its surrender value. The surrender value is equal to the contract value, less certain charges (including a surrender charge, purchase payment tax charges, administration charges, and market value adjustments). You may elect to have the surrender value paid in a single sum or under an annuity payment option. Your surrender may result in adverse federal income tax consequences, including a penalty tax, in addition to any income tax that you may owe.

OTHER INFORMATION

     CONDENSED FINANCIAL INFORMATION. You will find the Variable Account's condensed financial information in Appendix A of this prospectus.

                                        8

                  THE COMPANY, THE VARIABLE ACCOUNT, THE FUNDS
                       AND THE GUARANTEED INTEREST OPTION

VFL


     VFL is a life insurance company organized under the laws of the Commonwealth of Pennsylvania in 1956 and is authorized to transact business in the District of Columbia, Puerto Rico, Guam and all states except New York. VFL's home office is located at 401 Penn St., Reading, Pennsylvania 19601, and its executive office is located at CNA Plaza, Chicago, Illinois 60685. VFL is a wholly-owned subsidiary of Continental Assurance Company ("Assurance"), a life insurance company which, as of December 31, 1998, had consolidated assets of approximately $14.4 billion. Subject to a reinsurance pooling agreement with Assurance, VFL assumes all insurance risks under the Contracts, and VFL's assets, which as of December 31, 1998 were approximately $3 billion, support the benefits under the Contracts. See "ADDITIONAL INFORMATION ABOUT VALLEY FORGE LIFE INSURANCE COMPANY" for more detail regarding VFL.


THE VARIABLE ACCOUNT

     The Variable Account is a separate investment account of VFL established under Pennsylvania law on October 18, 1995. VFL owns the assets of the Variable Account. These assets are held separately from VFL's General Account and its other separate accounts. That portion of the Variable Account's assets that is equal to the reserves and other Contract liabilities of the Variable Account is not chargeable with liabilities arising out of any other business VFL may conduct. If the assets exceed the required reserves and other contract liabilities, VFL may transfer the excess to VFL's General Account. The Variable Account's assets will at all times, equal or exceed the sum of the Subaccount Values of all Contracts funded by the Variable Account.

     The Variable Account is registered with the SEC under the Investment Company Act of 1940 (the "1940 Act") as a unit investment trust and meets the definition of a "separate account" under the federal securities laws. Such registration does not involve any supervision by the SEC of the management of the Variable Account or VFL. The Variable Account also is governed by the laws of Pennsylvania, VFL's state of domicile, and may also be governed by laws of other states in which VFL does business.

     The Variable Account has 23 Subaccounts, each of which invests in shares of a corresponding Fund. Income, gains and losses, realized or unrealized, from assets allocated to a Subaccount are credited to or charged against that Subaccount without regard to other income, gains or losses of VFL.

     CHANGES TO THE VARIABLE ACCOUNT. Where permitted by applicable law, VFL may make the following changes to the Variable Account:

          1. any changes required by the 1940 Act or other applicable law or regulation;

          2. combine separate accounts, including the Variable Account;

          3. add new Subaccounts to or remove existing Subaccounts from the Variable Account or combine Subaccounts;

          4. make Subaccounts (including new Subaccounts) available to such classes of Contracts as VFL may determine;

          5. add new Funds or remove existing Funds;

                                        9

          6. substitute new Fund(s) for any existing Fund if shares of the Fund are no longer available for investment or if VFL determines that investment in a Fund is no longer appropriate in light of the purposes of the Variable Account;

          7. deregister the Variable Account under the 1940 Act if such registration is no longer required; and

          8. operate the Variable Account as a management investment company under the 1940 Act or as any other form permitted by law.

     No such changes will be made without any necessary approval of the SEC and applicable state insurance departments. Owners will be notified of any changes.

THE FUNDS

     Each Subaccount invests in a corresponding Fund. Each of the Funds is either an open-end diversified management investment company or a separate investment portfolio of such a company and is managed by a registered investment adviser. The Funds as well as a brief description of their investment objectives are provided below.

     Certain Funds may have investment objectives and policies similar to other funds that are managed by the same investment advisor or manager. The investment results of the Funds, however, may be higher or lower than those of such other funds. We do not guarantee or make any representation that the investment results of the Funds will be comparable to any other fund, even those with the same investment advisor or manager.

     INSURANCE SERIES

     The Federated High Income Bond Fund II, Federated Prime Money Fund II and Federated Utility Fund II Subaccounts each invest in shares of corresponding Funds (i.e., investment portfolios) of Insurance Series ("IS"). IS issues five "series" or classes of shares, each of which represents an interest in a Fund of IS. Three of these series of shares are available as investment options under the Contract. The investment objectives of these Funds are set forth below.

          FEDERATED HIGH INCOME BOND FUND II. This Fund invests primarily in lower-rated fixed-income securities that seek to achieve high current income.

          FEDERATED PRIME MONEY FUND II. This Fund invests in money market instruments maturing in thirteen months or less to achieve current income consistent with stability of principal and liquidity.

          FEDERATED UTILITY FUND II. This Fund invests in equity and debt securities of utility companies to achieve high current income and moderate capital appreciation.

     IS is advised by Federated Advisers.

     VARIABLE INSURANCE PRODUCTS FUND AND VARIABLE INSURANCE PRODUCTS FUND II

     The Equity-Income Subaccount invests in shares of a corresponding Fund of Variable Insurance Products Fund ("VIP Fund"). VIP Fund issues five "series" or classes of shares, each of which represents an interest in a Fund of VIP Fund. One of these series of shares is available as an investment option under the Contracts. Asset Manager,

                                       10
Contrafund, and Index 500 Subaccounts each invest in shares of corresponding Funds of Variable Insurance Products Fund II ("VIP Fund II"). VIP Fund II issues five "series" or classes of shares, each of which represents an interest in a Fund of VIP Fund II. Three of these series of shares are available as investment options under the Contract. The investment objectives of these Funds are set forth below.

          ASSET MANAGER PORTFOLIO. This Fund seeks high total return with reduced risk over the long-term by allocating its assets among domestic and foreign stocks, bonds and short-term fixed-income instruments.

          CONTRAFUND PORTFOLIO. This Fund seeks capital appreciation over the long-term by investing in companies that are undervalued or out-of-favor.

          EQUITY-INCOME PORTFOLIO. This Fund seeks current income by investing primarily in income producing equity securities. In choosing these securities, the Fund also considers the potential for capital appreciation.

          INDEX  500  PORTFOLIO.   This  Fund  seeks  investment   results  that
     correspond to the total return of common stocks publicly traded in the United States, as represented by the Standard & Poor's 500 Composite Index of 500 Common Stocks.

     VIP Fund and VIP Fund II are each advised by Fidelity Management & Research Company.

     THE ALGER AMERICAN FUND

     Alger American Growth, Alger American MidCap Growth and Alger American Small Capitalization Subaccounts each invest in shares of corresponding Funds of The Alger American Fund ("AAF"). AAF issues six "series" or classes of shares, each of which represents an interest in a Fund of AAF. Three of these series of shares are available as investment options under the Contract. The investment objectives of these Funds are set forth below.

          ALGER AMERICAN GROWTH PORTFOLIO. This Fund seeks long-term capital appreciation by investing in a diversified, actively managed portfolio of equity securities, primarily of companies with total market capitalization of $1 billion or greater.

          ALGER AMERICAN MIDCAP GROWTH PORTFOLIO. This Fund seeks long-term capital appreciation by investing in a diversified, actively managed portfolio of equity securities, primarily of companies with total market capitalization between $750 million and $3.5 billion.

          ALGER AMERICAN SMALL CAPITALIZATION PORTFOLIO. This Fund seeks long-term capital appreciation by investing in a diversified, actively managed portfolio of equity securities, primarily of companies with total market capitalization of less than $1 billion.

     AAF is advised by Fred Alger Management, Inc.

     MFS VARIABLE INSURANCE TRUST

     The MFS Emerging Growth, MFS Growth with Income, MFS Research and MFS Total Return Subaccounts each invest in shares of corresponding Funds of MFS Variable Insurance Trust ("MFSVIT"). MFSVIT issues 12 "series" or classes of shares, each of

                                       11

which represents an interest in a Fund of MFSVIT. Four of these series of shares
are  available  as  investment  options  under  the  Contract.   The  investment
objectives of these Funds are set forth below.

          MFS EMERGING GROWTH SERIES. This Fund seeks to obtain long-term growth of capital by investing primarily in common stocks of small and medium-sized companies that are early in their life cycle but which have the potential to become major enterprises.

          MFS GROWTH WITH INCOME SERIES. This Fund seeks to provide reasonable current income and long-term growth of capital and income.

          MFS RESEARCH SERIES. This Fund seeks to provide long-term growth of capital and future income.

          MFS TOTAL RETURN SERIES. This Fund seeks primarily to provide above-average income consistent with prudent employment of capital and secondarily to provide a reasonable opportunity for growth of capital and income.

     MFSVIT is advised by Massachusetts Financial Services Company.

     SOGEN VARIABLE FUNDS, INC.

     The SoGen Overseas Subaccount invests in shares of a corresponding Fund of SoGen Variable Funds, Inc. ("SGVF"). SGVF issues one "series" or class of shares which represents an interest in a Fund of SGVF. This series of shares is available as an investment option under the Contract. The investment objective of this Fund is set forth below.

          SOGEN OVERSEAS VARIABLE FUND. This Fund seeks long-term growth of capital by investing primarily in securities of small and medium size non-U.S. companies.

     SGVF is advised by Societe Generale Asset Management Corp.

     VAN ECK WORLDWIDE INSURANCE TRUST

     The Worldwide Emerging Markets and Worldwide Hard Assets Subaccounts each invest in shares of corresponding Funds of Van Eck Worldwide Insurance Trust ("VEWIT"). VEWIT issues five "series" or classes of shares, each of which represents an interest in a Fund of VEWIT. Two of these series of shares are available as investment options under the Contract. The investment objectives of these Funds are set forth below.

          WORLDWIDE EMERGING MARKETS FUND. This Fund seeks capital appreciation by investing primarily in equity securities in emerging markets around the world.

          WORLDWIDE HARD ASSETS FUND. This Fund seeks long-term capital appreciation by investing globally, primarily in securities of companies engaged directly or indirectly in the exploration, development, production and distribution of one or more of the following sectors: precious metals, ferrous and non-ferrous metals, oil and gas, forest products, real estate and other basic non-agricultural commodities.

     VEWIT is advised by Van Eck Associates Corporation.

     JANUS ASPEN SERIES

     The Janus Aspen Capital Appreciation, Janus Aspen Growth, Janus Aspen Balanced, Janus Aspen Flexible Income, Janus Aspen International Growth and Janus Aspen Worldwide Growth Subaccounts each invest in shares of corresponding Funds (i.e., "investment portfolios") of Janus Aspen Series ("JAS"). JAS issues 11 "series" or classes of shares, each of which represents an interest in a Fund of JAS. Six of these series of shares are available as investment options under the Contract. The investment objectives of these Funds are set forth below.

         JANUS ASPEN CAPITAL APPRECIATION PORTFOLIO. This Fund seeks long-term growth of capital by investing primarily in common stocks selected for their growth potential.

          JANUS ASPEN GROWTH PORTFOLIO. This Fund seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks selected for their growth potential.

         JANUS ASPEN BALANCED PORTFOLIO. This Fund seeks long-term capital growth, consistent with preservation of capital and balanced by current income by normally investing 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential.

         JANUS ASPEN FLEXIBLE INCOME PORTFOLIO. This Fund seeks to obtain maximum total return, consistent with preservation of capital by investing primarily in a wide variety of income-producing securities such as corporate bonds and notes, government securities and preferred stock.

         JANUS ASPEN INTERNATIONAL GROWTH PORTFOLIO. This Fund seeks long-term growth of capital by normally investing at least 65% of its total assets in securities of issuers from at least five different countries, excluding the United States.

         JANUS ASPEN WORLDWIDE GROWTH PORTFOLIO. This Fund seeks long-term growth of capital in a manner consistent with the preservation of capital by investing primarily in common stocks of companies of any size throughout the world.

                                       12


NO ONE CAN ASSURE THAT ANY FUND WILL ACHIEVE ITS STATED OBJECTIVES AND POLICIES.

     More detailed information concerning the investment objectives, policies and restrictions of the Funds, the expenses of the Funds, the risks attendant to investing in the Funds and other aspects of their operations can be found in the current prospectus for each Fund which accompanies this prospectus and the current statement of additional information for the Funds. The Funds' prospectuses should be read carefully before any decision is made concerning the allocation of Purchase Payments or transfers among the Subaccounts.

     Please note that not all of the Funds described in the prospectuses for the Funds are available with the Contract. Moreover, VFL cannot guarantee that each Fund will always be available for its variable annuity contracts, but in the event that a Fund is not available, VFL will take reasonable steps to secure the availability of a comparable fund. Shares of each Fund are purchased and redeemed at net asset value, without a sales charge.

     VFL has entered into agreements with the investment advisers of several of the Funds pursuant to which each such investment adviser pays VFL a servicing fee based upon an annual percentage of the average aggregate net assets invested by VFL on behalf of the Variable Account. These agreements reflect administrative services provided to the Funds by VFL. Payments of such amounts by an adviser do not increase the fees paid by the Funds or their shareholders.

     Shares of the Funds are sold to separate accounts of insurance companies that are not affiliated with VFL or each other, a practice known as "shared funding." They are also sold to separate accounts to serve as the underlying investment for both variable annuity contracts and variable life insurance contracts, a practice known as "mixed funding." As a result, there is a possibility that a material conflict may arise between the interests of Owners, whose Contract Values are allocated to the Variable Account, and of owners of other contracts whose contract values are allocated to one or more other separate accounts investing in any one of the Funds. Shares of some of the Funds may also be sold directly to certain qualified pension and retirement plans qualifying under Section 401 of the Code. As a result, there is a possibility that a material conflict may arise between the interests of Owners or owners of other contracts (including contracts issued by other companies), and such retirement plans or participants in such retirement plans. In the event of any such material conflicts, VFL will consider what action may be appropriate, including removing the Fund from the Variable Account or replacing the Fund with another Fund. There are certain risks associated with mixed and shared funding and with the sale of shares to qualified pension and retirement plans, as disclosed in each Fund's prospectus.

THE GUARANTEED INTEREST OPTION

     The Guaranteed Interest Option is an investment option available under the Contract and is supported by VFL's General Account and the GIO Account (described below). All or a portion of an Owner's Purchase Payments may be allocated to and transfers of Contract Value may be made to Guarantee Periods under the Guaranteed Interest Option. Through the Guaranteed Interest Option, VFL offers specified effective annual rates of interest (Guaranteed Interest Rates) that are credited daily and available for specified periods of time selected by an Owner (Guarantee Periods). Although the Guaranteed Interest Rate may differ among Guarantee Periods, it will never be less than the effective annual rate shown in the Contract.

                                       13


     Interests issued by VFL in connection with the Guaranteed Interest Option have been registered under the Securities Act of 1933, but neither the Guaranteed Interest Option, the GIO Account, nor the General Account has been registered as an investment company under the 1940 Act. Accordingly, neither the Guaranteed Interest Option, the GIO Account, nor the General Account, nor any interest therein are generally subject to regulation under the 1940 Act.

     Initial Guarantee Periods begin on the date as of which a Purchase Payment is allocated to or a portion of Contract Value is transferred to the Guarantee Period, and end when the number of years in the Guarantee Period elected (measured from the end of the calendar month in which the amount was allocated or transferred to the Guarantee Period) has elapsed. The last day of the Guarantee Period is the expiration date for that Guarantee Period. Subsequent Guarantee Periods begin on the first day following the expiration date of a previous Guarantee Period.

     Allocations of Purchase Payments and transfers of Contract Value to the Guaranteed Interest Option may have different applicable Guaranteed Interest Rates depending on the timing of such allocations or transfers. However, the applicable Guaranteed Interest Rate does not change during a Guarantee Period. If the allocated or transferred amount remains in the Guaranteed Interest Option until the end of the applicable Guarantee Period, its value will be equal to the amount originally allocated or transferred, multiplied, on an annually compounded basis by its Guaranteed Interest Rate. If a Guarantee Amount is surrendered, withdrawn, transferred, or applied to an Annuity Payment Option prior to 30 days before the expiration of the Guarantee Period, the Guaranteed Interest Rate for that Guarantee Period is subject to a Market Value Adjustment, as described below. The application of a Market Value Adjustment may result in the payment of an amount less than the amount originally allocated or transferred to the Guarantee Period.

     VFL will notify Owners in writing at least 30 days prior to the expiration date of any Guarantee Period about the then currently available Guarantee Periods and the Guaranteed Interest Rates applicable to such Guarantee Periods. A new Guarantee Period of the same duration as the previous Guarantee Period will commence automatically on the first day following the expiring Guarantee Period, unless VFL receives Written Notice prior to the start of the new Guarantee Period of the Owner's election of a different Guarantee Period from among those being offered by VFL at that time, or instructions to transfer all or a portion of the expiring Guarantee Amount to a Subaccount. If VFL does not receive such Written Notice and is not offering a Guarantee Period of the same duration as the expiring Guarantee Period or if the duration of the expiring Guarantee Period would, if renewed, extend beyond the Annuity Date, then a new
Guarantee Period of one year will commence automatically on the first day following the expiring Guarantee Period. The minimum Guarantee Amount is $500.

     To the extent permitted by law, VFL reserves the right at any time to offer Guarantee Periods that differ from those available when an Owner's Contract was issued. VFL also reserves the right, at any time, to stop accepting Purchase Payment allocations or transfers of Contract Value to a particular Guarantee Period. Since the specific Guarantee Periods available may change periodically, please contact the Service Center to determine the Guarantee Periods currently being offered.

     GIO ACCOUNT. The assets in the GIO Account are used to support the values and benefits under the Guaranteed Interest Option of the Contract and similar contracts. VFL owns the assets in the GIO Account and holds such assets separately from its other assets

                                       14

and from the General Account. The portion of the assets of the GIO Account equal to the reserves and other contract liabilities of the GIO Account are not chargeable with liabilities that arise from any other business that VFL conducts. VFL may transfer to the General Account any assets of the GIO Account that are in excess of such reserves and other liabilities.

     Under Pennsylvania insurance law, VFL is required to maintain assets in the GIO Account at least equal to the reserves and other contract liabilities of the GIO Account. In the unlikely event of liquidation of VFL, if VFL cannot satisfy all of its insurance obligations, Owners with Guaranteed Interest Option Value will have a priority claim against assets of the GIO Account equal to its liabilities, and a claim against VFL's general account for any remaining VFL liabilities. Thus, the GIO Account represents a pool of assets that provides an additional measure of assurance that Owners allocating Purchase Payments and Contract Value to the Guaranteed Interest Option will receive full payment of benefits attributable to Guaranteed Interest Option.

     Owners allocating Purchase Payments and/or Contract Value to the Guaranteed Interest Option do not participate in the investment performance of assets of the GIO Account, and this performance does not determine the Guaranteed Interest Option Value or benefits relating thereto. The Guaranteed Interest Option provides values and benefits based only upon the Purchase Payments and Contract Values allocated thereto, the Guaranteed Interest Rate credited on such amounts, and any charges or Market Value Adjustments imposed on such amounts in accordance with the terms of the Contract.

     MARKET VALUE ADJUSTMENT. A Market Value Adjustment reflects the relationship between: (i) the current Guaranteed Interest Rate that VFL is crediting for a Guarantee Period equal to the time remaining in the Guarantee Period from which the Guarantee Amount is requested to be surrendered, withdrawn, transferred or annuitized; and (ii) the Guaranteed Interest Rate being applied to the Guarantee Period from which the Guarantee Amount will be surrendered, withdrawn, transferred or annuitized. Any surrender, withdrawal, transfer or application to an Annuity Payment Option of a Guarantee Amount is subject to a Market Value Adjustment that may be positive or negative, unless the effective date of the surrender, withdrawal, transfer or application is within 30 days prior to the end of a Guarantee Period. The Market Value Adjustment will be applied after the deduction of any applicable annual administration fee or transfer processing fee, and before the deduction of any applicable surrender charge or charge for taxes on purchase payments (also referred to as a "premium tax" charge).

     Generally, if the Guaranteed Interest Rate for the selected Guarantee Period is lower than the Guaranteed Interest Rate currently being offered for new Guarantee Periods of a duration equal to the balance of the selected Guarantee Period as of the date that the Market Value Adjustment is applied, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount less than the Guarantee Amount (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option. It may even result in the payment of an amount less than the Purchase Payment allocated to or the portion of Contract Value transferred to the Guarantee Period. Similarly, if the Guaranteed Interest Rate for the selected Guarantee Period is higher than the Guaranteed Interest Rate currently being offered for new Guarantee Periods of a duration equal to the balance of the selected Guarantee Period as of the date that the Market Value Adjustment is applied, then the application of the Market Value Adjustment will result in the payment, upon surrender, withdrawal, transfer or application of amounts to an Annuity Payment Option, of an amount greater than the Guarantee

                                       15

Amount (or portion thereof) being surrendered, withdrawn, transferred or applied to an Annuity Payment Option.

     The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred or applied to an Annuity Payment Option by the Market Value Adjustment Factor. The Market Value Adjustment Factor is calculated as follows:

                   Market Value Adjustment = Amount multiplied by       3 1   1+A 2     N/12   -1  4
                                                                              1+B

          where:
          "Amount" is the amount being  surrendered,  withdrawn,  transferred or
     applied  to  an  Annuity   Payment  Option  less  any   applicable   annual
     administration fees or transfer processing fees;

          "a" is the Guaranteed Interest Rate currently being credited to the "Amount";

          "b" is the Guaranteed Interest Rate that is currently being offered for a Guarantee Period of duration equal to the time remaining to the expiration of the Guarantee Period for the Guarantee Amount from which the "Amount" is taken. Where the time remaining to the expiration of the Guarantee Period is not 1, 3, 5, 7 or 10 years, "b" is the rate found by linear interpolation of the rate for the Guarantee Period having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and

          "n" is the number of complete months remaining before the expiration of the Guarantee Period for the Guarantee Amount from which the "Amount" is taken.

Examples of computing the Market Value Adjustment are set forth in Appendix C.

                          DESCRIPTION OF THE CONTRACT

PURCHASING A CONTRACT

     A prospective Owner may purchase a Contract by submitting an application through a licensed agent of VFL who is also a representative of a broker-dealer having a selling agreement with CNA Investor Services, Inc. ("CNA/ISI"), the principal underwriter for the Contracts. The maximum Age on the Contract Effective Date for Annuitants is 85. An initial purchase payment must be delivered to the Service Center along with the Owner's application. The minimum initial purchase payment is $2,000. The minimum additional purchase payment VFL will accept is $100. Unless VFL gives its prior approval, it will not accept an initial purchase payment in excess of $500,000 and reserves the right not to accept any purchase payment for any reason. VFL will send Owners a confirmation notice upon receipt and acceptance of the Owner's purchase payment.

CANCELING THE CONTRACT

     Owners may cancel the Contract during the Cancellation Period, which is the 10-day period after an Owner receives the Contract. Some states may require a longer Cancellation Period. To cancel the Contract, the Owner must mail or deliver the Contract to the Service Center or to the agent who sold it. VFL will refund the Contract Value plus any fees or charges deducted except for the mortality and expense risk charge and the

                                       16


administration charge. If the Owner purchased a Contract in a state that requires the return of purchase payments during the Cancellation Period and the Owner chooses to exercise the cancellation right, then VFL will return the purchase payments.

CREDITING AND ALLOCATING PURCHASE PAYMENTS

     If the application for a Contract is properly completed and is accompanied by all the information necessary to process it (including payment of the initial purchase payment) VFL will allocate the initial Purchase Payment then as designated by the Owner, to one or more of the Subaccounts or to the Guarantee Periods within two business days of receipt of such Purchase Payment by VFL at its Service Center. If the application is not properly completed, VFL reserves the right to retain the Purchase Payment for up to five business days while it attempts to complete the application. If the application cannot be made complete within five business days, the applicant will be informed of the reasons for the delay and the initial Purchase Payment will be returned immediately unless the applicant specifically consents to VFL retaining the initial Purchase Payment until the application is made complete. The initial Purchase Payment will then be credited within two business days after receipt of a properly completed application. VFL will credit additional Purchase Payments that are accepted by VFL as of the end of the Valuation Period during which the Payment was received at the Service Center.

     The initial Purchase Payment is allocated among the Subaccounts and Guarantee Periods as specified on the application, unless the Contract is issued in a state that requires the return of purchase payments during the Cancellation Period. In those states, any portion of the initial Purchase Payment allocated to the Guaranteed Interest Option will be allocated to that option upon receipt; and any portion of the initial Purchase Payment allocated to the Subaccounts will be allocated to the Money Market Subaccount for a period equal to the number of days in the Cancellation Period. At the expiration of this period, such portion of the Purchase Payment, as adjusted to reflect the investment performance of the Money Market Subaccount during this period, is then allocated to the Subaccounts as described above.

     Owners may allocate Purchase Payments among any or all Subaccounts or Guarantee Periods available. If an Owner elects to invest in a particular Subaccount or Guarantee Period, at least 1% of the Purchase Payment must be allocated to that Subaccount or Guarantee Period. All percentage allocations must be in whole numbers. The minimum amount that may be allocated to any Guarantee Period is $500. VFL allocates any additional Purchase Payments among the Subaccounts and the Guaranteed Interest Option in accordance with the allocation schedule in effect when such Purchase Payment is received at the Service Center unless it is accompanied by Written Notice directing a different allocation.

VARIABLE CONTRACT VALUE

     SUBACCOUNT VALUE. The Variable Contract Value is the sum of all Subaccount Values and therefore reflects the investment experience of the Subaccounts to which it is allocated. The Subaccount Value for any Subaccount as of the Contract Effective Date is equal to the amount of the initial Purchase Payment allocated to that Subaccount. On subsequent Valuation Days prior to the Annuity Date, the Subaccount Value is equal to that part of any Purchase Payment allocated to the Subaccount and any amount transferred to that Subaccount, adjusted by interest income, dividends, net capital gains or losses, realized or unrealized, and decreased by withdrawals (including any applicable

                                       17


surrender charges and any applicable purchase payment tax charge) and any amounts transferred out of that Subaccount.

     ACCUMULATION UNITS. Purchase Payments allocated to a Subaccount or amounts of Contract Value transferred to a Subaccount are converted into Accumulation Units. For any Contract, the number of Accumulation Units credited to a Subaccount is determined by dividing the dollar amount directed to the Subaccount by the value of the Accumulation Unit for that Subaccount for the Valuation Day on which the Purchase Payment or transferred amount is invested in the Subaccount. Therefore, Purchase Payments allocated to or amounts transferred to a Subaccount under a Contract increase the number of Accumulation Units of that Subaccount credited to the Contract.

     Decreases in Subaccount Value under a Contract are effected by the cancellation of Accumulation Units of a Subaccount. Therefore, surrenders, withdrawals, transfers out of a Subaccount, payment of a death benefit, the application of Variable Contract Value to an Annuity Payment Option on the Annuity Date, and the deduction of the annual administration fee all result in the cancellation of an appropriate number of Accumulation Units of one or more Subaccounts. Accumulation Units are canceled as of the end of the Valuation Period in which VFL received Written Notice regarding the event.

     The  Accumulation  Unit  value  for each  Subaccount  was  arbitrarily  set
initially  at  $10  when  the  Subaccount  began  operations.   Thereafter,  the
Accumulation Unit value at the end of every Valuation Day equals the Accumulation Unit value at the end of the preceding Valuation Day multiplied by the Net Investment Factor (described below). The Subaccount Value for a Contract is determined on any day by multiplying the number of Accumulation Units attributable to the Contract in that Subaccount by the Accumulation Unit value for that Subaccount.

     THE NET INVESTMENT FACTOR. The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. For each Subaccount, the Net Investment Factor reflects the investment experience of the Fund in which that Subaccount invests and the charges assessed against that Subaccount for a Valuation Period. The Net Investment Factor is calculated by dividing (1) by (2) and subtracting (3) from the result, where:

          (1) is the result of:

              a. the Net Asset Value Per Share of the Fund held in the
                 Subaccount, determined at the end of the current Valuation Period; plus

              b. the  per  share   amount  of  any   dividend  or  capital  gain
                 distributions made by the Fund held in the Subaccount, if the "ex-dividend" date occurs during the current Valuation Period; plus or minus

              c. a per share charge or credit for any taxes  reserved for, which is determined by VFL to have resulted from the operations of the Subaccount.

          (2) is the Net Asset Value Per Share of the Fund held in the Subaccount, determined at the end of the last prior Valuation Period.

          (3) is a daily factor representing the mortality and expense risk charge and the administration charge deducted from the Subaccount, adjusted for the number of days in the Valuation Period.

                                       18


TRANSFERS

     GENERAL. Prior to the Annuity Date and after the Cancellation Period, an Owner may transfer (by Written Notice) all or part of any Subaccount Value to another Subaccount(s) (subject to its availability) or to one or more available Guarantee Periods, or transfer all or part of any Guarantee Amount to any Subaccount(s) (subject to its availability) or to one or more available Guarantee Periods, subject to the following restrictions. The minimum transfer amount is $500 or the entire Subaccount Value or Guarantee Amount, if less. The minimum Subaccount Value or Guarantee Amount that may remain following a transfer is $500. A transfer request that would reduce any Subaccount Value or Guarantee Amount below $500 is treated as a transfer request for the entire Subaccount Value or Guarantee Amount. Only four transfers may be made each Contract Year from all or part of any Guarantee Amount. The first 12 transfers during each Contract Year are free. VFL assesses a transfer processing fee of $25 for each transfer in excess of 12 during a Contract Year. The transfer processing fee is deducted from the amount being transferred. Each Written Notice of transfer is considered one transfer regardless of how many Subaccounts or Guarantee Periods are affected by the transfer.

     DOLLAR-COST  AVERAGING  FACILITY.  If elected in the  application or at any time thereafter prior to the Annuity Date by Written Notice, an Owner may systematically transfer (on a monthly, quarterly, semi-annual or annual basis) specified dollar amounts from the Money Market Subaccount to other Subaccounts. Dollar cost averaging begins on the first available transfer date after our Service Center receives your request. This is known as the "dollar-cost averaging" method of investment. The fixed-dollar amount purchases more Accumulation Units of a Subaccount when their value is lower and fewer units when their value is higher. Over time, the cost per unit averages out to be less than if all purchases of Units had been made at the highest value and greater than if all purchases had been made at the lowest value. The dollar-cost averaging method of investment reduces the risk of making purchases only when the price of Accumulation Units is high. It does not assure a profit or protect against a loss in declining markets.

     Owners may only elect to use the dollar-cost averaging facility if their Money Market Subaccount Value is at least $1,000 at the time of the election. The minimum transfer amount under the facility is $100 per month (or the equivalent). If dollar-cost averaging transfers are to be made to more than one Subaccount, then the Owner must indicate the dollar amount of the transfer to be made to each. At least $50 must be designated to each Subaccount.

     Transfers under the dollar-cost averaging facility are made as of the same calendar day each month. If this calendar day is not a Valuation Day, transfers are made as of the next Valuation Day. Once elected, transfers under the dollar-cost averaging facility continue until the Money Market Subaccount Value is depleted, the Annuity Date occurs or until the Owner cancels the election by Written Notice at least seven days in advance of the next transfer date. Alternatively, Owners may specify in advance a date for transfers under the facility to cease. There is no additional charge for using the dollar-cost averaging facility. Transfers under the facility do not count towards the 12 transfers permitted without a transfer processing fee in any Contract Year. VFL reserves the right to discontinue offering the dollar-cost averaging facility at any time and for any reason or to change its features.

                                       19


     GUARANTEED DOLLAR-COST AVERAGING FACILITY. If elected in the application, an Owner may use the dollar-cost averaging facility to systematically transfer specified dollar amounts (on a monthly or quarterly basis) from a Guarantee Amount under the Guaranteed Interest Option. For this purpose, VFL may, from time to time, offer a special one-year or six-month Guarantee Period designed for use with the dollar-cost averaging facility. When available, an Owner may allocate all or part of the initial purchase payment to a special Guarantee Period. These special Guarantee Periods are not available for subsequent purchase payments or transfers of Contract Value. The minimum dollar amount that may be transferred from a Guarantee Amount using the dollar-cost averaging facility is that amount which results in the entire Guarantee Amount being transferred to one or more Subaccounts by the end of the special Guarantee Period and in no case shall be less than $5,000. Once elected, transfers from a Guarantee Amount under the facility do not cease until the Guarantee Amount is depleted. No Market Value Adjustment applies to transfers described in this paragraph. All other requirements applicable to dollar-cost averaging transfers from the Money Market Subaccount apply to transfers described in this paragraph.

     AUTOMATIC SUBACCOUNT VALUE REBALANCING. If elected in the application or requested by Written Notice at any time thereafter prior to the Annuity Date, an Owner may instruct VFL to automatically transfer (on a quarterly, semi-annual or annual basis) Variable Contract Value between and among specified Subaccounts in order to achieve a particular percentage allocation of Variable Contract Value among such Subaccounts ("automatic Subaccount Value rebalancing"). Such percentage allocations must be in whole numbers. Once elected, automatic Subaccount Value rebalancing begins on the first Valuation Day of the next calendar quarter or other period (or, if later, the next calendar quarter or other period after the expiration of the Cancellation Period).

     Owners may stop automatic Subaccount Value rebalancing at any time by Written Notice at least seven calendar days before the first Valuation Day in a new period. Owners may specify allocations between and among as many Subaccounts as are available at the time automatic Subaccount Value rebalancing is elected. Once automatic Subaccount Value rebalancing has been elected, any subsequent allocation instructions that differ from the then-current rebalancing allocation instructions are treated as a request to change the automatic Subaccount Value rebalancing allocation. Owners may change automatic Subaccount Value rebalancing allocations at any time. Allocation changes will take effect as of the Valuation Day that instructions are received at the Service Center. Once automatic Subaccount Value rebalancing is in effect, an Owner may only transfer Subaccount Value among or between Subaccounts by changing the automatic Subaccount Value rebalancing allocation instructions. Changes to automatic Subaccount Value rebalancing must be made by Written Notice.

     There is no additional charge for automatic Subaccount Value rebalancing and rebalancing transfers do not count as one the 12 transfers available without a transfer processing fee during any Contract Year. If automatic Subaccount Value rebalancing is elected at the same time as the dollar-cost averaging facility or when the dollar-cost averaging facility is being utilized, automatic Subaccount Value rebalancing will be postponed until the first Valuation Day in the calendar quarter or other period following the termination of dollar-cost averaging facility. VFL reserves the right to discontinue offering automatic Subaccount Value rebalancing at any time for any reason or to change its features.

                                       20

WITHDRAWALS

     GENERAL. Prior to the Annuity Date and after the Cancellation Period, an Owner may withdraw part of the Surrender Value, subject to certain limitations. Each withdrawal must be requested by Written Notice. The minimum withdrawal amount is $500. The maximum withdrawal is the amount that would leave a minimum Surrender Value of $1,000. A withdrawal request that would reduce any Subaccount Value or Guarantee Amount below $500 will be treated as a request for a withdrawal of all of that Subaccount Value or Guarantee Amount.

     VFL withdraws the amount requested from the Contract Value as of the day that VFL receives an Owner's Written Notice, and sends the Owner that amount. VFL will then deduct any applicable surrender charge and any applicable purchase payment tax charge from the remaining Contract Value. If the withdrawal is requested from a Guarantee Amount, VFL deducts any applicable Market Value Adjustment from, or adds any applicable Market Value Adjustment to, remaining Contract Value. A deduction of a Market Value Adjustment from Contract Value may result in the payment of an amount which, when added to any remaining Guarantee Amount and amounts previously withdrawn or transferred, is less than the amount allocated or transferred to a Guarantee Period to create that Guarantee Amount.

     A Written Notice of withdrawal must specify the amount to be withdrawn from each Subaccount or Guarantee Amount. If the Written Notice does not specify this information, or if any Subaccount Value or Guarantee Amount is inadequate to comply with the request, VFL will make the withdrawal based on the proportion that each Subaccount Value and each Guarantee Amount bears to the Contract Value as of the day of the withdrawal.

     SYSTEMATIC WITHDRAWALS. If elected in the application or requested at any time thereafter prior to the Annuity Date by Written Notice, an Owner may elect to receive periodic withdrawals under VFL's systematic withdrawal plan, free of any surrender charges. Under the systematic withdrawal plan, VFL will make withdrawals (on a monthly, quarterly, semi-annual or annual basis) from Subaccounts specified by the Owner. Withdrawals will begin one frequency period after the request is received at our Service Center. Systematic withdrawals must be at least $100 each and may only be made from Variable Contract Value.
Withdrawals under the systematic withdrawal plan may only be made from Subaccounts having $1,000 or more of Subaccount Value at the time of election. The systematic withdrawal plan is not available to Owners using the dollar-cost averaging facility or automatic Subaccount Value rebalancing.

     VFL makes systematic withdrawals on the following basis: (1) as a specified dollar amount, or (2) as a specified whole percent of Subaccount Value.

     Participation in the systematic withdrawal plan terminates on the earliest of the following events: (1) the Subaccount Value from which withdrawals are being made becomes zero, (2) a termination date specified by the Owner is reached, or (3) the Owner requests that his or her participation in the plan cease. Systematic withdrawals being made in order to meet the required minimum distribution under the Code or to make substantially equal payments as required under the Code will continue even though a surrender charge is deducted.

     TAX CONSEQUENCES OF WITHDRAWALS. Consult your tax adviser regarding the tax consequences associated with making withdrawals. A withdrawal made before the taxpayer

                                       21

reaches Age 59 1/2, including systematic withdrawals, may result in imposition of a penalty tax of 10% of the taxable portion withdrawn. See "FEDERAL TAX STATUS" for more details.

SURRENDERS

     An Owner may surrender the Contract for its Surrender Value at any time prior to the Annuity Date. A Contract's Surrender Value fluctuates daily as a function of the investment experience of the Subaccounts in which an Owner is invested. VFL does not guarantee any minimum Surrender Value for amounts invested in the Subaccounts. Likewise, VFL does not guarantee any minimum Surrender Value for Guarantee Amounts surrendered, withdrawn, transferred or applied to an Annuity Payment Option before the 30-day period prior to the expiration of a Guarantee Period.

     An Owner may elect to have the Surrender Value paid in a single sum or under an Annuity Payment Option. The Surrender Value will be determined as of the date VFL receives the Written Notice for surrender and the Contract at the Service Center.

     Consult your tax adviser regarding the tax consequences of a Surrender. A Surrender made before age 59 1/2 may result in the imposition of a penalty tax of 10% of the taxable portion of the Surrender Value. See "FEDERAL TAX STATUS" for more details.

DEATH OF OWNER OR ANNUITANT

     DEATH BENEFITS ON OR AFTER THE ANNUITY DATE. If an Owner dies on or after the Annuity Date, any surviving joint Owner becomes the sole Owner. If there is no surviving Owner, any successor Owner becomes the new Owner. If there is no surviving or successor Owner, the Payee becomes the new Owner. If an Annuitant or an Owner dies on or after the Annuity Date, the remaining undistributed portion, if any, of the Contract Value will be distributed at least as rapidly as under the method of distribution being used as of the date of such death. Under some Annuity Payment Options, there will be no death benefit.

     DEATH BENEFITS WHEN THE OWNER DIES BEFORE THE ANNUITY DATE. If any Owner dies prior to the Annuity Date, any surviving joint Owner becomes the new sole Owner. If there is no surviving joint Owner, any successor Owner becomes the new Owner and if there is no successor Owner the Annuitant becomes the new Owner unless the deceased Owner was also the Annuitant. If the sole deceased Owner was also the Annuitant, then the provisions relating to the death of the Annuitant (described below) will govern unless the deceased Owner was one of two joint Annuitants, in which event the surviving Annuitant becomes the new Owner.

     The following options are available to new Owners:

          1. to receive the Adjusted Contract Value in a single lump sum within five years of the deceased Owner's death; or

          2. elect to receive the Adjusted Contract Value paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within one year of the deceased Owner's death, and (b) Annuity Payments are made in substantially equal installments over the life of the new Owner or over a period not greater than the life expectancy of the new Owner; or

                                       22
          3. if the new Owner is the spouse of the deceased Owner, he or she may by Written Notice within one year of the Owner's death, elect to continue the Contract as the new Owner. If the spouse so elects, all of his or her rights as a Beneficiary cease and if the deceased Owner was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period or if he or she makes any purchase payments under the Contract.

     With regard to new Owners who are not the spouse of the deceased Owner: (a) 1 and 2 apply even if the Annuitant or Contingent Annuitant is alive at the time of the deceased Owner's death, (b) if the new Owner is not a natural person, only option 1 is available, (c) if no election is made within one year of the deceased Owner's death, option 1 is deemed to have been elected.

     Adjusted Contract Value is computed as of the date that VFL receives Due Proof of Death of the Owner. Payments under this provision are in full settlement of all of VFL's liability under the Contract.

     DEATH BENEFITS WHEN THE ANNUITANT DIES BEFORE THE ANNUITY DATE. If the Annuitant dies before the Annuity Date while the Owner is still living, any Contingent Annuitant will become the Annuitant. If the Annuitant dies before the Annuity Date and no Contingent Annuitant has been named, VFL will pay the death benefit described below to the Beneficiary. If there is no surviving Beneficiary, VFL will pay the death benefit to any Contingent Beneficiary. If there is no surviving Contingent Beneficiary, VFL will immediately pay the death benefit to the Owner's estate in a lump sum.

     If the Annuitant who is also an Owner dies or if the Annuitant dies and the Owner is not a natural person, a Beneficiary (or a Contingent Beneficiary):

          1. will receive the death benefit in a single lump sum within 5 years of the deceased Annuitant's death; or

          2. may elect to receive the death benefit paid out under an Annuity Payment Option provided that: (a) Annuity Payments begin within 1 year of the deceased Annuitant's death, and (b) Annuity Payments are made in substantially equal installments over the life of the Beneficiary or over a period not greater than the life expectancy of the Beneficiary; or

          3. if the Beneficiary is the spouse of the deceased Annuitant, he or she may by Written Notice within one year of the Annuitant's death, elect to continue the Contract as the new Owner. If the spouse so elects, all his or her rights as a Beneficiary cease and if the deceased Annuitant was also the sole Annuitant and appointed no Contingent Annuitant, he or she will become the Annuitant. The spouse will be deemed to have made the election to continue the Contract if he or she makes no election before the expiration of the one year period or if he or she makes any purchase payments under the Contract.

     THE DEATH BENEFIT. The death benefit is an amount equal to the greatest of:

          1. aggregate purchase payments made less any withdrawals as of the date that VFL receives Due Proof of Death of the Annuitant; or

                                       23
          2. the Contract Value as of the date that VFL receives Due Proof of Death of the Annuitant; or

          3. the minimum death benefit described below;

less any applicable purchase payment tax charge on the date that the death benefit is paid.

     The minimum death benefit is the death benefit floor amount as of the date of the Annuitant's death (a) adjusted, for each withdrawal made since the most recent reset of the death benefit floor amount, multiplying that amount by the product of all ratios of the Contract Value immediately after a withdrawal to the Contract Value immediately before such withdrawal (b) plus any purchase payments made since the most recent reset of the death benefit floor amount.

     The death benefit floor amount is the largest Contract Value attained on any prior Contract Anniversary prior to the Annuitant's Age 81. Therefore, the death benefit floor amount is reset when, on a Contract Anniversary, Contract Value exceeds the current death benefit floor amount.

     Examples of the computation of the death benefit are shown in Appendix C.

PAYMENTS BY VFL

     VFL generally makes payments of withdrawals, surrenders, death benefits, or any Annuity Payments within seven days of receipt of all applicable Written Notices and/or Due Proofs of Death. However, VFL may postpone such payments for any of the following reasons:

          1. when the New York Stock Exchange ("NYSE") is closed for trading other than customary holiday or weekend closing, or trading on the NYSE is restricted, as determined by the SEC; or

          2. when the SEC by order permits a postponement for the protection of Owners; or

          3. when the SEC  determines  that an emergency  exists that would make
     the  disposal  of   securities   held  in  the  Variable   Account  or  the
     determination of their value not reasonably practicable.

     If a recent check or draft has been submitted, VFL has the right to defer payment of surrenders, withdrawals, death benefits or Annuity Payments until the check or draft has been honored.

     VFL may defer payment of any withdrawal, surrender or transfer of Guaranteed Interest Option Value up to six months after it receives an Owner's Written Notice. VFL pays interest on the amount of any payment that is deferred.

TELEPHONE TRANSACTION PRIVILEGES

     An Owner may make transfers or change allocation instructions by telephoning the Service Center. An Owner may authorize his agent or representative to make such transfer by completing a form provided by VFL. A telephone authorization form received by VFL at the Service Center is valid until it is rescinded or revoked by Written Notice or until a subsequently dated form signed by the Owner is received at the Service Center. VFL will

                                       24
send Owners a written confirmation of all transfers and allocation changes made pursuant to telephone instructions.

     The Service Center requires a form of personal identification prior to acting on instructions received by telephone and also may tape record instructions received by phone. If VFL follows these procedures, it is not liable for any losses due to unauthorized or fraudulent transactions. VFL reserves the right to suspend telephone transaction privileges at any time for any reason.

SUPPLEMENTAL RIDERS

     The following rider is available and may be added to a Contract.

     GUARANTEED INTEREST OPTION FOR SYSTEMATIC TRANSFERS RIDER. This rider allows you to systematically transfer specified dollar amounts of your initial purchase payment (on a monthly or quarterly basis) from a designated Guaranteed Interest Option Account under the Guaranteed Interest Option. There is no cost associated with this rider.

                           CONTRACT CHARGES AND FEES

SURRENDER CHARGE (CONTINGENT DEFERRED SALES CHARGE)

     GENERAL. No sales charge is deducted from purchase payments at the time that such payments are made. However, within certain time limits described below, a surrender charge is deducted upon any withdrawal, surrender or annuitization. A surrender charge is assessed on Cash Value applied to an Annuity Payment Option during the first five Contract Years. The surrender charge is waived if annuitization occurs during Contract Years 2 to 5 and you select annuitization Option 4, 5, or 6. No surrender charge is assessed on Contract Value applied to an Annuity Payment Option after the fifth Contract Year. If on the Annuity Date, however, the Payee elects (or the Owner previously elected) to receive a lump sum, this sum will equal the Surrender Value on such date.

     In the event that surrender charges are not sufficient to cover sales expenses, such expenses will be borne by VFL. Conversely, if the revenue from such charges exceeds such expenses, the excess of revenues from such charges over expenses will be retained by VFL. VFL does not currently believe that the surrender charges deducted will cover the expected costs of distributing the Contracts. Any shortfall will be made up from VFL's general assets, which may include amounts derived from the mortality and expense risk charge.

     CHARGE FOR SURRENDER OR WITHDRAWALS. The surrender charge is equal to the percentage of each purchase payment surrendered or withdrawn (or applied to an Annuity Payment Option during the first five Contract Years) as shown in the table below. The surrender charge is separately calculated and applied to each purchase payment at the time that the purchase payment is surrendered or withdrawn. No surrender charge applies to the Contract Value in excess of aggregate purchase payments (less prior withdrawals of the payments). The surrender charge is calculated using the assumption that purchase payments are surrendered Contract Value in excess of aggregate purchase payments (less

                                       25

prior  withdrawals of purchase  payments) is surrendered or withdrawn before any
purchase   payments   and   that   purchase   payments   are   withdrawn   on  a
first-in-first-out basis.

- -----------------------------------------------------------------------------------------------------------------
                                                                                 SURRENDER CHARGE
                             NUMBER OF FULL YEARS                                 AS A PERCENTAGE
                            ELAPSED BETWEEN DATE OF                                 OF PURCHASE
                          RECEIPT OF PURCHASE PAYMENT                            PAYMENT WITHDRAWN
                      AND DATE OF SURRENDER OF WITHDRAWAL                         OR SURRENDERED
- -----------------------------------------------------------------------------------------------------------------
                                       0                                                7%
                                       1                                                7%
                                       2                                                6%
                                       3                                                5%
                                       4                                                4%
                                       5+                                               0%
- -----------------------------------------------------------------------------------------------------------------

     WITHDRAWALS. With regard to all withdrawals, VFL withdraws the amount requested from the Contract Value as of the day that it receives the Written Notice regarding the withdrawal and sends the Owner that amount. VFL then deducts any surrender charge and any applicable purchase payment tax charge from the remaining Contract Value. If the withdrawal is requested from a Guarantee Amount, VFL deducts any applicable Market Value Adjustment from, or adds any applicable Market Value Adjustment to, remaining Contract Value.

     AMOUNTS NOT SUBJECT TO A SURRENDER CHARGE. Each Contract Year after the first Contract Year (or the first Contract Year if systematic withdrawals are in effect), an Owner may withdraw an amount equal to 15% of the greater of: (1) aggregate purchase payments (less prior withdrawals of purchase payments) as of the first Valuation Day of that Contract Year, or (2) Contract Value as of the day Written Request for the withdrawal is received, without incurring surrender charge. VFL reserves the right to limit the number of such "free" withdrawals in any Contract Year. Owners may carry over to subsequent Contract Years, any unused "free" withdrawal percentages. For example, if 10% of either aggregate purchase payments (less prior withdrawals of purchase payments) or Contract Value is withdrawn in a Contract Year, then in the next Contract Year, the Owner may withdraw an amount equal to 20% (5% unused from the previous Contract Year plus 15% withdrawal percentage for the current Contract Year) of the greater of:
(1) aggregate purchase payments (less prior withdrawals of purchase payments) as of the first Valuation Day of that Contract Year, or (2) Contract Value as of the day Written Request for the withdrawal is received, without incurring surrender charge. However, the maximum amount of "free" withdrawals in any Contract Year is 30% of the greater of (1) or (2) as defined above.

     WAIVER OF SURRENDER CHARGE. VFL will waive the surrender charge in the event that the Owner: (1) enters an "eligible nursing home," as defined in the Contract, for a period of at least 90 days, (2) is diagnosed as having a "terminal medical condition," as defined in the Contract, or (3) is less than age 65 and sustains a "permanent and total disability," as defined in the Contract. VFL reserves the right to require written proof of terminal medical condition or permanent and total disability satisfactory to it and to require an examination by a licensed physician of its choice. The surrender charge waiver is not available in all states due to applicable insurance laws in effect in various states.

                                       26
ANNUAL ADMINISTRATION FEE

     An annual administration fee is deducted as of each Contract Anniversary for the prior Contract Year. VFL also deducts this fee for the current Contract Year when determining the Surrender Value prior to the end of a Contract Year and on the Annuity Date. If Contract Value is $50,000 or less at the time of the fee deduction, then the annual administration fee is $30. The fee is zero for Contracts where the Contract Value exceeds $50,000 at the time the fee would be deducted. This fee is to cover a portion of VFL's administrative expenses related to the Contracts. VFL does not expect to make a profit from this fee.

     The annual administration fee is assessed against Subaccount Values and Guarantee Amounts based on the proportion that each bears to the Contract Value. Where the fee is deducted from Subaccount Values, VFL will cancel an appropriate number of Accumulation Units. Where the fee is obtained from a Guarantee Amount, VFL will reduce the Guarantee Amount by the amount of the fee.

TRANSFER PROCESSING FEE

     Prior to the Annuity Date, VFL permits 12 free transfers per Contract Year among and between the Subaccounts and the Guarantee Periods. For each additional transfer, VFL charges $25 at the time each such transfer is processed. The fee is deducted from the amount being transferred. VFL does not expect to make a profit from this fee.

TAXES ON PURCHASE PAYMENTS

     Certain states and municipalities impose a tax on VFL in connection with the receipt of annuity considerations. This tax generally can range from 0% to 3.5% of such considerations and generally varies based on the Annuitant's state of residence. Taxes on annuity considerations are generally incurred by VFL as of the Annuity Date based on the Contract Value on that date, and VFL deducts the charge for taxes on annuity considerations from the Contract Value as of the Annuity Date. Some jurisdictions impose a tax on annuity considerations at the time such considerations are made. In those jurisdictions, VFL's current practice is to pay the tax on annuity considerations and then deduct the charge for these taxes from the Contract Value upon surrender, payment of the death benefit, or upon the Annuity Date. VFL reserves the right to deduct any state and local taxes on annuity considerations from the Contract Value at the time such tax is due.

MORTALITY AND EXPENSE RISK CHARGE

     VFL deducts a daily charge from the assets of the Variable Account to compensate it for mortality and expense risks that it assumes under the Contract. The daily charge is at the rate of 0.003446% (approximately equivalent to an effective annual rate of 1.25%) of the net assets of the Variable Account. Approximately .70% of this annual charge is for the assumption of mortality risk and .55% is for the assumption of expense risk. If the mortality and expense risk charge is insufficient to cover the actual cost of the mortality and expense risks undertaken by VFL, VFL will bear the shortfall. Conversely, if the charge proves more than sufficient, the excess will be profit to VFL and will be available for any proper purpose including, among other things, payment of expenses incurred in selling the Contracts.

                                       27

     The mortality risk that VFL assumes is the risk that Annuitants, as a group, will live for a longer period of time than VFL estimated when it established the guaranteed Annuity Payment rates in the Contract. Because of these guarantees, each Payee is assured that his or her longevity will not have an adverse effect on the Annuity Payments that he or she receives under Annuity Payment Options based on life contingencies. VFL also assumes a mortality risk because the Contracts guarantee a death benefit if the Annuitant dies before the Annuity Date. The expense risk that VFL assumes is the risk that administration charge, annual administration fee and the transfer processing fee may be insufficient to cover the actual expenses of administering the Contracts.

ADMINISTRATION CHARGE

     VFL deducts a daily administration charge from the assets of the Variable Account to compensate it for a portion of the expenses it incurs in administering the Contracts. The daily charge is at a rate of 0.000411% (approximately equivalent to an effective annual rate of 0.15%) of the net assets of the Variable Account. VFL does not expect to make a profit from this charge.

FUND EXPENSES

     The investment performance of each Fund reflects the management fee that it pays to its investment manager or adviser as well as other operating expenses that it incurs. Investment management fees are generally daily fees computed as a percent of a Fund's average daily net assets at an annual rate. Please read the prospectus for each Fund for complete details.

POSSIBLE CHARGE FOR VFL'S TAXES


     VFL currently makes no charge to the Variable Account for any federal, state or local taxes that VFL incurs which may be attributable to the Variable Account or the Contracts. VFL, however, reserves the right in the future to make a charge for any such tax or other economic burden resulting from the application of the tax laws that it determines to be properly attributable to the Subaccounts or to the Contracts.


                      SELECTING AN ANNUITY PAYMENT OPTION

ANNUITY DATE

     The Owner selects the Annuity Date. For Non-Qualified Contracts, the Annuity Date must be no later than the later of the Contract Anniversary following the Annuitant's Age 85 (Age 99 where permitted under state law). For most Qualified Contracts, the Annuity Date must be no later than April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. An Owner may change the Annuity Date by Written Notice, subject to the following limitations:

          1. Written Notice is received at least 30 days before the current Annuity Date; and

          2. the requested new Annuity Date must be at least 30 days after VFL receives Written Notice.

                                       28

ANNUITY PAYMENT DATES

     VFL computes the first Annuity Payment as of the Annuity Date and makes the first Annuity Payment as of the initial Annuity Payment Date selected by the Owner. The initial Annuity Payment Date is the Annuity Date unless the Annuity Date is the 29th, 30th or 31st day of a calendar month, in which event, the Owner must select a different date. All subsequent Annuity Payments are computed and payable as of Annuity Payment Dates. These dates will be the same day of the month as the initial Annuity Payment Date. Monthly Annuity Payments will be computed and payable as of the same day each month as the initial Annuity Payment Date. Quarterly Annuity Payments will be computed and payable as of the same day in the third, sixth, ninth, and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Semi-annual Annuity Payment Dates will be computed and payable as of the same day in the sixth and twelfth month following the initial Annuity Payment Date and on the same days of such months in each successive Contract Year. Annual Annuity Payments will be computed and payable as of the same day in each Contract Year as the initial Annuity Payment Date. The frequency of Annuity Payments selected is shown in the Contract. In the event that the Owner does not select a payment frequency, payments will be made monthly.

ELECTION AND CHANGES OF ANNUITY PAYMENT OPTIONS

     On the Annuity Date, the Surrender Value or Adjusted Contract Value is applied under an Annuity Payment Option, unless the Owner elects to receive the Surrender Value in a lump sum. If the Annuity Date falls during the first five Contract Years, Surrender Value is applied under an Annuity Payment Option. However, the surrender charge will be waived if annuitization occurs during Contract Years 2 to 5 and you select annuitization Option 4, 5, or 6. If the Annuity Date falls after the fifth Contract Anniversary, Adjusted Contract Value is applied under an Annuity Payment Option. The Annuity Payment Option specifies the type of annuity to be paid and determines how long the annuity will be paid, the frequency, and the amount of each payment. The Owner may elect or change the Annuity Payment Option by Written Notice at any time prior to the Annuity Date. (See "Annuity Payment Options.") The Owner may elect to apply any portion of the Surrender Value or Adjusted Contract Value to provide either Variable Annuity Payments or Fixed Annuity Payments or a combination of both. If Variable Annuity Payments are selected, the Owner must also select the Subaccounts to which Surrender Value or Adjusted Contract Value will be applied. If no selection has been made by the Annuity Date, Surrender Value or Adjusted Contract Value from any Guaranteed Interest Option Value will be applied to purchase Fixed Annuity Payments and Surrender Value or Adjusted Contract Value from each Subaccount Value will be applied to purchase Variable Annuity Payments from that Subaccount. If no Annuity Payment Option has been selected by the Annuity Date, Surrender Value or Adjusted Contract Value will be applied under Annuity Payment Option 5 (Life Annuity with Period Certain) with a designated period of 10 years. Any death benefit applied to purchase Annuity Payments is allocated among the Subaccounts and/or the Guaranteed Interest Option as instructed by the Beneficiary unless the Owner previously made the foregoing elections.

ANNUITY PAYMENTS

     FIXED ANNUITY PAYMENTS. Fixed Annuity Payments are periodic payments from VFL to the designated Payee, the amount of which is fixed and guaranteed by VFL. The dollar

                                       29

amount of each Fixed Annuity Payment depends on the form and duration of the Annuity Payment Option chosen, the Age of the Annuitant, the sex of the Annuitant (if applicable), the amount of Adjusted Contract Value applied to purchase the Fixed Annuity Payments and, for Annuity Payment Options 3-6, the applicable annuity purchase rates. The annuity purchase rates in the Contract are based on a Guaranteed Interest Rate of not less than 3%. VFL may, in its sole discretion, make Fixed Annuity Payments in an amount based on a higher interest rate. If Fixed Annuity Payments are computed based on an interest rate in excess of the minimum Guaranteed Interest Rate, then, for the period of the higher rate, the dollar amount of such Fixed Annuity Payments will be greater than the dollar amount based on a 3% interest rate. VFL guarantees that any higher rate will be in effect for at least 12 months.

     Except for Annuity Payment Options 1 and 2, the dollar amount of the first Fixed Annuity Payment is determined by dividing the dollar amount of Adjusted Contract Value being applied to purchase Fixed Annuity Payments by $1,000 and multiplying the result by the annuity purchase rate in the Contract for the selected Annuity Payment Option. Subsequent Fixed Annuity Payments are of the same dollar amount unless VFL makes payments based on an interest rate different from that used to compute the first payment.

     VARIABLE ANNUITY PAYMENTS. Variable Annuity Payments are periodic payments from VFL to the designated Payee, the amount of which varies from one Annuity Payment Date to the next as a function of the net investment experience of the Subaccounts selected by the Owner or Payee to support such payments. The dollar amount of the first Variable Annuity Payment is determined in the same manner as that of a Fixed Annuity Payment. Therefore, provided that the interest rate on which Fixed Annuity Payments are based equals the Benchmark Rate of Return on which Variable Annuity Payments are based, for any particular amount of Adjusted Contract Value applied to a particular Annuity Payment Option, the dollar amount of the first Variable Annuity Payment would be the same as the dollar amount of each Fixed Annuity Payment. Variable Annuity Payments after the first Payment are similar to Fixed Annuity Payments except that the amount of each Payment varies to reflect the net investment experience of the Subaccounts selected by the Owner or Payee.

     The dollar amount of the initial Variable Annuity Payment attributable to each Subaccount is determined by dividing the dollar amount of the Adjusted Contract Value to be allocated to that Subaccount on the Annuity Date by $1,000 and multiplying the result by the annuity purchase rate in the Contract for the selected Annuity Payment Option. The dollar value of the total initial Variable Annuity Payment is the sum of the initial Variable Annuity Payments attributable to each Subaccount.

     The number of Annuity Units attributable to a Subaccount is derived by dividing the initial Variable Annuity Payment attributable to that Subaccount by the Annuity Unit Value for that Subaccount for the Valuation Period ending on the Annuity Date or during which the Annuity Date falls if the Valuation Period does not end on such date. The number of Annuity Units attributable to each Subaccount under a Contract remains fixed unless there is an exchange of Annuity Units.

     The dollar amount of each subsequent Variable Annuity Payment attributable to each Subaccount is determined by multiplying the number of Annuity Units of that Subaccount credited under the Contract by the Annuity Unit Value (described below) for that Subaccount for the Valuation Period ending on the Annuity Payment Date, or during which the Annuity Payment Date falls if the Valuation Period does not end on such date.

                                       30


The dollar value of each subsequent Variable Annuity Payment is the sum of the subsequent Variable Annuity Payments attributable to each Subaccount.

     The Annuity Unit Value of each Subaccount for any Valuation Period is equal to (a) multiplied by (b) divided by (c) where:

          (a) is the Net Investment Factor for the Valuation Period for which the Annuity Unit Value is being calculated;

          (b) is the Annuity Unit Value for the preceding Valuation Period; and

          (c) is a daily Benchmark Rate of Return factor (for the 3% benchmark rate of return) adjusted for the number of days in the Valuation Period.

     The Benchmark Rate of Return factor is equal to one plus 3%, or 1.03. The annual factor can be translated into a daily factor of 1.00008098.

     If the net investment return of the Subaccount for an Annuity Payment period is equal to the pro-rated portion of the 3% Benchmark Rate of Return, the Variable Annuity Payment attributable to that Subaccount for that period will equal the Payment for the prior period. To the extent that such net investment return exceeds an annualized rate of return of 3% for a Payment period, the Payment for that period will be greater than the Payment for the prior period and to the extent that such return for a period falls short of an annualized rate of 3%, the Payment for that period will be less than the Payment for the prior period.

     "TRANSFERS" BETWEEN SUBACCOUNTS. By Written Notice at any time after the Annuity Date, the Payee may change the Subaccount(s) from which Annuity Payments are being made by exchanging the dollar value of a designated number of Annuity Units of a particular Subaccount for an equivalent dollar amount of Annuity Units of another Subaccount. On the date of the exchange, the dollar amount of a Variable Annuity Payment generated from the Annuity Units of either Subaccount would be the same. Exchanges of Annuity Units are treated as transfers for the purpose of computing any transfer processing fee.

ANNUITY PAYMENT OPTIONS

     OPTION 1. INTEREST PAYMENTS. VFL holds the Adjusted Contract Value as principal and pays interest to the Payee. The interest rate is 3% per year compounded annually. VFL pays interest every 1 year, 6 months, 3 months or 1 month, as specified at the time this option is selected. At the death of the Payee, the value of the remaining payments are paid in a lump sum to the Payee's estate. Only Fixed Annuity Payments are available under Annuity Payment Option 1.

     OPTION 2. PAYMENTS OF A SPECIFIED AMOUNT. VFL pays the Adjusted Contract Value in equal payments every 1 year, 6 months, 3 months or 1 month. The amount and frequency of the payments is specified at the time this option is selected. After each payment, interest is added to the remaining amount applied under this option that has not yet been paid. The interest rate is 3% per year compounded annually. Payments are made to the Payee until the amount applied under this option, including interest, is exhausted. The total of the payments made each year must be at least 5% of the amount applied under this option. If the Payee dies before the amount applied is exhausted, VFL pays the

                                       31


value of the remaining payments in a lump sum to the Payee's estate. Only Fixed Annuity Payments are available under Annuity Payment Option 2.

     ADDITIONAL INTEREST EARNINGS. VFL may pay interest at rates in excess of the rates guaranteed in Annuity Payment Options 1 and 2.

     OPTION 3. PAYMENTS FOR A SPECIFIED PERIOD. VFL pays the lump sum in equal payments for the number of years specified when the option is selected. Payments are made every 1 year, 6 months, 3 months or 1 month, as specified when the option is selected. If the Payee dies before the expiration of the specified number of years, VFL pays the commuted value of the remaining payments in a lump sum to the Payee's estate.

     OPTION 4. LIFE ANNUITY. VFL makes monthly payments to the Payee for as long as the Annuitant lives. UNDER THIS OPTION, A PAYEE COULD RECEIVE ONLY ONE PAYMENT IF THE ANNUITANT DIES AFTER THE FIRST PAYMENT, TWO PAYMENTS IF THE ANNUITANT DIES AFTER THE SECOND PAYMENT, ETC.

     OPTION 5. LIFE ANNUITY WITH PERIOD CERTAIN. VFL makes monthly payments to the Payee for as long as the Annuitant lives. At the time this option is selected, a period certain of 5, 10, 15, or 20 years must also be selected. If the Annuitant dies before the specified period certain ends, the payments to the Payee will continue until the end of the specified period. The amount of the monthly payments therefore depends on the period certain selected.

     OPTION 6. JOINT LIFE AND SURVIVORSHIP ANNUITY. VFL makes monthly payments to the Payee while both Annuitants are living. After the death of either Annuitant, payments continue to the Payee for as long as the other Annuitant lives. UNDER THIS OPTION, THE PAYEE COULD RECEIVE ONLY ONE PAYMENT IF BOTH ANNUITANTS DIE AFTER THE FIRST PAYMENT, TWO PAYMENTS IF BOTH ANNUITANTS DIE AFTER THE SECOND PAYMENT, ETC.

                        ADDITIONAL CONTRACT INFORMATION

OWNERSHIP

     The Contract belongs to the Owner. An Owner may exercise all of the rights and options described in the Contract.

     Subject to more specific provisions elsewhere herein, an Owner's rights include the right to: (1) select or change a successor Owner, (2) select or change any Beneficiary or Contingent Beneficiary, (3) select or change the Payee prior to the Annuity Date, (4) select or change the Annuity Payment Option, (5) allocate Purchase Payments among and between the Subaccounts and Guarantee Periods, (6) transfer Contract Value among and between the Subaccounts and Guarantee Periods, and (7) select or change the Subaccounts on which Variable Annuity Payments are based.

     The rights of Owners of Qualified Contracts may be restricted by the terms of a related employee benefit plan. For example, such plans may require an Owner of a Qualified Contract to obtain the consent of his or her spouse before exercising certain ownership rights or may restrict withdrawals. See "FEDERAL TAX STATUS" for more details.

                                       32


     Selection of an Annuitant or Payee who is not the Owner may have tax consequences. You should consult a tax advisor as to these consequences.

CHANGING THE OWNER OR BENEFICIARY

     Prior to the Annuity Date and after the Cancellation Period, an Owner may transfer ownership of the Contract subject to VFL's published rules at the time of the change.

     At any time before a death benefit is paid, the Owner may name a new Beneficiary by Written Notice unless an irrevocable Beneficiary has previously been named. When an irrevocable Beneficiary has been designated, the Owner must provide the irrevocable Beneficiary's written consent to VFL before a new Beneficiary is designated.

     These changes take effect as of the day the Written Notice is received at the Service Center and VFL is not liable for any payments made under the Contract prior to the effectiveness of any change. For possible tax consequences of these changes, see "FEDERAL TAX STATUS."

MISSTATEMENT OF AGE OR SEX

     If the Age or sex of the Annuitant given in the application is misstated, VFL will adjust the benefits it pays under the Contract to the amount that would have been payable at the correct Age or sex. If VFL made any underpayments because of any such misstatement, it shall pay the amount of such underpayment plus interest at an annual effective rate of 3%, immediately to the Payee or Beneficiary in one sum. If VFL makes any overpayments because of a misstatement of Age or sex, it shall deduct from current or future payments due under the Contract, the amount of such overpayment plus interest at an annual effective rate of 3%.

CHANGE OF CONTRACT TERMS

     Upon notice to the Owner, VFL may modify the Contract to:

          1. conform the Contract or the operations of VFL or of the Variable Account to the requirements of any law (or regulation issued by a government agency) to which the Contract, VFL or the Variable Account is subject;

          2. assure continued qualification of the Contract as an annuity contract or a Qualified Contract under the Code;

          3. reflect a change (as permitted in the Contract) in the operation of the Variable Account; or

          4. provide additional Subaccounts and/or Guarantee Periods.

     In  the  event  of  any  such  modification,   VFL  will  make  appropriate
endorsements to the Contract.

     Only one of VFL's officers may modify the Contract or waive any of VFL's rights or requirements under the Contract. Any modification or waiver must be in writing. No agent may bind VFL by making any promise not contained in the Contract.

                                       33

REPORTS TO OWNERS

     Prior to the Annuity Date, VFL will send each Owner a report at least annually, or more often as required by law, indicating: the number of Accumulation or Annuity Units credited to the Contract and the dollar value of such units; the Contract Value, Adjusted Contract Value and Surrender Value; any purchase payments, withdrawals, or surrenders made, death benefits paid and charges deducted since the last report; the current interest rate applicable to each Guarantee Amount; and any other information required by law.

     The reports, which will be mailed to Owners at their last known address, will include any information that may be required by the SEC or the insurance supervisory official of the jurisdiction in which the Contract is delivered. VFL will also send any other reports, notices or documents required by law to be furnished to Owners.

MISCELLANEOUS

     NON-PARTICIPATING. The Contract does not participate in the surplus or profits of VFL and VFL does not pay dividends on the Contract.

     PROTECTION OF PROCEEDS. To the extent permitted by law, no benefits payable under the Contract to a Beneficiary or Payee are subject to the claims of an Owner's or a Beneficiary's creditors.

     DISCHARGE OF LIABILITY. Any payments made by VFL under any Annuity Payment Option or in connection with the payment of any withdrawal, surrender or death benefit, shall discharge VFL's liability to the extent of each such payment.

     PROOF OF AGE AND SURVIVAL. VFL reserves the right to require proof of the Annuitant's Age prior to the Annuity Date. In addition, for life contingent Annuity Options, VFL reserves the right to require proof of the Annuitant's survival before any Annuity Payment Date.

     CONTRACT APPLICATION. VFL issues the Contract in consideration of the Owner's application and payment of the initial purchase payment. The entire Contract is made up of the Contract, any attached endorsements or riders, and the application. In the absence of fraud, VFL considers statements made in the application to be representations and not warranties. VFL will not use any statement in defense of a claim or to void the Contract unless it is contained in the application. VFL will not contest the Contract.

                            YIELDS AND TOTAL RETURNS

     From time to time, VFL may advertise or include in sales literature certain performance related information for the Subaccounts, including yields and average annual total returns. Certain Funds have been in existence prior to the commencement of the offering of the Contracts. VFL may advertise or include in sales literature the performance of the Subaccounts that invest in these Funds for these prior periods. The performance information of any period prior to the commencement of the offering of the Contracts is calculated as if the Contract had been offered during those periods, using current charges and expenses.

                                       34


     Performance information discussed herein is based on historic results and does not indicate or project future performance. For a description of the methods used to determine yield and total return for the Subaccounts, see the Statement of Additional Information.

     Effective yields and total returns for the Subaccounts are based on the investment performance of the corresponding Funds. The performance of a Fund in part reflects its expenses. See the prospectuses for the Funds for Fund expense information.

     The yield of the Money Market Subaccount refers to the annualized income generated by an investment in the Subaccount over a specified seven-day period. The yield is calculated by assuming that the income generated for that seven-day period is generated each seven-day period over a 52-week period and is shown as a percentage of the investment. The effective yield is calculated similarly but, when annualized, the income earned by an investment in the Subaccount is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

     The yield of a Subaccount other than the Money Market Subaccount refers to the annualized income generated by an investment in the Subaccount over a specified 30-day or one-month period. The yield is calculated by assuming that the income generated by the investment during that 30-day or one-month period is generated each period over a 12-month period and is shown as a percentage of the investment.

     The total return of a Subaccount refers to return quotations assuming an investment under a Contract has been held in the Subaccount for various periods of time including, but not limited to, a period measured from the date the Subaccount commenced operations. Average annual total return refers to total return quotations that are annualized based on an average return over various periods of time.

     The average annual total return quotations represent the average annual compounded rates of return that would equate an initial investment of $1,000 under a Contract to the redemption value of that investment as of the last day of each of the periods for which total return quotations are provided. Average annual total return information shows the average annual percentage change in the value of an investment in the Subaccount from the beginning date of the measuring period to the end of that period. This standardized version of average annual total return reflects all historical investment results, less all charges and deductions applied against the Subaccount (including any surrender charge that would apply if an Owner terminated the Contract at the end of each period indicated, but excluding any deductions for premium taxes). When a Subaccount, other than the Money Market Subaccount, has been in operation for one, five and ten years respectively, the standard version average annual total return for these periods will be provided.

     In addition to the standard version described above, total return performance information computed on two different non-standard bases may be used in advertisements or sales literature. Average annual total return information may be presented, computed on the same basis as described above, except deductions will not include the surrender charge. In addition, VFL may from time to time disclose cumulative total return for Contracts funded by Subaccounts.

     From time to time, yields, standard average annual total returns, and non-standard total returns for the Funds may be disclosed, including such disclosures for periods prior to the date the Variable Account commenced operations.

     Non-standard performance data will only be disclosed if the standard performance data for the required periods is also disclosed. For additional information regarding the

                                       35


calculation of other performance data, please refer to the Statement of Additional Information.

     In advertising and sales literature, the performance of each Subaccount may be compared with the performance of other variable annuity issuers in general or to the performance of particular types of variable annuities investing in mutual funds, or investment portfolios of mutual funds with investment objectives similar to the Subaccount. Lipper Analytical Services, Inc. ("Lipper"), Variable Annuity Research Data Service ("VARDS") and Morningstar, Inc. ("Morningstar") are independent services which monitor and rank the performance of variable annuity issuers in each of the major categories of investment objectives on an industry-wide basis.

     Lipper's and Morningstar's rankings include variable life insurance issuers as well as variable annuity issuers. VARDS rankings compare only variable annuity issuers. The performance analyses prepared by Lipper, VARDS and Morningstar each rank such issuers on the basis of total return, assuming reinvestment of distributions, but do not take sales charges, redemption fees or certain expense deductions at the separate account level into consideration. In addition, VARDS prepares risk rankings, which consider the effects of market risk on total return performance. This type of ranking provides data as to which funds provide the highest total return within various categories of funds defined by the degree of risk inherent in their investment objectives.

     Advertising and sales literature may also compare the performance of each Subaccount to the Standard & Poor's Index of 500 Common Stocks, a widely used measure of stock performance. This unmanaged index assumes the reinvestment of dividends but does not reflect any "deduction" for the expense of operating or managing an investment portfolio. Other independent ranking services and indices may also be used as a source of performance comparison.

     VFL may also report other information including the effect of tax-deferred compounding on a Subaccount's investment returns, or returns in general, which may be illustrated by tables, graphs or charts.

                                       36

                               FEDERAL TAX STATUS

     THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE

INTRODUCTION

     The following summary provides a general description of the Federal income tax considerations associated with the Contract and does not purport to be complete or to cover all tax situations. This discussion is not intended as tax advice. Counsel or other competent tax advisers should be consulted for more complete information. This discussion is based upon VFL's understanding of the present Federal income tax laws. No representation is made as to the likelihood of continuation of the present Federal income tax laws or as to how they may be interpreted by the Internal Revenue Service (the "IRS").

     The Contract may be purchased on a tax-qualified basis ("Qualified Contract") or non-tax-qualified basis ("Non-Qualified Contract"). Qualified Contracts are designed for use by individuals whose premium payments are comprised solely of proceeds from and/or contributions under retirement plans that are intended to qualify as plans entitled to special income tax treatment under Sections 401(a), 403(b), 408, 408A, or 459 of the Code. The ultimate effect of Federal income taxes on the amounts held under a Contract, or annuity payments, depends on the type of retirement plan, on the tax and employment status of the individual concerned, and on VFL's tax status. In addition, certain requirements must be satisfied in purchasing a Qualified Contract with proceeds from a tax-qualified plan and receiving distributions from a Qualified Contract in order to continue receiving favorable tax treatment. Some retirement plans are subject to distribution and other requirements that are not incorporated into our Contract administration procedures. Owners, participants and Beneficiaries are responsible for determining that contributions, distributions and other transactions with respect to the Contracts comply with applicable law. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation. The following discussion assumes that Qualified Contracts are purchased with proceeds from and/or contributions under retirement plans that qualify for the intended special federal income tax treatment.

TAX STATUS OF THE CONTRACTS

     DIVERSIFICATION REQUIREMENTS. The Code requires that the investments of the Variable Account be adequately diversified in order for the Contracts to be treated as annuity contracts for Federal income tax purposes. It is intended that the Variable Account, through the Funds, will satisfy these diversification requirements.

     OWNER CONTROL. In certain circumstances, owners of variable annuity contracts have been considered for Federal income tax purposes to be the owners of the assets of the variable account supporting their contracts due to their ability to exercise investment control over those assets. When this is the case, the contract owners have been currently taxed on income and gains attributable to the variable account assets. There is little guidance in this area, and some features of the Contracts, such as the flexibility of an Owner to allocate premium payments and transfer Contract Value, have not been explicitly addressed in published rulings. While VFL believes that the Contracts do not give Owners investment control over Variable Account assets, VFL reserves the right to modify the

                                       37

Contracts as necessary to prevent an Owner from being treated as the owner of the Variable Account assets supporting the Contract.

     REQUIRED DISTRIBUTIONS. In order to be treated as an annuity contract for Federal income tax purposes, the Code requires any Non-Qualified Contract to contain certain provisions specifying how your interest in the Contract will be distributed in the event of your death. The Non-Qualified Contracts contain provisions that are intended to comply with these Code requirements, although no regulations interpreting these requirements have yet been issued. We intend to review such provisions and modify them if necessary to assure that they comply with the applicable requirements when such requirements are clarified by regulation or otherwise.

     Other rules may apply to Qualified Contracts.

     The following discussion assumes that the Contracts will qualify as annuity contracts for Federal income tax purposes.

THE TREATMENT OF ANNUITIES

     IN GENERAL. VFL believes that if you are a natural person you will not be taxed on increases in the value of a Contract until a distribution occurs or until annuity payments begin. (For these purposes, an agreement to assign or pledge any portion of the Contract Value, and, in the case of a Qualified Contract, any portion of an interest in the qualified plan, generally is treated as a distribution.)

TAXATION OF NON-QUALIFIED CONTRACTS

     NON-NATURAL PERSON. The Owner of any annuity contract who is not a natural person generally must include in income any increase in the excess of the Contract Value over the "investment in the contract" (generally, the premiums or other consideration paid for the contract) during the taxable year. There are some exceptions to this rule and a prospective Owner that is not a natural person may wish to discuss these with a tax adviser. The following discussion generally applies to Contracts owned by natural persons.

     WITHDRAWALS. When a withdrawal from a Non-Qualified Contract occurs, the amount received will be treated as ordinary income subject to tax up to an amount equal to the excess (if any) of the Contract Account Value immediately before the distribution over the Owner's investment in the Contract at that time. In the case of a surrender under a Non-Qualified Contract, the amount received generally will be taxable only to the extent it exceeds the Owner's investment in the Contract.

     MARKET VALUE ADJUSTMENTS. The tax treatment of market value adjustments is uncertain. You should consult a tax advisor as to those consequences.

     PENALTY TAX ON CERTAIN WITHDRAWALS. In the case of a distribution from a Non-Qualified Contract, there may be imposed a federal tax penalty equal to ten percent of the amount treated as income. In general, however, there is no penalty on distributions:

     -  made on or after the taxpayer reaches age 59 1/2

     -  made on or after the death of an Owner;

     -  attributable to the taxpayer"s becoming disabled; or

                                       38

     - made as part of a series of substantially equal periodic payments for the life (or life expectancy) of the taxpayer.

     Other exceptions may be applicable under certain circumstances and special rules may be applicable in connection with the exceptions enumerated above. A tax adviser should be consulted with regard to exceptions from the penalty tax.

     Other tax penalties may apply to Qualified Contracts.

     ANNUITY PAYMENTS. Although tax consequences may vary depending on the Annuity Payment Option elected under an annuity contract, a portion of each annuity payment is generally not taxed and the remainder is taxed as ordinary income. The non-taxable portion of an annuity payment is generally determined in a manner that is designed to allow an Owner to recover his or her investment in the Contract ratably on a tax-free basis over the expected stream of annuity payments, as determined when annuity payments start. Once an investment in the Contract has been fully recovered, however, the full amount of each annuity payment is subject to tax as ordinary income.

     TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed from a Contract because of the Owner's or the Annuitant's death. Generally, such amounts are includible in the income of the recipient as follows: (a) if distributed in a lump sum, they are taxed in the same manner as a surrender of the Contract, or (b) if distributed under a Payment Option, they are taxed in the same way as annuity payments.

     TRANSFERS, ASSIGNMENTS OR EXCHANGES OF A CONTRACT. A transfer or assignment of ownership of a Contract, the designation of an Annuitant, the selection of certain Annuity Dates, or the exchange of a Contract may result in certain tax consequences to Owners that are not discussed herein. An Owner contemplating any such transfer, assignment or exchange, should consult a tax advisor as to the tax consequences.

     WITHHOLDING. Annuity distributions are generally subject to withholding for the recipient's federal income tax liability. Recipients can generally elect, however, not to have tax withheld from distributions.

     MULTIPLE CONTRACTS. All annuity contracts that are issued by VFL (or its affiliates) to the same Owner during any calendar year are treated as one annuity contract for purposes of determining the amount includible in such Owner's income when a taxable distribution occurs.

TAXATION OF QUALIFIED CONTRACTS

     The Contracts are designed for use with several types of qualified plans. The tax rules applicable to participants in these qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Special favorable tax treatment may be available for certain types of contributions and distributions. Adverse tax consequences may result from contributions in excess of specified limits; distributions prior to age 59 1/2 (subject to certain exceptions); distributions that do not conform to specified commencement and minimum distribution rules; and in other specified circumstances. Therefore, no attempt is made to provide more than general information about the use of the Contracts with the various types of qualified retirement plans. Owners, Annuitants, Beneficiaries and Payees are cautioned that the rights of any person to any benefits under these qualified retirement plans may be subject to the terms and conditions of the plans themselves, regardless of the

                                       39


terms and conditions of the Contract, but VFL is not bound by the terms and conditions of such plans to the extent such terms contradict the Contract, unless VFL consents.

     DISTRIBUTIONS. Annuity payments are generally taxed in the same manner as under a Non-Qualified Contract. When a withdrawal from a Qualified Contract occurs, a pro rata portion of the amount received is taxable, generally based on the ratio of the Owner's investment in the Contract to the participant's total accrued benefit balance under the retirement plan. For Qualified Contracts, the investment in the contract can be zero.

     Brief descriptions follow of the various types of qualified retirement plans in connection with a Contract. We will endorse the Contract as necessary to conform it to the requirements of such plan.

     CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS. Section 401(a) of the Code permits corporate employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish these plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans. Adverse tax or other legal consequences to the plan, to the participant, or to both may result if this Contract is assigned or transferred to any individual as a means to provide benefit payments, unless the plan complies with all legal requirements applicable to such benefits prior to transfer of the Contract. Employers intending to use the Contract with such plans should seek competent advice.

     INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." These IRAs are subject to limits on the amount that can be contributed, the deductible amount of the contribution, the persons who may be eligible, and the time when distributions commence. Also, distributions from certain other types of qualified retirement plans may be "rolled over" or transferred on a tax-deferred basis into an IRA. There are significant restrictions on rollover or transfer contributions from Savings
Incentive Match Plans (SIMPLE), under which certain employers may, provide contributions to IRAs on behalf of their employees, subject to special restrictions. Employers may establish Simplified Employee Pension (SEP) Plans to provide IRA contributions on behalf of their employees. Sales of the Contract for use with IRAs may be subject to special requirements of the IRS.

     ROTH IRAS. Effective January 1, 1998, section 408A of the Code permits certain eligible individuals to contribute to a Roth IRA. Contributions to a Roth IRA, which are subject to certain limitations, are not deductible, and must be made in cash or as a rollover or transfer from another Roth IRA or other IRA. A rollover from or conversion of an IRA to a Roth IRA may be subject to tax, and other special rules may apply. Distributions from a Roth IRA generally are not taxed, except that, once aggregate distributions exceed contributions to the Roth IRA, income tax and a 10% penalty tax may apply to distributions made (1) before age 59 1/2 (subject to certain exceptions) or (2) during the five taxable years starting with the year in which the first contribution is made to the Roth IRA.

     TAX SHELTERED ANNUITIES. Section 403(b) of the Code allows employees of certain Section 501(c)(3) organizations and public schools to exclude from their gross income the premium payments made, within certain limits, on a Contract that will provide an annuity for the employee's retirement. These premium payments may be subject to FICA (social security) tax.

                                       40

     The following amounts may not be distributed from Code section 403(b) annuity contracts prior to the employee's death, attainment of age 59 1/2, separation from service, disability, or financial hardship: (1) elective contributions made in years beginning after December 31, 1988; (2) earnings on those contributions; and (3) earnings in such years on amounts held as of the last year beginning before January 1, 1989. In addition, income attributable to elective contributions may not be distributed in the case of hardship.

     DEFERRED COMPENSATION PLANS. Section 457 of the Code provides for certain deferred compensation plans. These plans may be offered with respect to service for state governments, local governments, political subdivisions, agencies, instrumentalities, certain affiliates of such entities and tax exempt organizations. The plans may permit participants to specify the form of investment for their deferred compensation account. With respect to non-governmental plans, all investments are owned by the sponsoring employer and are subject to the claims of the general creditors of the employer; and depending on the terms of the particular plan, the employer may be entitled to draw on the deferred amounts for purposes unrelated to its Section 457 plan obligations.

WITHHOLDING

     Distributions from Contracts generally are subject to withholding for the Owner's federal income tax liability. The withholding rate varies according to the type of distribution and the Owner's tax status. The Owner will be provided the opportunity to elect not have tax withheld from distributions.

     "Eligible rollover distributions" from section 401(a) plans and section 403(b) tax-sheltered annuities are subject to a mandatory federal income tax withholding of 20%. An eligible rollover distribution is the taxable portion of any distribution from such a plan, except certain distributions such as minimum distributions required by the Code or distributions in a specified annuity form. The 20% withholding does not apply, however, if the Owner chooses a "direct rollover" from the plan to another tax-qualified plan or IRA.

POSSIBLE CHANGES IN TAXATION

     Although the likelihood of legislative change is uncertain, there is always the possibility that the tax treatment of the Contracts could change by legislation or other means. It is also possible that any change could be retroactive (that is, effective prior to the date of the change). A tax adviser should be consulted with respect to legislative developments and their effect on the Contract.

OTHER TAX CONSEQUENCES

     As noted above, the foregoing comments about the Federal tax consequences under the Contracts are not exhaustive, and special rules are provided with respect to other tax situations not discussed in this prospectus. Further, the Federal income tax consequences discussed herein reflect our understanding of current law, and the law may change. Federal estate and state and local estate, inheritance and other tax consequences of ownership or receipt of distributions under a Contract depend on the individual circumstances of each Owner of recipient of the distribution. A competent tax adviser should be consulted for further information.

                                       41

                               OTHER INFORMATION

DISTRIBUTION OF THE CONTRACTS

     CNA Investor Services, Inc. ("CNA/ISI"), which is located at CNA Plaza, Chicago, Illinois 60685, is principal underwriter and distributor of the Contracts. CNA/ISI is an affiliate of VFL, is registered with the SEC as a broker-dealer, and is a member of the National Association of Securities Dealers, Inc. VFL pays CNA/ISI for acting as principal underwriter under a distribution agreement. The Contracts are offered on a continuous basis and VFL does not anticipate discontinuing the offer.

     Applications for Contracts are solicited by agents who are licensed by applicable state insurance authorities to sell VFL's insurance contracts and who are also registered representatives of a broker-dealer having a selling agreement with CNA/ISI. Such broker-dealers will generally receive commissions based on a percent of purchase payments made (up to a maximum of 7%). The writing agent will receive a percentage of these commissions from the respective broker-dealer, depending on the practice of that broker-dealer. Owners do not pay these commissions.

VOTING PRIVILEGES

     In accordance with current interpretations of applicable law, VFL votes Fund shares held in the Variable Account at regular and special shareholder meetings of the Funds in accordance with instructions received from persons having voting interests in the corresponding Subaccounts. If, however, the 1940 Act or any regulation thereunder should be amended, or if the present interpretation thereof should change, or VFL otherwise determines that it is allowed to vote the shares in its own right, it may elect to do so.

     The number of votes that an Owner or Annuitant has the right to instruct are calculated separately for each Subaccount, and may include fractional votes. Prior to the Annuity Date, the Owner holds a voting interest in each Subaccount to which Variable Contract Value is allocated. After the Annuity Date, the Payee has a voting interest in each Subaccount from which Variable Annuity Payments are made.

     For each Owner, the number of votes attributable to a Subaccount will be determined by dividing the Owner's Subaccount Value by the Net Asset Value Per Share of the Fund in which that Subaccount invests. For each Payee, the number of votes attributable to a Subaccount is determined by dividing the liability for future Variable Annuity Payments to be paid from that Subaccount by the Net Asset Value Per Share of the Fund in which that Subaccount invests. This liability for future payments is calculated on the basis of the mortality assumptions, the selected Benchmark Rate of Return and the Annuity Unit Value of that Subaccount on the date that the number of votes is determined. As Variable Annuity Payments are made to the Payee, the liability for future payments decreases as does the number of votes.

     The number of votes available to an Owner or Payee are determined as of the date coinciding with the date established by the Fund for determining shareholders eligible to vote at the relevant meeting of the Fund's shareholders. Voting instructions are solicited by written communication prior to such meeting in accordance with procedures established for the Fund. Each Owner or Payee having a voting interest in a Subaccount will receive proxy materials and reports relating to any meeting of shareholders of the Funds in which that Subaccount invests.

                                       42

     Fund shares as to which no timely instructions are received and shares held by VFL in a Subaccount as to which no Owner or Payee has a beneficial interest are voted in proportion to the voting instructions that are received with respect to all Contracts participating in that Subaccount. Voting instructions to abstain on any item to be voted upon are applied to reduce the total number of votes eligible to be cast on a matter. Under the 1940 Act, certain actions affecting the Variable Account may require Contract Owner approval. In that case, an Owner will be entitled to vote in proportion to his Variable Contract Value.

LEGAL PROCEEDINGS

     There are no legal proceedings to which the Separate Accounts are a party or to which the assets of the Variable Account are subject. VFL, as an insurance company, is ordinarily involved in litigation including class action lawsuits. In some class action and other lawsuits involving insurance companies, substantial damages have been sought and/or material settlement payments have been made. Although the outcome of any litigation cannot be predicted with certainty, VFL believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse impact on its ability to meet its obligations under the Contract or to the Variable Account nor does VFL expect to incur significant losses from such actions.

COMPANY HOLIDAYS

     VFL is closed on the following days in 1999: Memorial Day, the day after Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, Christmas Eve, and New Years Eve.

LEGAL MATTERS

     All matters relating to Pennsylvania law pertaining to the Contracts, including the validity of the Contracts and VFL's authority to issue the Contracts, have been passed upon by Timothy Scott, Esquire, Assistant Vice President and Assistant General Counsel of VFL.

EXPERTS


     The financial statements for Valley Forge Life Insurance Company as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the related financial statement schedules included elsewhere in this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements for each of the subaccounts that comprise the Valley Forge Life Insurance Company Variable Annuity Separate Account as of December 31, 1998 and 1997 and for year ended December 31, 1998 and for the period from inception through December 31, 1997 included in the Statement of Additional Information which is part of this registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing in the registration statement, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                       43


                          ADDITIONAL INFORMATION ABOUT
                      VALLEY FORGE LIFE INSURANCE COMPANY

HISTORY AND BUSINESS

Valley Forge Life Insurance Company was incorporated under the laws of the Commonwealth of Pennsylvania on August 9, 1956 and commenced business on December 1, 1956. The Company markets a full range of life and health insurance products either directly or through its pooling agreement with Assurance, including universal life, traditional life, variable life and variable annuities.

Formation of the Company was sponsored American Casualty Company of Reading, Pennsylvania, which owned 50% of the outstanding shares of the Company. The remaining 50% was held by the Valley Forge Insurance Company, a wholly owned subsidiary of American Casualty Company.

In late 1963, the parent company was acquired by Continental Casualty Company of Chicago, Illinois. In 1967, all outstanding shares of Continental Casualty Company were exchanged for stock of CNA Financial Corporation, the parent company of the CNA group of life insurance companies. On December 30, 1983, all outstanding shares of the Company were acquired by Continental Assurance
Company, a life insurance company subsidiary of CNA Financial Corporation. Controlling interest of CNA Financial Corporation is held by Loews Corporation, a Delaware Corporation, 667 Madison Avenue, New York, New York 10021-8087. Loews Corporation has interests in insurance, hotels, watches and other timing devices, drilling rigs and tobacco. As of August 1, 1999, Loews Corporation held 86% of the outstanding voting securities of CNA Financial Corporation. Loews Corporation is a publicly traded company whose shares are traded on the New York Stock Exchange.

Effective December 31, 1985, pursuant to a Reinsurance Pooling Agreement the Company began ceding all of its business to its parent, Continental Assurance Company. This business was then pooled with the business of Continental Assurance Company, excluding Continental Assurance Company's participating contracts and separate accounts, and separate accounts of the Company, and 10% of the combined net pool was retroceded to the Company. This Agreement was amended effective July 1, 1996, for the purpose of also excluding the separate accounts of the Company.


SELECTED FINANCIAL DATA


     The following selected financial data for VFL should be read in conjunction with the financial statements and notes thereto included in this prospectus.

           SELECTED FINANCIAL DATA FOR THE PERIODS ENDED


- ----------------------------------------------------------------------------------------------------------------
                               June 30,           Dec.31,       Dec. 31,      Dec. 31,      Dec. 31,      Dec. 31,
(IN THOUSANDS OF DOLLARS)      1999               1998          1997          1996          1995          1994
- ----------------------------------------------------------------------------------------------------------------
Net Investment Income..........$ 18,108       $   35,539    $   29,913    $   29,312    $   31,494    $   22,759
- ----------------------------------------------------------------------------------------------------------------
Net Operating Income (Excluding
  Realized Investment
  Gains/Losses)................$ 6,767        $    6,424    $   10,600    $   13,618    $   13,551    $   10,408
- ----------------------------------------------------------------------------------------------------------------
Net Income.....................$(4,230)       $   17,453    $   13,330    $   16,719    $   22,510    $    7,482
- ----------------------------------------------------------------------------------------------------------------
Total Assets...................$3,178,038     $2,991,429    $2,368,426    $1,980,802    $1,641,438    $1,447,122
- ----------------------------------------------------------------------------------------------------------------


                                       44

                     VALLEY FORGE LIFE INSURANCE COMPANY

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Valley Forge Life Insurance Company (VFL) is a wholly-owned subsidiary of Continental Assurance Company (Assurance). Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNAF). CNAF is a holding company whose primary subsidiaries consist of property/casualty and life insurance companies, collectively CNA. As of August 1, 1999, Loews Corporation owns 86% of the outstanding common stock of CNAF.

The operations, assets and liabilities of VFL and its parent, Assurance, are managed on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its separate account business, to its parent, Assurance. This business is then pooled with the business of Assurance, which excludes Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.

VFL, along with its parent Assurance, markets and underwrites insurance products designed to satisfy the life, health and retirement needs of individuals and groups. The individual insurance products consist primarily of term and universal life insurance policies and individual annuities. Group insurance products include life, accident and health, consisting primarily of major medical and hospitalization and pension products. VFL and Assurance also market a portfolio of variable products, including annuity and universal life products. These variable products offer policyholders the option of allocating payments to one or more variable accounts or to a guaranteed income account or both. Payments allocated to the variable accounts are invested in corresponding investment portfolios where the investment risk is borne by the policyholder while payments allocated to the guaranteed income account earn a minimum guaranteed rate of interest for a specified period of time for annuity contracts and one year for life products.

RESULTS OF OPERATIONS:


     The following table summarizes key components of VFL's operating results for each of the last three years and six months ended June 30, 1999.

Period Ending                                               6/30/99           12/31/98         12/31/97           12/31/96

Operating Revenues (excluding realized investment gains/losses):

Premiums                                                    $158,324          $315,599           $332,172          $325,486
Net investment income                                       $ 18,108            35,539             29,913            29,312
Other                                                       $  5,262             7,959              6,872             8,217
                                                            --------             -----              -----             -----
Total operating revenues                                     181,694           359,097            368,957           363,015
Benefits and expenses                                       170, 781           349,520            352,530           342,039

Operating income before income tax                            10,913             9,577             16,427            20,976
Income tax (expense)                                          (4,146)           (3,153)            (5,827)           (7,358)
 Net operating income
     (excluding realized investment gains/losses)              6,767             6,424             10,600            13,618
 Net realized investment gains (losses), net of income tax   (10,763)           11,029              2,730             3,101
                                                             -------            ------              -----             -----

Net Income                                                    (4,230)           17,453             13,330            16,719

VFL's revenues, excluding net realized investment gains (losses), were $181.7 million for the first six months of 1999, compared to $176.4 million for the same period in 1998. Premiums for the six months ended June 30, 1999 increased approximately 2.4% to $158.3 million compared to $154.6 million for the same period in 1998. The increase in premiums is due to an increase in the premiums earned for the Federal Employees Health Benefits Plan. This positive effect was offset somewhat by the decision to exit the insured comprehensive medical market, and by lower sales of single premium fixed annuity products.

Premiums for the three months ended June 30, 1999 increased approximately 14.6% to $83.7 million compared to $73.0 million for the same period in 1998. This increase in premiums can be attributed to the same factors that accounted for the increase in premiums for the six month reporting period, more fully discussed above.


VFL's investment income for the six months ended June 30, 1999 was $18.1 million, an increase of 2.8% from the comparable 1998 period when investment income was $17.6 million. The increase is attributable to a larger portfolio of fixed maturity investments, funded by premiums received during the twelve months ended June 30, 1999.

VFL's realized investment losses, net of tax for the six months ended June 30, 1999 of $10.8 million, compares unfavorably to $2.3 million of investment gains, net of tax, realized during the comparable period in 1998. Sales of fixed maturity securities accounted for virtually all of the net realized gains and (losses) in both reporting periods. Accordingly, the interest rate environment during all 1999 and 1998 reporting periods was an important factor underlying the comparative realized investment results. VFL's realized investment gains (losses), net of tax for the three months ended June 30, 1999 and 1998 were $(8.0) million and $1.0 million, respectively. This decline in investment gains can be attributed to the same factors underlying realized investment performance for the six month reporting periods, more fully discussed above.


FINANCIAL CONDITION:


Assets increased approximately $187 million from December 31, 1998 to $3.178 billion as of June 30, 1999. VFL's cash and invested assets decreased by $31 million from December 31, 1998 to $591 million.

During the first six months of 1999, VFL's stockholder's equity decreased by $9.5 million, or 3.6%, to approximately $254.3 million. The decrease in stockholder's equity in 1999 is due primarily to a net loss of $4.2 million and other comprehensive loss of $5.3 million during the six months ended June 30, 1999.

                                                                Assets                    Stockholders Equity
June 30, 1999                                                 $3,178,038                         $254,265
December 31, 1998                                             $2,991,429                         $263,820
December 31, 1997                                             $2,368,426                         $216,260
December 31, 1996                                             $1,980,802                         $199,540
December 31, 1995                                             $1,641,438                         $195,472
December 31, 1994                                             $1,447,122                         $156,196

INVESTMENTS:

     The following table summarizes VFL's investments shown at cost or amortized cost and carrying value at June 30, 1999 and December 31, 1998:

                                            DISTRIBUTION OF INVESTMENTS

                                                     June 30, 1999     %    December 31,1998     %    December 31, 1997     %
 (In thousands of dollars) Fixed maturity securities:
   U.S. Treasury Securities and
   obligations of government agencies               $240,729         40.8%      223,743        36.6%       $ 299,066       55.4
   Asset backed securities                          $ 99,393         16.8       109,207        17.8        $  68,612       12.7
   Other debt securities                            $141,225         23.9       121,685        19.9        $  98,589       18.3
                                                    --------         ----       -------        ----        ---------       ----
Total fixed maturity securities                     $481,347         81.5       454,635        74.3        $ 466,267       86.4
Common stocks                                            981          0.1           981         0.2              981        0.2
Policy loans                                        $ 74,213         12.6        74,150        12.1           66,971       12.4
Other invested assets                                    446          0.1           485         0.1              579        0.1
Short-term investments                                33,500          5.7        81,418        13.3            4,597        0.9
                                                      ------          ---        ------        ----            -----        ---
INVESTMENTS AT AMORTIZED COST                       $590,487        100.0%     $611,669       100.0%        $539,395      100.0%
                                                    ========        =====      ========       =====         ========      =====
INVESTMENTS AT CARRYING VALUE*                      $586,887                   $618,787                     $545,968
                                                    ========                   ========                     ========

* As reported on the Balance Sheet

The operations, assets and liabilities of VFL and CAC are managed on a combined basis. The investment portfolios of VFL and CAC are managed to maximize after-tax investment return, while minimizing credit risks, with investments concentrated in high quality securities to support insurance underwriting operations. The investment portfolios are segregated for the purpose of supporting policy liabilities for universal life, annuities and other interest sensitive products.

     VFL's investments in fixed maturity securities are carried at a fair value of $476.3 million at June 30, 1999, compared with $460.5 million at December 31, 1998. At June 30, 1999, net unrealized losses on fixed maturity securities amounted to approximately $5.1 million. This compares with net unrealized gains of approximately $5.9 million at December 31, 1998. The gross unrealized gains and (losses) for the fixed maturities portfolio at June 30, 1999 were $3.0 million and $(8.1) million, respectively, compared to $6.9 million and $(1.0) million, respectively, at December 31, 1998. At December 31, 1998, net unrealized gains on fixed maturities amounted to approximately $5.9 million. This compares with net unrealized gains of approximately $5.4 million at December 31, 1997. The gross unrealized gains and losses for the fixed maturities portfolio at December 31, 1998 were $6.9 million and $1.0 million, respectively, compared to $6.2 million and $0.8 million, respectively, at December 31, 1997. Fluctuations from year-to-year are primarily due to changes in interest rates. VFL's investments in equity securities are carried at a fair value of $2.2 million at December 31, 1998, compared with $2.3 million at December 31, 1997. At December 31, 1998, unrealized gains on equity securities amounted to approximately $1.2 million. This compares with unrealized gains of approximately $1.3 million at December 31, 1997. There were no unrealized losses on equity securities as of December 31, 1998 and 1997.

     VFL's investments in equity securities are carried at a fair value of $2.6 million and $2.2 million at June 30, 1999 and December 31, 1998, respectively. At June 30, 1999, unrealized gains on equity securities amounted to approximately $1.6 million. This compares with unrealized gains of approximately $1.2 million at December 31, 1998. There were no unrealized losses on equity securities at June 30, 1999 and December 31, 1998.

     VFL has the capacity to hold its fixed maturity portfolio to maturity. However, securities may be sold as part of VFL's asset/liability management strategies or to take advantage of investment opportunities generated by changing interest rates, tax and credit considerations or other similar factors. Accordingly, the fixed maturity securities are classified as available-for-sale.

     The following table summarizes the ratings of VFL's fixed maturity portfolio at carrying value (market):

                                                     June 30, 1999     %    December 31, 1998     %     December 31, 1997     %

(In thousands of dollars)
U.S. government and affiliated securities            $ 279,846       58.8      $ 270,600         58.8      $300,676         63.8%
Other AAA rated                                         64,547       13.5         76,258         16.5        75,531         16.0
AA and A rated                                          37,263        7.8         53,528         11.6        61,404         13.0
BBB rated                                               91,312       19.2         54,241         11.8        27,292          5.8
Below investment grade                                   3,297        0.7          5,889          1.3         6,804          1.4
                                                         -----        ---          -----          ---         -----          ---
          TOTAL                                      $ 476,265      100.0      $ 460,516        100.0      $471,707        100.0

Included in the carrying value of fixed maturity securities at June 30, 1999 are $97.6 million of asset-backed securities, consisting of approximately 46% in collateralized mortgage obligations (CMOs), 40% in U.S. government agency issued pass-through certificates, 8% in corporate mortgage-backed pass-through certificates and 6% in corporate asset-backed obligations. The majority of CMOs held are U.S. government agency issues, which are actively traded in liquid markets and are priced by broker-dealers.

CMOs are subject to prepayment risk that tends to vary with changes in interest rates. During periods of declining interest rates, CMOs generally prepay faster as the underlying mortgages are prepaid and refinanced by the borrowers in order to take advantage of the lower rates. Conversely, during periods of rising interest rates, prepayments are generally slow. VFL limits the risks associated with interest rate fluctuations and prepayments by concentrating its CMO investments in planned amortization classes with relatively short principal repayment windows. Net unrealized gains (losses) on CMOs is $(0.8) million and $1.0 million at June 30, 1999 and December 31, 1998, respectively. VFL avoids investments in complex mortgage derivatives and does not have any investments in mortgage loans or real estate.

VFL invests from time to time in derivative financial instruments primarily to reduce its exposure to market risk. VFL also uses derivatives to mitigate the risk associated with certain guaranteed annuity contracts by purchasing certain options in a notional amount equal to the original customer deposit. VFL's general account derivatives are classified as other invested assets and its Separate Accounts' derivatives are classified as Separate Account business.

Derivative financial instruments consist of interest rate caps in the general account and purchased options in the Separate Accounts at June 30, 1999. The gross notional or contractual amounts of derivative financial instruments in the general account totaled $50 million at June 30, 1999 and December 31, 1998. The gross notional principal or contractual amounts of derivative financial instruments in the Separate Accounts totaled $1.5 million at June 30, 1999 and December 31, 1998. The fair value of derivative financial instruments in the general account and Separate Accounts at June 30, 1999 totaled $0.4 million and $0.5 million, respectively. The fair value of derivative financial instruments in the general account and Separate Accounts at December 31, 1998 totaled $0.1 million and $0.5 million, respectively. Net realized gains on derivative financial instruments held in the general account and Separate Accounts were $0.2 million, while net realized gains on derivatives in the Separate Accounts were not material for the period ended June 30, 1999. Net realized losses on derivative financial instruments held in the general account totaled $0.3 million while net realized gains (losses) on derivatives in the Separate Accounts were not material for the 1998 reporting period.

High yield securities are bonds rated below investment grade by bond rating agencies, and other unrated securities which, in the opinion of management, are below investment grade (below BBB). High yield securities generally involve a greater degree of risk than that of investment grade securities. Returns are expected to compensate for the added risk. The risk is also considered in the interest rate assumptions in the underlying insurance products. VFL's concentration in high yield bonds was approximately 0.1% and 0.2% of total assets as of June 30, 1999 and December 31, 1998, respectively. At June 30, 1999 and December 31, 1998, net unrealized gains on high yield securities were approximately $0.3 million.



IMPACT OF YEAR 2000 ON VFL:

     The widespread use of computer programs, both in the United States and internationally, that rely on two digit date fields to perform computations and decision making functions may cause computer systems to malfunction when processing information involving dates after 1999. Such malfunctions could lead to business delays and disruptions. VFL does not maintain any systems. Instead, it relies on the systems of CNA Financial, third party vendors and other business partners. CNA Financial, on behalf of VFL, has a plan under which it reviews periodically the progress that these parties are making on this issue. As of December 1, 1998, CNA Financial had certified internally as Year 2000-ready all of the internal systems used by VFL. However, as business conditions change, CNA may respond by revising previous Year 2000 strategies or solutions affecting specific systems. In limited cases, a system that was to have been replaced, instead, may be renovated to become Year 2000 ready prior to January 1, 2000. VFL does not believe these changes will have a material impact on the Company.

CNA Financial has also received statements of Year 2000 compliance from certain key business partners. VFL management believes that the systems on which it relies do not have any significant remaining exposure to the Year 2000 issue and, therefore VFL does not have a material exposure to the Year 2000 issue. However, due to the interdependent nature of computer systems, there may be an adverse impact on VFL if its business partners fail to address the Year 2000 issue successfully. To mitigate this impact, if any, CNA Financial on behalf of itself and VFL is communicating with its business partners to coordinate Year 2000 conversion. In addition, CNA Financial has developed business resumption plans to ensure that it and VFL are able to continue critical processes through other means in the event that it becomes necessary to do so. Formal strategies have been developed to include appropriate recovery processes and use of alternative vendors.

     Based on its current assessment, CNA Financial estimates that the total cost to replace and upgrade its systems to accommodate Year 2000 processing will be approximately $70 million. As of June 30, 1999, CNA Financial has spent approximately $60 million on Year 2000 readiness matters. VFL is allocated its proportionate share of this cost.


LIQUIDITY AND CAPITAL RESOURCES:

     The liquidity requirements of VFL have been met primarily by funds generated from operating, investing and financing activities. VFL's principal cash flow sources are premiums, investment income, receipts for investment contracts sold and sales and maturities of investments. The primary cash flow uses are payments for claims, policy benefits, payments on matured policyholder contracts and operating expenses.

     During the first six months of 1999, VFL's operating activities generated net positive cash flows of approximately $11.4 million, compared with net negative cash flows of $8.3 million for the same period in 1998.

     Management believes that future liquidity needs will be met primarily by cash generated from operations. Net cash flows from operations are generally invested in marketable securities. Investment strategies employed by VFL consider the cash flow requirements of the insurance products sold and the tax attributes of the various types of marketable investments.

ACCOUNTING STANDARDS:

Accounting for Derivative Instruments and Hedging Activities

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." This statement requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. VFL is currently evaluating the effects of this Statement on its accounting and reporting for derivative securities and hedging activities.

Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk

     In October 1998, the American Institute of Certified Public Accountant's Accounting Standards Executive Committee issued SOP 98-7, "Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk." This guidance excludes long-duration life and health insurance contracts from its scope. This Statement is effective for financial statements in the year 2000, with early adoption encouraged. VFL is currently evaluating the effects of this SOP.


MARKET RISK

     Market risk is a broad term related to economic losses due to adverse changes in the fair value of a financial instrument. Market risk is inherent to all financial instruments, and accordingly, VFL's risk management policies and procedures include all market risk sensitive financial instruments.

     According to the Securities and Exchange Commission (SEC) disclosure rules, discussions regarding market risk focus on only one element of market risk--change in price levels. Price levels can be affected by changes in interest rates, equity prices, foreign exchange rates or other factors that relate to volatility of the interest rates, index or price of the underlying financial instrument. VFL's primary market risk exposures are due to changes in interest rates, although VFL has certain exposures to changes in equity prices and foreign currency exchange rates.

     Active management of market risk is integral to VFL's operations. VFL may use the following tools to manage its exposure to market risk within tolerable ranges: 1) change the character of future investments purchased or sold, 2) use derivatives to offset the market behavior of existing assets and liabilities or assets expected to be purchased and liabilities to be incurred, or 3) rebalance its existing asset and liability portfolios.

     For purposes of this disclosure, market risk sensitive instruments are divided into two categories: instruments entered into for trading purposes and instruments entered into for purposes other than trading.

     Interest Rate Risk: VFL has exposure to economic losses due to interest rate risk arising from changes in the level or volatility of interest rates. VFL attempts to mitigate its exposure to interest rate risk through active portfolio management. VFL may also reduce this risk by utilizing instruments such as interest rate swaps, interest rate caps, commitments to purchase securities, options, futures and forwards. This exposure is also offset by VFL's asset/liability duration matching strategy.

     Equity Price Risk: VFL is exposed to equity price risk as a result of its investment in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities, or instruments which derive their value from such securities or indexes. VFL attempts to mitigate its security specific risk by limiting its investment in any one security or index.

     Foreign Exchange Risk: Foreign exchange rate risk arises from the possibility that changes in foreign currency exchange rates will impact the value of financial instruments. VFL has foreign exchange exposure when it buys or sells foreign currencies or financial instruments denominated in a foreign currency. VFL's foreign transactions are primarily denominated in Canadian Dollars. This exposure is mitigated by VFL's asset/liability matching strategy and through the use of forwards for those instruments, which are not matched.

     Sensitivity Analysis: VFL monitors its sensitivity to interest rate risks by evaluating the change in its financial assets and liabilities relative to fluctuations in interest rates. The evaluation is made using an instantaneous parallel change in interest rates of varying magnitudes on a static balance sheet to determine the effect such a change in rates would have on VFL's market value at risk and the resulting effect on stockholder's equity. The analysis presents the sensitivity of the market value of VFL's financial instruments to selected changes in market rates and prices. The range of changes selected reflects VFL's view of changes, which are reasonably possible over a one-year period. The selection of the range of values chosen to represent changes in interest rates should not be construed as VFL's prediction of future market events, but rather an illustration of the impact of such events. Accordingly, the analysis may not be indicative of, is not intended to provide, and does not provide a precise forecast of the effect of changes of market interest rates on VFL's income or stockholder's equity. Further, the computations do not reflect any actions VFL would undertake in response to changes in interest rates.

     The sensitivity analysis modeled an instantaneous increase and decrease in market interest rates of 100 and 150 basis points from their levels at June 30, 1999 with all other variables held constant. A 100 and 150 basis point increase in market interest rates would result in a pre-tax decrease in the net financial instrument position of $25.4 million and $36.8 million, respectively. Similarly, a 100 and 150 basis point decrease in market interest rates would result in a pre-tax increase in the net financial instrument position of $28.8 million and $44.0 million, respectively.

     Equity price risk was measured assuming an instantaneous 10% and 25% change in the Standard & Poor's 500 Index (the Index) from its level of June 30, 1999 with all other variables held constant. VFL's equity holdings were assumed to be perfectly positively correlated with the Index. A 10% and 25% decrease in the Index would result in a $11.1 million and $27.8 million decrease, respectively, in the market rate of VFL's equity investments. Of these amounts, $10.8 million and $27.1 million, respectively, would be offset by decreases in liabilities to customers under variable annuity contracts. Similarly, increases in the Index would result in like increases in the market value of VFL's equity investments and increases in liabilities to customers under variable annuity contracts.

     The sensitivity analysis also assumes an instantaneous 10% and 20% change in the foreign currency exchange rates versus the U.S. Dollar from their levels at June 30, 1999, with all other variables held constant. A 10% and 20% strengthening of the U.S. Dollar versus other currencies would result in decreases of $0.6 million and $1.2 million in the market value of financial instruments that are denominated in foreign currencies. Weakening of the U.S. Dollar versus all other currencies would result in like increases in the market value of financial instruments that are denominated in foreign currencies.

Credit Risk

     Credit risk arises from the potential inability of counterparties to perform on an obligation in accordance with the terms of the contract. VFL is exposed to credit risk in its capacity as counterparty in financial and insurance contracts, reinsurance arrangements and as a holder of securities. VFL accepts risk whenever a counterparty is obligated to perform under a contract. As a holder of securities, VFL is exposed to default by the issuer or to the possibility of market price deterioration. As a purchaser of reinsurance, VFL has exposure that a reinsurer may not be able to reimburse VFL under the terms of the reinsurance agreement. VFL has established policies and procedures to manage credit risk, including collateral requirements and master "netting arrangements."


Legal/Regulatory Risk

     Legal/regulatory risk is the risk that changes in the legal or regulatory environment in which VFL operates will create additional expenses not anticipated by VFL in pricing its products or that VFL will experience advertent or inadvertent compliance problems that require significant expenditure to remedy, or that diminish business prospects. Regulatory initiatives, tax law changes, new legal theories or insolvency of other insurance companies, through guaranty fund assessments, may create costs for the insurer beyond those currently recorded in the financial statements. VFL mitigates this risk by offering a wide range of products and by operating throughout the United States, thus reducing its exposure to any single product or region, and also by employing underwriting practices which identify and minimize the adverse impact of legal risk.








                          OTHER ADDITIONAL INFORMATION

EMPLOYEES

     As of December 31, 1998, VFL had no employees as it has contracted with Casualty for services provided by Casualty employees. Casualty has experienced satisfactory labor relations and has never had work stoppages due to labor disputes.

PROPERTIES

     VFL does not own or directly lease any office space. VFL reimburses Casualty for its proportionate share of office facilities.

CERTAIN AGREEMENTS


     VFL is party to the Reinsurance Pooling Agreement with Assurance which was previously mentioned and is also discussed in the Notes to VFL's Financial Statements included in this Prospectus. In addition, VFL is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNAF and each of its subsidiaries are allocated to the appropriate company. All acquisition and underwriting expenses allocated to VFL are further subject to the Reinsurance Pooling Agreement with Assurance, so that acquisition and underwriting expenses recognized by VFL are ten percent of the acquisition and underwriting expenses of the combined pool. For information regarding expenses pursuant to the CNA Intercompany Expense Agreement see Note 9 of the Notes to Financial Statements.


REGULATION


     VFL is subject to the laws of the Commonwealth of Pennsylvania governing insurance companies and to the regulations of the Pennsylvania Department of Insurance ("Insurance Department"). Regulation by the Insurance Department includes periodic examination to determine, among other items, contract liabilities and reserves so that the Insurance Department may certify that these items are correct. VFL's books and accounts are subject to review by the Insurance Department at all times.


     In addition, VFL is subject to regulation under the insurance laws of all jurisdictions in which it operates. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to various matters, including licensing to transact business, overseeing trade practices, licensing agents, approving contract forms, establishing reserve requirements, fixing maximum interest rates on life insurance contract loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted.

     Further, many states regulate affiliated groups of insurers, such as VFL and its affiliates, under insurance holding company legislation. Under such laws, inter-company transfers of assets and dividend payments from insurance subsidiaries may be subject to

                                       56


prior notice or approval, depending on the size of the transfer payments in relation to the financial positions of the companies involved.


     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed as a result of insolvency of other insurers. The assessments are based on formulas, subject to prescribed limits, and are intended to fund the benefits and continuation of coverage for policyholders of the insolvent insurers. Most of these laws provide that an assessment may be excused or deferred if it would threaten an insurer's own solvency.


     Although the Federal government generally does not directly regulate the business of insurance, Federal initiatives often have an impact on the business in a variety of ways. Certain insurance products of VFL are subject to various Federal securities laws and regulations. In addition, current and proposed Federal measures that may significantly affect the insurance business include regulation of insurance company solvency, employee benefit regulation, removal of barriers preventing banks from engaging in the insurance business, tax law changes affecting the taxation of insurance companies and the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles.

     Increased scrutiny of state regulated insurer solvency requirements by certain members of the U.S. Congress resulted in the National Association of Insurance Commissioners ("NAIC") developing industry minimum Risk-Based Capital ("RBC") requirements, establishing a formal state accreditation process designed to more closely regulate for solvency, minimizing the diversity of approved statutory accounting and actuarial practices, and increasing the annual statutory statement disclosure requirements.


     The RBC  formulas are  designed to identify an  insurer's  minimum  capital requirements based upon the inherent risks (e.g., asset default, credit and underwriting) of its operations. In addition to the minimum capital requirements, the RBC formula and related regulations identify various levels of capital adequacy and corresponding actions that the state insurance departments should initiate. The level of capital adequacy below which insurance departments would take action is defined as Company Action Level. As of December 31, 1998, VFL has capital in excess of Company Action Level.


                                       57


DIRECTORS AND EXECUTIVE OFFICERS

     The name, age, positions and offices, term as director, and business experience during the past five years for VFL's directors and executive officers are listed in the following table:


- ----------------------------------------------------------------------------------------------------
                                          OFFICERS OF VFL
- ----------------------------------------------------------------------------------------------------
                                    POSITION(S) HELD
      NAME AND ADDRESS        AGE       WITH VFL      PRINCIPAL OCCUPATION(S) DURING PAST FIVE YEARS
- ----------------------------------------------------------------------------------------------------
Philip L. Engel*              58    Director and      President of CNA since September, 1992. Prior
CNA Plaza                           President         thereto, Mr. Engel was Executive Vice
Chicago, IL 60685                                     President of CNA. Mr. Engel has served as a
                                                      Director   of  VFL   since
September, 1992.
- ----------------------------------------------------------------------------------------------------
Bernard L. Hengesbaugh        52    Chairman of the   Chairman of the Board and Chief Executive
CNA Plaza                           Board, Chief      Officer of CNA since February, 1999. Prior
Chicago, IL 60685                   Executive         thereto, Mr. Hengesbaugh served as Executive
                                    Officer, and      Vice President and Chief Operating Officer of
                                    Director          CNA since February, 1998. Prior thereto, Mr.
                                                      Hengesbaugh was Senior Vice President of CNA
                                                      since November, 1990. Mr. Hengesbaugh has
                                                      served as Director since February, 1999.
- ----------------------------------------------------------------------------------------------------
Peter E. Jokiel               51    Senior Vice       Senior Vice President of CNA since November,
CNA Plaza                           President         1990. Chief Financial Officer of CNA from
Chicago, IL 60685                                     November, 1990 through October, 1997. Mr.
                                                      Jokiel    served    as   a
                                                      Director of VFL from July,
                                                      1992   through    October,
                                                      1997.
- ----------------------------------------------------------------------------------------------------
Jonathan D. Kantor            43    Senior Vice       Senior Vice President, Secretary and General
CNA Plaza                           President,        Counsel of CNA since April, 1997. Group Vice
Chicago, IL 60685                   Secretary,        President of CNA since April, 1994. Prior
                                    General Counsel   thereto, Mr. Kantor was a partner at the law
                                    and Director      firm of Shea & Gould.** Mr. Kantor has served
                                                      as a Director of VFL since April, 1997.
- ----------------------------------------------------------------------------------------------------
Robert V. Deutsch***           39   Senior Vice       Senior Vice President, Chief Financial Officer
CNA Plaza                           President, Chief  and Director since August 16, 1999.  Prior
Chicago, IL 60685                   Financial         thereto, Chief Financial Officer for Executive
                                    Officer, Director Risk, Inc.
- ----------------------------------------------------------------------------------------------------
Tom Taylor                    47    Executive Vice    Executive Vice President, Underwriting Policy
                                    President         Group since June 1999. Specialty Operations,
                                                      1998-1999. President and Chief Operating
                                                      Officer, Financial Insurance, 1992-1998.
------------------------------------------------------------------------------------------------------
Carol Dubnicki                48    Senior Vice       Senior Vice President, Human Resources since
                                    President,        May, 1998.  Prior thereto, Senior Vice
                                    Director          President, Human Resources, Amoco, 1993-1998.



------------------------------------------------------------------------------------------------------
Donald P. Lofe, Jr.           42    Group Vice        Group Vice President, Corporate Finance
                                    President,        Department since October 1998.  Prior thereto,
                                    Director          partner-in-charge of PricewaterhouseCoopers LLP.

------------------------------------------------------------------------------------------------------
John M. Squarok               46    Group Vice        Group Vice President of CNA since July 1998.
                                    President         Prior thereto, Mr. Squarok was Chief Financial
                                    and Director      Officer of various businesses of GE Capital from
                                                      August 1988 until July 1998.  Director since
                                                      August 1998.
------------------------------------------------------------------------------------------------------



     Each director is elected to serve until the next annual meeting of stockholders or until his or her successor is elected and shall have qualified. Some directors hold various executive positions with insurance company affiliates of VFL. Executive officers serve at the discretion of the Board of Directors.


      * Mr. Engel plans to retire effective September, 1999.


    ** Shea & Gould declared bankruptcy in 1995.
    ***Mr. Deutsch became acting Chief Financial Officer on August 16, 1999.

                                       58



EXECUTIVE COMPENSATION



     The following table includes compensation paid by CNAF and its subsidiaries for services rendered in all capacities for the years indicated for the Chief Executive Officer and the next four most highly compensated Executive Officers as of December 31, 1998. These officers also serve as executive officers of VFL; therefore, an applicable portion of their compensation (4.45%) is charged to VFL.


                           SUMMARY COMPENSATION TABLE
                              ANNUAL COMPENSATION


- -------------------------------------------------------------------------------------------------------------------
                                            ANNUAL COMPENSATION      ALL OTHER       LONG-TERM
                                           ---------------------       ANNUAL       COMPENSATION       ALL OTHER
  NAME AND PRINCIPAL POSITION      YEAR    SALARY(A)    BONUS(B)    COMPENSATION     PAYOUTS(C)     COMPENSATION(D)
  ---------------------------      ----    ---------    --------    ------------    ------------    ---------------
- -------------------------------------------------------------------------------------------------------------------
Dennis H. Chookaszian(e).......    1998    $950,000           --      $71,358(f)     $  900,000         140,423(g)
  Chairman of the Board and        1997     950,000           --           --         1,650,000         129,288(h)
  Chief Executive Officer of       1996     950,000           --           --         1,450,000          51,362(i)
  CNA Insurance Companies
Philip L. Engel(j).............    1998     800,000           --           --           300,000          67,794(g)
  President                        1997     800,000           --           --           500,000          62,226(h)
  CNA Insurance Companies          1996     800,000           --           --           400,000          40,131(i)
Bernard L. Hengesbaugh(e)......    1998(k)  684,423     $750,000(l)        --            42,500          28,746
  Executive Vice President &       1997(k)  550,000      508,000           --                --          23,100
  Chief Operating Officer          1996(k)  550,000      250,000           --                --          23,100
  CNA Insurance Companies
Peter E. Jokiel................    1998     550,000      550,000           --                --          23,100
  Senior Vice President            1997     550,000      399,000           --                --          23,100
  CNA Insurance Companies          1996     500,000      240,000           --                --          21,000
W. James MacGinnitie(m)*.......    1998     500,000      220,000           --                --          21,000
  Senior Vice President &          1997     123,077      317,000(n)        --                --           1,131
  Chief Financial Officer
  CNA Insurance Companies
- -------------------------------------------------------------------------------------------------------------------
*Mr.  Deutsch  became the acting  Chief  Financial  Officer on August 16, 1999.
There is no  compensation  history for Mr.  Deutsch and therefore the financial information  provided is for James  MacGinnitie,  the previous  Chief  Financial
Officer.


Notes


(a) Base salary includes compensation deferred under the CNA Savings Plan and CNA Supplemental Savings Plan.



(b) Amounts disclosed are for bonus awards earned and accrued in the year indicated under the company's annual incentive plans and the supplemental incentive bonus ("Supplemental Bonus") hereinafter described. Bonus awards are typically paid in March of the following year unless deferred.



(c) Represents payout under the Incentive Compensation Plan for Certain Executive Officers.



(d) Represents amounts contributed or accrued to the named officers for the CNA Savings Plan and CNA Supplemental Savings Plan.



(e) On February 9, 1999, Mr. Chookaszian retired as Chairman and Chief Executive
    Officer  of  CNA  Companies  and  was  succeeded  by  Mr.   Hengesbaugh  See
    "Director's Compensation" above.



(f) Includes compensation for personal use of corporate transportation.



(g) Includes $30,004 and $12,584 of insurance premiums paid by the company on behalf of Messrs. Chookaszian and Engel, respectively.



(h) Includes $27,356 and $11,260 of insurance premiums paid by the company on behalf of Messrs. Chookaszian and Engel, respectively.



(i) Includes $10,422 and $6,009 of insurance premiums paid by the company on behalf of Messrs. Chookaszian and Engel, respectively.



(j) Mr. Engel has announced his intention to retire as President effective September, 1999.



(k) Mr. Hengesbaugh's compensation for 1996, 1997 and through February 4, 1998 was paid to him as Senior Vice President of CNA Insurance Companies.



(l) Mr. Hengesbaugh was awarded a $750,000 retention recognition award, of which $460,000 will be deferred, pursuant to his promotion.



(m) Mr. MacGinnitie was employed by the Company effective October 1, 1997. Consequently, he received no compensation from the Company during a portion of 1997 and all of 1996.



(n) Includes $150,000 hiring bonus paid.


                                       59


EMPLOYMENT CONTRACTS


     VFL is a wholly-owned subsidiary of Assurance. Assurance is a wholly-owned subsidiary of Casualty which is wholly-owned by CNAF. Loews Corporation owns approximately 86% of the outstanding common stock of CNAF. All employees of the CNA Insurance Companies are employed by Casualty, with the exception of Bernard
L. Hengesbaugh and Philip L. Engel who are employees of CNAF.



     CNAF is party to employment agreements with each of Bernard L. Hengesbaugh and Philip L. Engel.



     The term of Mr. Hengesbaugh's agreement with CNAF (the "Agreement") expires on December 31, 2000. The Agreement provides that he will be paid an annual Base Salary of $950,000. In addition, Mr. Hengesbaugh will participate in an Incentive Compensation Plan that will provide him with an opportunity to earn a bonus based on performance and the attainment of specified corporate goals as approved by the Incentive Compensation Committee. The amount of the Incentive Compensation Award for the calendar year 1999 shall be determined as follows:
(i) dividing the lesser of (a) the Net Operating Income for the 1999 calendar year or (b) $100 million by (c) $100 million, and multiplying the resulting percentage by $950,000; and (ii) dividing the lesser of (a) the Net Operating Income for the calendar year in excess of $200 million for the calendar year or
(b) $300 million by (c) $300 million and multiplying the resulting percentage by 200% of $950,000 and adding the products of (i) and (ii) subject to a cap of $2,850,000. For 2000, the award shall be determined as follows: (i) dividing the lesser of (a) the Net Operating Income for the 2000 calendar year or (b) $200 million by (c) $200 million, and multiplying the resulting percentage by $950,000, and (ii) dividing the lesser of (a) the Net Operating Income for the calendar year in excess of $200 million for the calendar year or (b) $300 million by (c) $300 million and multiplying the resulting percentage by 200% of $950,000 and adding the products of (i) and (ii) subject to a cap of $2,850,000. Any incentive compensation paid is included in the computation of pensionable earnings under CNAF's retirement plans. Mr. Hengesbaugh may participate in the Qualified and Supplemental Savings Plan established by CNAF wherein CNAF pays a matching percentage of 70% of the first 6% of the employee's contributions. The Agreement permits Mr. Hengesbaugh to participate in other benefit programs offered by CNAF to its employees. The Agreement requires CNAF to pay Mr. Hengesbaugh a one-time award of $750,000 for assuming the position of Chairman and Chief Executive Officer. A portion of the one-time award has been deferred.



     CNAF may terminate the Agreement without cause at any time, in which event CNAF is required to continue to make payments to Mr. Hengesbaugh for a period of three years from the date of termination of three times his annual rate of base salary. The Agreement contemplates negotiation of a renewal and provides that if the parties have not reached an agreement before March 31, 2001 then the employment shall be considered terminated by CNAF and Mr. Hengesbaugh shall be entitled to termination pay of three times his annual rate of base salary as of December 31, 2000 for a period of three years. The Agreement requires Mr. Hengesbaugh to maintain the confidentiality of information concerning CNAF's business while he is employed by CNAF and at all times thereafter and contains covenants whereunder Mr. Hengesbaugh shall not compete or interfere with any of CNAF's businesses for a specified period of time.



     Mr. Engel's employment agreement with CNAF (the "Agreement") expired on December 31, 1998 and has been extended until September 30, 1999. Mr. Engel will retire


                                       60



from his position with CNAF on or about September 30, 1999. See "Election of Directors" above. The Agreement provides that he will be paid an annual Base Salary of $800,000. In addition, Mr. Engel will participate in an Incentive
Compensation Plan that will provide him with an opportunity to earn a bonus based on performance and the attainment of specified corporate goals. The amount of the award for 1999 shall consist of 0.3% of Net Operating Income capped at $900,000. Any incentive compensation paid is included in the computation of pensionable earnings under CNAF's retirement plans. Mr. Engel may participate in the Qualified and Supplemental Savings Plan established by CNAF wherein CNAF pays a matching percentage of 70% of the first 6% of the employee's contributions. This matching amount is also included in the computation of pensionable earnings. CNAF may terminate the Agreement without cause at any time, in which event CNAF is required to continue to make payments to Mr. Engel for a period of three years from the date of termination at a fixed rate based on base salary and the incentive compensation in effect at the time of such termination.



     CNAF was party to an employment agreement with Mr. Chookaszian which expired on December 31, 1998 at which time all compensation obligations of CNAF thereunder ceased. On February 9, 1999, CNAF and Mr. Chookaszian entered into a Continuing Service Agreement. See "Director Compensation" above for a description of Mr. Chookaszian's Continuing Service Agreement with CNAF.



RETIREMENT PLANS



     CNAF provides funded, tax qualified, non-contributory retirement plans for all salaried employees, including executive officers (the "Retirement Plans") and an unfunded, non-qualified, non-contributory benefits equalization plan (the "Supplemental Retirement Plan") that provides for the accrual and payment of benefits that are not available under tax qualified plans such as the Retirement Plans. The following description of the Retirement Plans also gives effect to benefits provided under the Supplemental Retirement Plan.



     The Retirement Plans provide for retirement benefits based upon average final compensation (i.e., based upon the highest average sixty consecutive months compensation and years of credited service with CNAF). Compensation under the Retirement Plans consists of salary paid by CNAF and its subsidiaries included under "Salary," "Bonus" and "Long-Term Compensation Payouts" in the Summary Compensation Table above. The following table shows estimated annual benefits payable upon retirement under the Retirement Plans for various compensation levels and years of credited service, based upon normal retirement in 1999 and a straight life annuity form of benefit. In addition to a straight life annuity, the Plans also allow the participant to elect payment to be made in a Joint and Contingent (or Survivor) Annuitant form where the Contingent (or Survivor) Annuitant would receive payment at 50%, 66 2/3% or 100% of the participant's benefit amount.


                                       61



                               PENSION PLAN TABLE



                                    ESTIMATED ANNUAL PENSION FOR
                              REPRESENTATIVE YEARS OF CREDITED SERVICE
- -----------------------------------------------------------------------------------------------------
       AVERAGE
       ANNUAL
    COMPENSATION            15              20               25               30               35
- -----------------------------------------------------------------------------------------------------
$ 400,000............    $116,343       $  155,125       $  193,906       $  206,021       $  218,136
   500,000...........     146,343          195,125          243,906          259,354          274,803
   600,000...........     176,343          235,125          293,906          312,688          331,470
   700,000...........     206,343          275,125          343,906          366,021          388,137
   800,000...........     236,343          315,125          393,906          419,355          444,804
   900,000...........     266,343          355,125          443,906          472,688          501,471
 1,000,000...........     296,343          395,125          493,906          526,022          558,138
 1,100,000...........     326,343          435,125          543,906          579,355          614,805
 1,200,000...........     356,343          475,125          593,906          632,689          671,472
 1,300,000...........     386,343          515,125          643,906          686,022          728,139
 1,400,000...........     416,343          555,125          693,906          739,356          784,806
 1,500,000...........     446,343          595,125          743,906          792,689          841,473
 1,600,000...........     476,343          635,125          793,906          846,023          898,140
 1,700,000...........     506,343          675,125          843,906          899,356          954,807
 1,800,000...........     536,343          715,125          893,906          952,690        1,011,474
 1,900,000...........     566,343          755,125          943,906        1,006,023        1,068,141
 2,000,000...........     596,343          795,125          993,906        1,059,357        1,124,808
 2,100,000...........     626,343          835,125        1,043,906        1,112,690        1,181,475
 2,200,000...........     656,343          875,125        1,093,906        1,166,024        1,238,142
 2,300,000...........     686,343          915,125        1,143,906        1,219,357        1,294,809
 2,400,000...........     716,343          955,125        1,193,906        1,272,691        1,351,476
 2,500,000...........     746,343          995,125        1,243,906        1,326,024        1,408,143
 2,600,000...........     776,343        1,035,125        1,293,906        1,379,358        1,464,810
 2,700,000...........     806,343        1,075,125        1,343,906        1,432,691        1,521,477
 2,800,000...........     836,343        1,115,125        1,393,906        1,486,025        1,578,144
 2,900,000...........     866,343        1,155,125        1,443,906        1,539,358        1,634,811
- -----------------------------------------------------------------------------------------------------



     The amounts in the table reflect deductions for estimated Social Security payments.



     Mr. Chookaszian, Mr. Engel, Mr. Hengesbaugh and Mr. MacGinnitie have 23, 33, 18 and 5 years of credited service, respectively.


                                       62



LONG-TERM INCENTIVE PLAN -- AWARDS IN 1998



     The following table contains information with respect to awards made in 1998 under CNAF's Incentive Compensation Plan and under CNAF's long-term award plan to CNAF's most highly compensated executive officers:



- -------------------------------------------------------------------------------------------
                                                             ESTIMATED FUTURE PAYOUTS
                                                        -----------------------------------
                        NAME                            PERFORMANCE PERIOD(1)    MAXIMUM(2)
- -------------------------------------------------------------------------------------------
Dennis H. Chookaszian...............................        1 year - 1998          900,000
Philip L. Engel.....................................        1 year - 1998         $300,000
Bernard L. Hengesbaugh..............................        1 year - 1998         $ 42,500
- -------------------------------------------------------------------------------------------



(1) Pursuant to the Incentive Compensation Plan, in 1996 the Incentive Compensation Committee granted three single year awards (each, an "Award") to Dennis Chookaszian and Philip Engel for each of the years 1996, 1997 and 1998 (each year being a "Performance Period"). On February 4, 1998, Mr. Hengesbaugh was approved as a participant in the Plan. Each Award represents a designated percentage of CNAF's consolidated after-tax net income, exclusive of realized investment gains and losses ("Net Operating Income") for one or more Performance Periods reduced by factors which in the judgment of the Incentive Compensation Committee merited consideration. There is no award of units or securities under the Incentive Compensation Plan. As previously stated, Mr. Chookaszian's employment agreement expired on December 31, 1998.



(2) The figures given for Messrs. Chookaszian, Engel and Hengesbaugh represent actual payouts to those executives pursuant to the Incentive Compensation Plan. The Estimated Future Payouts Maximum for Messrs. Chookaszian, Engel and Hengesbaugh had been $1,850,000, $600,000 and $600,000 respectively. The Performance Goal set for Dennis Chookaszian for the 1998 Performance Period was 1/3% of 1996 Net Operating Income plus 1/3% of 1997 Net Operating Income plus 1/3% of 1998 Net Operating Income. The Performance Goal set for Philip Engel for the 1998 Performance Period was 1/12% of 1996 Net Operating Income plus 1/12% of 1997 Net Operating Income plus 1/12% of 1998 Net Operating Income. The Performance Goal set for Bernard Hengesbaugh for the 1998 Performance Period was 1/4% of 1998 Net Operating Income.


                                       63
                      VALLEY FORGE LIFE INSURANCE COMPANY

                                 BALANCE SHEETS

- ----------------------------------------------------------------------------------------------------------------
                                                                                 JUNE 30           DECEMBER 31
                                                                                  1999                 1998
                                                                               (Unaudited)
- ----------------------------------------------------------------------------------------------------------------
(In thousands of dollars, except per share amounts)
ASSETS:
   Investments:
     Fixed maturities available-for-sale (amortized cost: $481,347 and $454,635)   $   476,265      $ 460,516
     Equity securities available-for-sale (cost: $981 and $981)                          2,558          2,218
     Policy loans                                                                       74,213         74,150
     Other invested assets                                                                 351            485
     Short-term investments                                                             33,500         81,418
                                                                                   -----------    -----------
          TOTAL INVESTMENTS                                                            586,887        618,787
   Cash                                                                                  4,515          3,750
   Receivables:
     Reinsurance                                                                     2,215,669      2,119,897
     Premium and other insurance                                                        53,088         54,664
   Deferred acquisition costs                                                          119,845        111,963
   Receivables for securities sold                                                      17,309           --
   Accrued investment income                                                             8,229          7,721
   Due from affiliates                                                                  39,165           --
   Deferred income taxes                                                                 2,804           --
   Other                                                                                 1,836            902
   Separate Account business                                                           128,691         73,745
- --------------------------------------------------------------------------------------------------------------
          TOTAL ASSETS                                                             $ 3,178,038    $ 2,991,429
==============================================================================================================
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities:
   Insurance reserves:
     Future policy benefits                                                        $ 2,540,154    $ 2,438,305
     Claims                                                                            142,776         93,001
     Policyholders' funds                                                               48,003         42,746
   Payables for securities purchased                                                    17,106            370
   Federal income taxes payable                                                          8,260          6,468
   Deferred income taxes                                                                  --            6,213
   Due to affiliates                                                                      --            1,946
   Commissions and other payables                                                       38,783         64,815
   Separate Account business                                                           128,691         73,745
                                                                                   -----------    -----------
          TOTAL LIABILITIES                                                          2,923,773      2,727,609
                                                                                   -----------    -----------
Commitments and contingent liabilities - Note 3                                           --             --
Stockholder's Equity:
   Common stock ($50 par value; Authorized-200,000 shares;
       Issued-50,000 shares)                                                             2,500          2,500
   Additional paid-in capital                                                           69,150         69,150
   Retained earnings                                                                   183,453        187,683
   Accumulated other comprehensive income                                                 (838)         4,487
                                                                                   -----------    -----------
          TOTAL STOCKHOLDER'S EQUITY                                                   254,265        263,820
- --------------------------------------------------------------------------------------------------------------
          TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                               $ 3,178,038    $ 2,991,429
==============================================================================================================


      See accompanying Notes to Condensed Financial Statements (Unaudited).




                                       3


                       VALLEY FORGE LIFE INSURANCE COMPANY


                            STATEMENTS OF OPERATIONS
                                   (Unaudited)

- ----------------------------------------------------------------------------------------------------------
                                                           THREE MONTHS                  SIX MONTHS
PERIOD ENDED JUNE 30                                   1999           1998         1999           1998
- ----------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Revenues:
   Premiums                                          $ 83,651      $ 73,025       $158,324       $154,580
   Net investment income                                9,004         9,032         18,108         17,623
   Realized investment gains (losses)                 (13,213)        1,520        (17,902)         3,513
   Other                                                3,597         2,595          5,262          4,156
                                                     --------      --------       --------       --------
                                                       83,039        86,172        163,792        179,872
                                                     --------      --------       --------       --------
Benefits and expenses:
   Insurance claims and policyholders' benefits        80,891        70,228        151,002        145,381
   Amortization of deferred acquisition costs           3,068         2,615          6,065          5,167
   Other operating expenses                             7,415         6,713         13,714         16,571
                                                     --------      --------       --------       --------
                                                       91,374        79,556        170,781        167,119
                                                     --------      --------       --------       --------
     Income (loss) before income tax and cumulative
         effect of change in accounting principle      (8,335)        6,616         (6,989)        12,753
Income tax expense (benefit)                           (3,485)        2,336         (2,993)         4,554
                                                     --------      --------       --------       --------
     Income (loss) before cumulative effect of change
         in accounting principle                       (4,850)        4,280         (3,996)         8,199
Cumulative effect of change in accounting
         principle, net of taxes - Note 5                   -             -           (234)             -
- -------------------------------------------------------------       -------       --------        -------
     NET INCOME (LOSS)                               $ (4,850)      $ 4,280       $ (4,230)       $ 8,199
=============================================================       =======       ========        =======


      See accompanying Notes to Condensed Financial Statements (Unaudited).


                                 4

                       VALLEY FORGE LIFE INSURANCE COMPANY

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                                   (Unaudited)

- -------------------------------------------------------------------------------------------------------------------------
                                                                                              Accumulated
                                                 Additional                                      Other           Total
Six Months Ended                       Common     Paid-in       Comprehensive   Retained     Comprehensive   Stockholder's
June 30, 1999 and 1998                  Stock     Capital       Income (Loss)   Earnings     Income (Loss)      Equity
- -------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Balance, December 31, 1997             $ 2,500     $ 39,150                    $ 170,230           $ 4,380      $ 216,260
Comprehensive income (loss):
  Net income                                 -            -         $   8,199      8,199                 -          8,199
  Other comprehensive income                 -            -               788          -               788            788
                                                                    ---------
   Total comprehensive income                                       $   8,987
                                                                    =========

- -----------------------------------------------------------                    ------------------------------------------
Balance, June 30, 1998                 $ 2,500     $ 39,150                    $ 178,429           $ 5,168      $ 225,247
===========================================================                    ==========================================

Balance, December 31, 1998             $ 2,500     $ 69,150                    $ 187,683           $ 4,487      $ 263,820
Comprehensive income (loss):
   Net loss                                  -            -         $  (4,230)    (4,230)                -         (4,230)
   Other comprehensive loss                  -            -            (5,325)         -            (5,325)        (5,325)
                                                                    ---------
   Total comprehensive loss                                         $  (9,555)
                                                                    =========

- -----------------------------------------------------------                    -------------------------------------------
Balance, June 30, 1999                 $ 2,500     $ 69,150                    $ 183,453            $ (838)     $ 254,265
===========================================================                    ===========================================



      See accompanying Notes to Condensed Financial Statements (Unaudited).


                                        5


                      VALLEY FORGE LIFE INSURANCE COMPANY
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)


- ----------------------------------------------------------------------------------------------------------
SIX MONTHS ENDED JUNE 30                                                             1999         1998
- ----------------------------------------------------------------------------------------------------------
(In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income (loss)                                                             $  (4,230)   $   8,199
   Adjustments to reconcile net income to net cash flows from operating activities:
     Deferred income provision                                                      (6,277)       4,292
     Net realized investment (gains) losses, pre-tax                                17,902       (3,513)
     Amortization of bond discount                                                  (1,237)      (1,955)
     Changes in:
        Insurance receivables, net                                                 (94,196)    (491,676)
        Deferred acquisition costs                                                  (5,657)      (8,873)
        Accrued investment income                                                     (508)        (514)
        Due from affiliates                                                        (41,111)      29,566
        Federal income taxes                                                         1,792          102
        Insurance reserves                                                         171,590      495,132
        Commissions and other payables and other                                   (26,631)     (39,109)
                                                                                 ---------    ---------
            Total adjustments                                                       15,667      (16,548)
                                                                                 ---------    ---------
            NET CASH FLOWS FROM OPERATING ACTIVITIES                                11,437       (8,349)
                                                                                 ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Purchases of fixed maturities                                                  (989,428)    (190,742)
   Proceeds from fixed maturities:
     Sales                                                                         898,060      173,683
     Maturities, calls and redemptions                                              46,529       28,186
   Change in policy loans                                                              (63)      (3,329)
   Change in other invested assets                                                    (214)        --
   Change in short-term investments                                                 49,153      (29,854)
                                                                                 ---------    ---------
          NET CASH FLOWS FROM INVESTING ACTIVITIES                                   4,037      (22,056)
                                                                                 ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
   Receipts for investment contracts credited to policyholder account balances       5,982       27,111
   Return of policyholder account balances on investment contracts                 (20,691)     (19,836)
                                                                                 ---------    ---------
          NET CASH FLOWS FROM FINANCING ACTIVITIES                                 (14,709)       7,275
                                                                                 ---------    ---------
          NET CASH FLOWS                                                               765      (23,130)
Cash at beginning of period                                                          3,750       24,565
- -------------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD                                                            $   4,515    $   1,435
=======================================================================================================
Supplemental disclosures of cash flow information:
        Federal income taxes paid                                                $    --      $    --
=======================================================================================================


      See accompanying Notes to Condensed Financial Statements (Unaudited).


                                       6


                       VALLEY FORGE LIFE INSURANCE COMPANY
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED
                                 JUNE 30, 1999
                                  (UNAUDITED)


NOTE 1. BASIS OF PRESENTATION:

    Valley Forge Life Insurance Company (VFL) is a wholly-owned subsidiary of Continental Assurance Company (CAC). CAC is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNA Financial). CNA Financial is a holding company whose primary subsidiaries consist of property/casualty and life insurance companies, collectively CNA. Loews Corporation owns approximately 86% of the outstanding common stock of CNA Financial.

    VFL markets and underwrites insurance products designed to satisfy the life, health and retirement needs of individuals and groups. Products available in individual policy form include annuities as well as term and universal life insurance. Products available in group policy form include life, pension, accident and health.

    The operations, assets and liabilities of VFL and its parent, CAC, are managed on a combined basis pursuant to a Reinsurance Pooling Agreement. Under this Reinsurance Pooling Agreement, VFL cedes all of its business, excluding its Separate Account business, to its parent, CAC. This business is then pooled with the business of CAC, which excludes CAC's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.

    The operating results for the interim periods are not necessarily indicative of the results to be expected for the full year. These statements should be read in conjunction with the financial statements and notes thereto included in VFL's Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

    The accompanying condensed financial statements have been prepared in conformity with generally accepted accounting principles. Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1999.

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of VFL's management, these statements include all adjustments, consisting of normal recurring accruals, which are necessary for the fair presentation of the financial position, results of operations and cash flows in the accompanying condensed financial statements.




                                       7



                       VALLEY FORGE LIFE INSURANCE COMPANY
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED

NOTE 2. REINSURANCE:

    The ceding of insurance does not discharge the primary liability of the original insurer. VFL places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. Further, for carriers that are not authorized reinsurers in VFL's state of domicile, VFL receives collateral, primarily in the form of bank letters of credit.

    In the table below, the majority of life premium revenue is from long duration type contracts, while the majority of accident and health earned premiums is from short duration contracts. The effects of reinsurance on premium revenues are shown in the following schedule:


- --------------------------------------------------------------------------------------------
                                                     PREMIUMS
                                   -------------------------------------------
                                                                                  ASSUMED/
SIX MONTHS ENDED JUNE 30              DIRECT     ASSUMED    CEDED        NET        NET %
- --------------------------------------------------------------------------------------------
(In thousands of dollars)
1999
     Life                            $312,515   $ 38,004   $319,682   $ 30,837      123%
     Accident and health                2,945    127,487      2,945    127,487      100
- --------------------------------------------------------------------------------------------
          TOTAL PREMIUMS             $315,460   $165,491   $322,627   $158,324      105%
============================================================================================

1998
     Life                            $255,982   $ 41,293   $258,973   $ 38,302      108%
     Accident and health                1,827    116,278      1,827    116,278      100%
- --------------------------------------------------------------------------------------------
          Total premiums             $257,809   $157,571   $260,800   $154,580      102%
============================================================================================




    Transactions with CAC, as part of the pooling agreement described in Note 1, are reflected in the above table. Premium revenues ceded to non-affiliated companies were $187.4 million for the six months ended June 30, 1999, and $111.0 million for the six months ended June 30, 1998. Additionally, benefits and expenses for insurance claims and policyholders' benefits are net of reinsurance recoveries from non-affiliated companies of $139.2 million for the period ended June 30, 1999, and $77.5 million for the same period in 1998.

    Reinsurance receivables reflected on the balance sheets are amounts recoverable from reinsurers who have assumed a portion of VFL's insurance reserves. These balances are principally due from CAC pursuant to the Reinsurance Pooling Agreement.


NOTE 3. LEGAL PROCEEDINGS:


    VFL is party to litigation in the ordinary course of business. The outcome of this litigation will not, in the opinion of management, materially affect the results of operations or equity of VFL.



                                       8

                       VALLEY FORGE LIFE INSURANCE COMPANY
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONTINUED


NOTE 4. OTHER COMPREHENSIVE INCOME:


    Comprehensive income is comprised of all changes to stockholder's equity, including net income, except those changes resulting from investments by, and distributions to, the stockholder. Other comprehensive income (loss) is comprehensive income exclusive of net income. The change in the components of other comprehensive income (loss) are presented in the following table:


- --------------------------------------------------------------------------------------------------------------------------
                                                                                            PRE-TAX  TAX (EXPENSE)   NET
THREE MONTHS ENDED JUNE 30, 1999                                                             AMOUNT    BENEFIT     AMOUNT
- --------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

Net unrealized gains (losses) on investments securities:

    Net unrealized gains (losses) arising during the period                                $(1,304)   $   354        (950)

    Reclassification adjustment for (gains) losses included in net income                     (566)       198        (368)
- --------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE LOSS                                                             $(1,870)   $   552     $(1,318)
==========================================================================================================================


                                                                                            Pre-tax  Tax (Expense)   Net
Three Months Ended June 30, 1998                                                            Amount      Benefit     Amount
- --------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

Net unrealized gains (losses) on investments securities:

    Net unrealized gains (losses) arising during the period                                $(3,606)   $ 1,263     $(2,343)

    Reclassification adjustment for (gains) losses included in net income                    5,428     (1,900)      3,528
- --------------------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income                                                           $ 1,822    $  (637)    $ 1,185
==========================================================================================================================



- --------------------------------------------------------------------------------------------------------------------------
                                                                                            PRE-TAX  TAX (EXPENSE)   NET
SIX MONTHS ENDED JUNE 30, 1999                                                              AMOUNT      BENEFIT    AMOUNT
- --------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

Net unrealized gains (losses) on investments securities:

    Net unrealized gains (losses) arising during the period                                $(5,323)   $ 1,851     $(3,472)

    Reclassification adjustment for (gains) losses included in net income                   (2,851)       998      (1,853)
- --------------------------------------------------------------------------------------------------------------------------
TOTAL OTHER COMPREHENSIVE LOSS                                                             $(8,174)   $ 2,849     $(5,325)
==========================================================================================================================


                                                                                            Pre-tax  Tax (Expense)   Net
Six Months Ended June 30, 1998                                                              Amount      Benefit     Amount
- --------------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)

Net unrealized gains (losses) on investments securities:

    Net unrealized gains (losses) arising during the period                                $(1,750)   $   613     $(1,137)

    Reclassification adjustment for (gains) losses included in net income                    2,962     (1,037)      1,925
- --------------------------------------------------------------------------------------------------------------------------
Total Other Comprehensive Income                                                           $ 1,212    $  (424)    $   788
==========================================================================================================================


                                       9



                       VALLEY FORGE LIFE INSURANCE COMPANY
               NOTES TO CONDENSED FINANCIAL STATEMENTS - CONCLUDED


NOTE 5. CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE:


    In December 1997, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position (SOP)
97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments." SOP 97-3 requires that entities recognize liabilities for insurance-related assessments when all of the following criteria have been met: an assessment has been imposed or it is probable that an assessment will be imposed; the event obligating an entity to pay an imposed or probable assessment has occurred on or before the date of the financial statements; and the amount of the assessment can be reasonably estimated. This SOP is effective for financial statements for fiscal years beginning after December 15, 1998. Accordingly, VFL adopted SOP 97-3 effective January 1, 1999 and an after-tax charge of $234,000 ($360,000 pre-tax) was recorded during 1999 to reflect the cumulative effect of a change in accounting principle.














                          INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholder


Valley Forge Life Insurance Company



     We have audited the accompanying balance sheets of Valley Forge Life Insurance Company (a wholly-owned subsidiary of Continental Assurance Company, which is a wholly-owned subsidiary of Continental Casualty Company, a wholly-owned subsidiary of CNA Financial Corporation, an affiliate of Loews Corporation) as of December 31, 1998 and 1997, and the related statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.



     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



     In our opinion, such financial statements present fairly, in all material respects, the financial position of Valley Forge Life Insurance Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



Deloitte & Touche LLP



Chicago, Illinois


February 10, 1999


                                       64


          FINANCIAL STATEMENTS OF VALLEY FORGE LIFE INSURANCE COMPANY


     The following financial statements are those of VFL and not those of the separate account. They are included for the purpose of informing investors as to the financial position and operations of VFL.



                      VALLEY FORGE LIFE INSURANCE COMPANY


                                 BALANCE SHEETS



- ----------------------------------------------------------------------------------------
                        DECEMBER 31,                               1998          1997
- ----------------------------------------------------------------------------------------
(In thousands of dollars)
ASSETS:
  Investments:
    Fixed maturities available-for-sale (amortized cost:
      $454,635 and $466,267)................................    $  460,516    $  471,707
    Equity securities available-for-sale (cost: $981 and
      $981).................................................         2,218         2,260
    Policy loans............................................        74,150        66,971
    Other invested assets...................................           485           433
    Short-term investments..................................        81,418         4,597
                                                                ----------    ----------
        TOTAL INVESTMENTS...................................       618,787       545,968
  Cash......................................................         3,750        24,565
  Receivables:
    Reinsurance.............................................     2,119,897     1,586,471
    Premium and other insurance.............................        54,690        65,196
    Less allowance for doubtful accounts....................           (26)         (285)
  Deferred acquisition costs................................       111,963        95,354
  Accrued investment income.................................         7,721         5,245
  Receivables for securities sold...........................            --           744
  Due from affiliates.......................................            --        35,999
  Other.....................................................           902           228
  Separate Account business.................................        73,745         8,941
- ----------------------------------------------------------------------------------------
        TOTAL ASSETS                                            $2,991,429    $2,368,426
- ----------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDER'S EQUITY:
Liabilities:
  Insurance reserves:
    Future policy benefits..................................    $2,438,305    $1,906,899
    Claims..................................................        93,001        81,242
    Policyholders' funds....................................        42,746        39,928
  Payables for securities purchased.........................           370           497
  Federal income taxes payable..............................         6,468         5,975
  Deferred income taxes.....................................         6,213         4,098
  Due to affiliates.........................................         1,946            --
  Commissions and other payables............................        64,815       104,586
  Separate Account business.................................        73,745         8,941
                                                                ----------    ----------
        TOTAL LIABILITIES...................................     2,727,609     2,152,166
                                                                ----------    ----------
Commitments and contingent liabilities -- Notes 8 and 10....            --            --
Stockholder's Equity
  Common stock ($50 par value; Authorized-200,000 shares;
    Issued-50,000 shares)...................................         2,500         2,500
  Additional paid-in capital................................        69,150        39,150
  Retained earnings.........................................       187,683       170,230
  Accumulated other comprehensive income....................         4,487         4,380
                                                                ----------    ----------
        TOTAL STOCKHOLDER'S EQUITY..........................       263,820       216,260
- ----------------------------------------------------------------------------------------
        TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY              $2,991,429    $2,368,426
- ----------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------



                See accompanying Notes to Financial Statements.


                                       65


                      VALLEY FORGE LIFE INSURANCE COMPANY



                            STATEMENTS OF OPERATIONS



- ------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                         1998        1997        1996
- ------------------------------------------------------------------------------------------------
(In thousands of dollars)
Revenues:
  Premiums..................................................    $315,599    $332,172    $325,486
  Net investment income.....................................      35,539      29,913      29,312
  Realized investment gains.................................      16,967       4,200       4,771
  Other.....................................................       7,959       6,872       8,217
                                                                --------    --------    --------
                                                                 376,064     373,157     367,786
                                                                --------    --------    --------
Benefits and expenses:
  Insurance claims and policyholders' benefits..............     301,900     307,207     304,840
  Amortization of deferred acquisition costs................      11,807      11,818       1,177
  Other operating expenses..................................      35,813      33,505      36,022
                                                                --------    --------    --------
                                                                 349,520     352,530     342,039
                                                                --------    --------    --------
    Income before income tax................................      26,544      20,627      25,747
Income tax expense..........................................       9,091       7,297       9,028
================================================================================================
    NET INCOME                                                  $ 17,453    $ 13,330    $ 16,719
================================================================================================



                See accompanying Notes to Financial Statements.


                                       66



                      VALLEY FORGE LIFE INSURANCE COMPANY



                       STATEMENTS OF STOCKHOLDER'S EQUITY



- -----------------------------------------------------------------------------------------------------------------
                                                                                     ACCUMULATED
                                            ADDITIONAL                                  OTHER           TOTAL
                                   COMMON    PAID-IN     COMPREHENSIVE   RETAINED   COMPREHENSIVE   STOCKHOLDER'S
                                   STOCK     CAPITAL        INCOME       EARNINGS      INCOME          EQUITY
- -----------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
BALANCE, DECEMBER 31, 1995.......  $2,500    $39,150                     $140,181     $ 13,641        $195,472
Comprehensive income:
  Net income.....................     --          --       $ 16,719       16,719                        16,719
  Other comprehensive loss.......     --          --        (12,651)          --       (12,651)        (12,651)
                                                           --------
      Total comprehensive
        income...................                          $  4,068
                                                           ========
BALANCE, DECEMBER 31, 1996.......  2,500      39,150                     156,900           990         199,540
Comprehensive income:
  Net income.....................     --          --       $ 13,330       13,330            --          13,330
  Other comprehensive income.....     --          --          3,390           --         3,390           3,390
                                                           --------
      Total comprehensive
        income...................                          $ 16,720
                                                           ========
BALANCE, DECEMBER 31, 1997.......  2,500      39,150                     170,230         4,380         216,260
Capital contribution from
  Assurance......................     --      30,000                          --            --          30,000
Comprehensive income:
  Net income.....................     --          --       $ 17,453       17,453            --          17,453
  Other comprehensive income.....     --          --            107           --           107             107
                                                           --------
      Total comprehensive
        income...................                          $ 17,560
=================================================================================================================
BALANCE, DECEMBER 31, 1998         $2,500    $69,150                     $187,683     $  4,487        $263,820
=================================================================================================================



                See accompanying Notes to Financial Statements.


                                       67


                      VALLEY FORGE LIFE INSURANCE COMPANY



                            STATEMENTS OF CASH FLOWS



- ---------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                         1998         1997         1996
- ---------------------------------------------------------------------------------------------------
(In thousands of dollars)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $  17,453    $  13,330    $  16,719
Adjustments to reconcile net income to net cash flows from
  operating activities:
  Deferred income tax provision.............................        2,115        2,581        3,309
  Realized investment gains.................................      (16,967)      (4,200)      (4,771)
  Amortization of bond discount.............................       (4,821)      (2,438)      (4,922)
  Changes in:
    Insurance receivables, net..............................     (522,920)    (269,787)    (254,549)
    Deferred acquisition costs..............................      (16,746)     (20,765)     (23,989)
    Accrued investment income...............................       (2,476)        (300)        (258)
    Due to/from affiliates..................................       37,945       31,500      (62,563)
    Federal income taxes payable............................          493        2,151        4,399
    Insurance reserves......................................      541,560      221,252      198,239
    Commissions and other payables and other................      (40,861)      47,212       (8,376)
                                                                ---------    ---------    ---------
        TOTAL ADJUSTMENTS...................................      (22,678)       7,206     (153,481)
                                                                ---------    ---------    ---------
        NET CASH FLOWS FROM OPERATING ACTIVITIES............       (5,225)      20,536     (136,762)
                                                                ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of fixed maturities...............................     (744,431)    (464,361)    (535,263)
Proceeds from fixed maturities:
  Sales.....................................................      741,277      278,459      530,828
  Maturities, calls and redemptions.........................       33,635       45,442       36,726
Purchases of equity securities..............................           (5)      (1,334)        (728)
Proceeds from sale of equity securities.....................            5        2,447        1,306
Change in short-term investments............................      (73,233)      39,301       (2,851)
Change in policy loans......................................       (7,179)      (6,704)      (4,259)
Change in other invested assets.............................          (82)        (580)          --
Other, net..................................................           --           --           72
                                                                ---------    ---------    ---------
        NET CASH FLOWS FROM INVESTING ACTIVITIES............      (50,013)    (107,330)      25,831
                                                                ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Receipts for investment contracts credited to policyholder
    accounts................................................       30,007      111,478       98,091
  Return of policyholder account balances on investment
    contracts...............................................      (25,584)     (24,878)      (4,504)
  Capital contribution from Affiliate.......................       30,000           --           --
                                                                ---------    ---------    ---------
        NET CASH FLOWS FROM FINANCING ACTIVITIES............       34,423       86,600       93,587
                                                                ---------    ---------    ---------
        NET CASH FLOWS......................................      (20,815)        (194)     (17,344)
Cash at beginning of period.................................       24,565       24,759       42,103
- ---------------------------------------------------------------------------------------------------
CASH AT END OF PERIOD.......................................    $   3,750    $  24,565    $  24,759
===================================================================================================
Supplemental disclosures of cash flow information:
  Federal income taxes paid.................................    $   6,651    $   2,488    $   1,965
===================================================================================================



                See accompanying Notes to Financial Statements.


                                       68



                      VALLEY FORGE LIFE INSURANCE COMPANY


                         NOTES TO FINANCIAL STATEMENTS



NOTE 1. SIGNIFICANT ACCOUNTING POLICIES:



BASIS OF PRESENTATION



     Valley Forge Life Insurance Company (VFL) is a wholly-owned subsidiary of Continental Assurance Company (Assurance). Assurance is a wholly-owned subsidiary of Continental Casualty Company (Casualty) which is wholly-owned by CNA Financial Corporation (CNAF). Loews Corporation owns approximately 85% of the outstanding common stock of CNAF.



     VFL markets and underwrites insurance products designed to satisfy the life, health and retirement needs of individuals and groups. Products available in individual policy form include annuities as well as term and universal life insurance. Products available in group policy form include life, pension, accident and health.



     The operations, assets and liabilities of VFL and its parent, Assurance, are managed on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its separate account business, to its parent, Assurance. This business is then pooled with the business of Assurance, which excludes Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.



     The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (GAAP). Certain amounts applicable to prior years have been reclassified to conform to classifications followed in 1998.



     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



INSURANCE



     Premium revenue--Revenues on universal life type contracts are comprised of contract charges and fees which are recognized over the coverage period. Accident and health insurance premiums are earned ratably over the terms of the policies after provision for estimated adjustments on retrospectively rated policies and deductions for ceded insurance. Other life insurance premiums are recognized as revenue when due, after deductions for ceded insurance.



     Future policy benefit reserves--Reserves for traditional life insurance products (whole and term life products) are computed based upon the net level premium method using actuarial assumptions as to interest rates, mortality, morbidity, withdrawals and expenses. Actuarial assumptions include a margin for adverse deviation and generally vary by plan, age at issue and policy duration. Interest rates range from 3% to 9%, and mortality, morbidity and withdrawal assumptions reflect VFL and industry experience prevailing at the time of issue. Expense assumptions include the estimated effects of inflation and expenses beyond the premium paying period. Reserves for universal life-type contracts are


                                       69


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 1.--(CONTINUED)


equal to the account balances that accrue to the benefit of the policyholders. Interest crediting rates ranged from 4.30% to 7.25% for the three years ended December 31, 1998.



     Claim reserves--Claim reserves include provisions for reported claims in the course of settlement and estimates of unreported losses based upon past experience.



     Reinsurance--In addition to the Pooling Agreement with Assurance, VFL also assumes and cedes insurance with other insurers and reinsurers and members of various reinsurance pools and associations. VFL utilizes reinsurance arrangements to limit its maximum loss, provide greater diversification of risk and minimize exposures on larger risks. The reinsurance coverages are tailored to the specific risk characteristics of each product line with VFL's retained amount varying by type of coverage. VFL's reinsurance includes coinsurance, yearly renewable term and facultative programs. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability.



     Deferred acquisition costs--Life acquisition costs are capitalized and amortized based on assumptions consistent with those used for computing policy benefit reserves. Acquisition costs on traditional life business are amortized over the assumed premium paying periods. Universal life and annuity acquisition costs are amortized in proportion to the present value of the estimated gross profits over the products' assumed durations. To the extent that unrealized gains or losses on available-for-sale securities would result in an adjustment of deferred policy acquisition costs had those gains or losses actually been realized, the related unamortized deferred policy acquisition costs are recorded as an adjustment of the unrealized gains or losses included in stockholder's equity.



INVESTMENTS



     Valuation of investments--VFL classifies its fixed maturities and its equity securities as available-for-sale, and as such, they are carried at fair value. The amortized cost of fixed maturities is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization and accretion are included in net investment income.



     Policy loans are carried at unpaid balances. Short-term investments, which have an original maturity of one year or less, are carried at amortized cost that approximates market value. VFL has no real estate or mortgage loans.



     VFL accounts for its derivative securities under the fair value method. Under this method the derivative securities are recorded at fair value at the reporting date and changes in fair value are reflected in realized investment gains and losses. VFL's derivatives are made up of interest rate caps and purchased options and are classified as other invested assets.



     Investment gains and losses--All securities transactions are recorded on the trade date. Realized investment gains and losses are determined on the basis of the cost of the specific securities sold. Unrealized investment gains and losses on fixed maturities and equity securities are reflected as part of stockholder's equity, net of applicable deferred income taxes and deferred acquisition costs. Investments are written down to estimated fair


                                       70


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 1.--(CONTINUED)


values and losses are charged to income when a decline in value is considered to be other than temporary.



     Securities lending activities--VFL has a securities lending program were securities are loaned to third parties, primarily major brokerage firms. Borrowers of these securities must deposit 100% of the fair value of the securities if the collateral is cash, or 102%, if the collateral is securities. Cash deposits from these transactions are invested in short-term investments (primarily commercial paper). VFL continues to receive the interest on the loaned debt securities, as beneficial owner, and accordingly, loaned debt securities are included within fixed maturity securities. VFL had no securities on loan at December 31, 1998 or 1997.



     Separate Account business--VFL writes certain variable annuity contracts and universal life policies. The supporting assets and liabilities of these contracts and policies are legally segregated and reflected as assets and liabilities of Separate Account business. Substantially all assets of the Separate Account business are carried at fair value. Separate Account liabilities are principally obligations due to contractholders and are carried at contract values.



INCOME TAXES



     The provision for income taxes includes deferred taxes, resulting from temporary differences between the financial statement and tax return basis of assets and liabilities under the liability method. Temporary differences primarily relate to insurance reserves, deferred acquisition costs, investment valuation differences, and net unrealized investment gains/losses.


                                       71

                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 2. INVESTMENTS:



NET INVESTMENT INCOME
- -----------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1998         1997         1996
- -----------------------------------------------------------------------------------------------
(In thousands of dollars)
Fixed maturities:
  Taxable bonds.............................................  $27,150      $20,669      $21,597
Equity securities...........................................       72           72           59
Policy loans................................................    4,760        4,264        3,669
Short-term investments......................................    3,803        4,885        4,197
Other.......................................................      105          201           12
                                                              -------      -------      -------
                                                               35,890       30,091       29,534
Investment expense..........................................      351          178          222
- -----------------------------------------------------------------------------------------------
      NET INVESTMENT INCOME                                   $35,539      $29,913      $29,312
===============================================================================================



ANALYSIS OF INVESTMENT GAINS (LOSSES)
- ------------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                      1998         1997          1996
- ------------------------------------------------------------------------------------------------
(In thousands of dollars)
Realized investment gains (losses):
  Fixed maturities..........................................  $16,907      $ 3,333      $  4,123
  Equity securities.........................................       --        1,021           578
  Other.....................................................       60         (154)           70
                                                              -------      -------      --------
                                                               16,967        4,200         4,771
Income tax expense..........................................   (5,938)      (1,470)       (1,670)
                                                              -------      -------      --------
      NET REALIZED INVESTMENT GAINS.........................   11,029        2,730         3,101
                                                              -------      -------      --------
Change in net unrealized investment gains (losses):
  Fixed maturities..........................................      441        5,806       (20,726)
  Equity securities.........................................      (42)        (607)        1,263
  Separate Account business and other.......................     (235)          20            --
                                                              -------      -------      --------
                                                                  164        5,219       (19,463)
Deferred income tax (expense) benefit.......................      (57)      (1,829)        6,812
                                                              -------      -------      --------
      CHANGE IN NET UNREALIZED INVESTMENT GAINS (LOSSES)....      107        3,390       (12,651)
- ------------------------------------------------------------------------------------------------
      NET REALIZED AND UNREALIZED INVESTMENT GAINS (LOSSES)   $11,136      $ 6,120      $ (9,550)
================================================================================================



SUMMARY OF GROSS REALIZED
INVESTMENT GAINS (LOSSES) FOR FIXED
MATURITIES AND EQUITY SECURITIES
- ---------------------------------------------------------------------------------------------------------------------
                                                 1998                       1997                       1996
                                        -----------------------    -----------------------    -----------------------
                                          FIXED        EQUITY        FIXED        EQUITY        FIXED        EQUITY
        YEAR ENDED DECEMBER 31          MATURITIES   SECURITIES    MATURITIES   SECURITIES    MATURITIES   SECURITIES
- ---------------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Proceeds from sales...................   $741,277       $ 5         $278,459      $2,447       $530,828      $1,306
                                         ========       ===         ========      ======       ========      ======
Gross realized gains..................   $ 17,604       $--         $  4,793      $1,113       $  7,927      $  578
Gross realized losses.................       (697)       --           (1,460)        (92)        (3,804)      --
- ---------------------------------------------------------------------------------------------------------------------
      NET REALIZED GAINS ON SALES        $ 16,907       $--         $  3,333      $1,021       $  4,123      $  578
=====================================================================================================================


                                       72


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 2.--(CONTINUED)



ANALYSIS OF NET UNREALIZED INVESTMENT
GAINS (LOSSES) INCLUDED IN ACCUMULATED
OTHER COMPREHENSIVE INCOME
- ---------------------------------------------------------------------------------------------------------------
                                                                1998                           1997
                                                    ----------------------------    ---------------------------
                   DECEMBER 31                      GAINS     LOSSES       NET      GAINS     LOSSES      NET
- ---------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Fixed maturities..................................  $6,926    $(1,045)   $ 5,881    $6,227    $(787)    $ 5,440
Equity securities.................................   1,237      --         1,237     1,279     --         1,279
Separate Account business and other...............    --         (215)      (215)       20     --            20
                                                    ------    -------    -------    ------    -----     -------
                                                    $8,163    $(1,260)     6,903    $7,526    $(787)      6,739
                                                    ======    =======               ======    =====
Deferred income tax expense.......................                        (2,416)                        (2,359)
- ---------------------------------------------------------------------------------------------------------------
      NET UNREALIZED INVESTMENT GAINS                                    $ 4,487                        $ 4,380
===============================================================================================================



SUMMARY OF INVESTMENTS IN FIXED MATURITIES
AND EQUITY SECURITIES AVAILABLE FOR SALE
- ------------------------------------------------------------------------------------------------------------
                                                                          GROSS         GROSS
                                                           AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                    DECEMBER 31, 1998                        COST         GAINS         LOSSES       VALUE
- ------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
U.S. Treasuries and obligations of government agencies...  $223,743       $1,601        $  563      $224,781
Asset-backed securities..................................   109,207        1,163           180       110,190
Corporate securities.....................................    98,466        2,512            81       100,897
Other debt securities....................................    23,219        1,650           221        24,648
                                                           --------       ------        ------      --------
    Total fixed maturities...............................   454,635        6,926         1,045       460,516
Equity securities........................................       981        1,237         --            2,218
- ------------------------------------------------------------------------------------------------------------
    TOTAL                                                  $455,616       $8,163        $1,045      $462,734
============================================================================================================
DECEMBER 31, 1997
U.S. Treasuries and obligations of government agencies...  $299,066       $2,073        $  711      $300,428
Asset-backed securities..................................    68,612          147            74        68,685
Corporate securities.....................................    72,431        2,384             2        74,813
Other debt securities....................................    26,158        1,623         --           27,781
                                                           --------       ------        ------      --------
      Total fixed maturities.............................   466,267        6,227           787       471,707
Equity securities........................................       981        1,279         --            2,260
- ------------------------------------------------------------------------------------------------------------
      TOTAL                                                $467,248       $7,506        $  787      $473,967
============================================================================================================



SUMMARY OF INVESTMENTS IN FIXED
MATURITIES BY CONTRACTUAL MATURITY
- -------------------------------------------------------------------------------------
                                                                        1998
                                                                ---------------------
                                                                AMORTIZED     MARKET
                        DECEMBER 31                               COST        VALUE
- -------------------------------------------------------------------------------------
(In thousands of dollars)
Due in one year or less.....................................    $  7,507     $  7,508
Due after one year through five years.......................     111,381      112,434
Due after five years through ten years......................      45,393       46,494
Due after ten years.........................................     181,146      183,891
Asset-backed securities not due at a single maturity date...     109,208      110,189
- -------------------------------------------------------------------------------------
      TOTAL                                                     $454,635     $460,516
=====================================================================================


                                       73


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 2.--(CONTINUED)


     Actual maturities may differ from contractual maturities because securities may be called or prepaid with or without call or prepayment penalties.



     There are no investments, other than equity securities, that have not produced income for the years ended December 31, 1998 and 1997. There are no equity investments in a single issuer that when aggregated exceed 10% of stockholder's equity.



NOTE 3. FAIR VALUE OF FINANCIAL INSTRUMENTS:



     In the normal course of business, VFL invests in various financial assets, incurs various financial liabilities, and enters into agreements involving derivative securities, including off-balance sheet financial instruments.



     Fair values are required to be disclosed for all financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values may be based on estimates using present value or other valuation techniques. These techniques are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. Potential taxes and other transaction costs have not been considered in estimating fair value. The estimates presented herein are subjective in nature and are not necessarily indicative of the amounts VFL could realize in a current market exchange.



     All non-financial instruments such as deferred acquisition costs, reinsurance receivables, deferred income taxes and insurance reserves are excluded from fair value disclosure. Thus, the total fair value amounts cannot be aggregated to determine the underlying economic value of VFL.



     The carrying amounts reported in the balance sheet approximate fair value for cash, short-term investments, accrued investment income, receivables for securities sold, payables for securities purchased and certain other assets and other liabilities because of their short-term nature. Accordingly, these financial instruments are not listed in the table below. The carrying amounts and estimated fair values of VFL's other financial instrument assets and liabilities are listed below:



- -------------------------------------------------------------------------------------------------------------
                                                                      1998                      1997
                                                             CARRYING    ESTIMATED     CARRYING    ESTIMATED
                       DECEMBER 31                            AMOUNT     FAIR VALUE     AMOUNT     FAIR VALUE
- -------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
FINANCIAL ASSETS
  Investments:
  Fixed maturities.......................................    $460,516    $  460,516    $471,707    $  471,707
  Equity securities......................................       2,218         2,218       2,260         2,260
  Policy loans...........................................      74,150        72,148      66,971        63,756
  Other..................................................         485           485         433           433
  Separate Account business:
  Fixed maturities.......................................         247           247       3,198         3,198
  Mutual funds...........................................      55,577        55,577       5,233         5,233
  Other..................................................         340           340         305           305
FINANCIAL LIABILITIES
Premium deposits and annuity contracts...................     332,665       312,979     266,093       247,567
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------


                                       74


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 3.--(CONTINUED)


     The following methods and assumptions were used by VFL in estimating the fair value amounts for financial instruments:



          Fixed maturities and equity securities are based on quoted market prices, where available. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments.



          The fair values for policy loans are estimated using discounted cash flow analyses at interest rates currently offered for similar loans to borrowers with comparable credit ratings. Loans with similar characteristics are aggregated for purposes of the calculations.



          Valuation techniques to determine fair value of Separate Account business assets consist of discounted cash flows and quoted market prices of (a) the investments or (b) comparable instruments. The fair value of Separate Account business liabilities approximates their carrying value.



          Premium deposits and annuity contracts are valued based on cash surrender values and the outstanding fund balances.



     VFL invests from time to time in certain derivative financial instruments primarily to reduce its exposure to market risk. Financial instruments used for such purposes may include interest rate caps, put and call options, commitments to purchase securities, futures and forwards. VFL also uses derivatives to mitigate the risk associated with certain guaranteed annuity contracts by purchasing certain options in a notional amount equal to the original customer deposit. VFL generally does not hold or issue these instruments for trading purposes.



     Derivative financial instruments consist of interest rate caps in the general account and purchased options in the Separate Accounts at December 31, 1998. The gross notional principal or contractual amounts of derivative financial instruments in the general account at December 31, 1998 and 1997 totaled $50 million. The gross notional principal or contractual amounts of derivative financial instruments in the Separate Accounts totaled $1.5 million at December 31, 1998 and 1997. The contract or notional amounts are used to calculate the exchange of contractual payments under the agreements and are not representative of the potential for gain or loss on these agreements.



     The fair values associated with derivative financial instruments are generally affected by interest rates, equity stock prices and foreign exchange rates. The credit exposure associated with these instruments is generally limited to the unrealized fair value of the instruments and will vary based on the credit worthiness of the counterparties. The risk of default depends on the creditworthiness of the counterparty to the instrument. Although VFL is exposed to the aforementioned credit risk, it does not expect any counterparty to fail to perform as contracted based on the creditworthiness of the counterparties. Due to the nature of the derivative securities, VFL does not require collateral.


                                       75

                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 3.--(CONTINUED)


     The fair value of derivatives generally reflects the estimated amounts that VFL would receive or pay upon termination of the contracts at the reporting date. Dealer quotes are available for substantially all of VFL's derivatives. For securities not actively traded, fair values are estimated using values obtained from independent pricing services, costs to settle, or quoted market prices of comparable instruments. The fair value of derivative financial assets (liabilities) in the general account and Separate Accounts at December 31, 1998 totaled $0.1 million and $0.5 million, respectively, and compares to $0.4 million and $0.3 million, respectively, at December 31, 1997. Net realized gains (losses) on derivative financial instruments held in the general account and Separate Accounts totaled ($0.2) million and $0.1 million, respectively, for the year ended December 31, 1998. Net realized losses on derivative financial instruments held in the general account totaled $0.1 million for the year ended December 31, 1997, while net realized losses on derivatives in the Separate Accounts were negligible for the same period.



     Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, to either purchase or sell a financial instrument at a specified price within a specified period of time.



     An interest rate cap consists of a guarantee given by the issuer to the purchaser in exchange for the payment of a premium. This guarantee states that if interest rates rise above a specified rate, the issuer will pay to the purchaser the difference between the then current market rate and the specified rate on the notional principal amount. The notional principal amount is not actually borrowed or repaid.



NOTE 4. STATUTORY CAPITAL AND SURPLUS (UNAUDITED):



     Statutory capital and surplus and net income for VFL are determined in accordance with accounting practices prescribed or permitted by the Pennsylvania Insurance Department. Prescribed statutory accounting practices are set forth in a variety of publications of the National Association of Insurance Commissioners as well as state laws, regulations, and general administrative rules. VFL has no material permitted accounting practices. VFL had statutory net losses of $8.1 million, $1.0 million and $2.7 million for the years ended December 31, 1998, 1997 and 1996, respectively. The statutory net losses for 1998, 1997 and 1996 were primarily due to the immediate expensing of acquisition costs which were substantial and a result of sales of individual life and annuity products. Under GAAP, such costs are capitalized and amortized to income over the duration of these contracts. Statutory capital and surplus for VFL was $147.1 million, and $125.3 million at December 31, 1998 and 1997, respectively.



     The payment of dividends by VFL to Assurance without prior approval of the Pennsylvania Insurance Department is limited to formula amounts. As of December 31, 1998, dividends of approximately $14.7 million was not subject to prior Insurance Department approval.


                                       76


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 5. ACCUMULATED OTHER COMPREHENSIVE INCOME:



     Comprehensive income is comprised of all changes to stockholder's equity, including net income, except those changes resulting from investments by, and distributions to, the stockholder. Other comprehensive income (loss) is comprehensive income exclusive of net income. The change in the components of accumulated other comprehensive income (loss) are shown in the following tables.



- ---------------------------------------------------------------------------------------------------
                                                              PRE-TAX     TAX (EXPENSE)      NET
                YEAR ENDED DECEMBER 31, 1998                   AMOUNT        BENEFIT        AMOUNT
- ---------------------------------------------------------------------------------------------------
(In thousands of dollars)
Net unrealized gains on investment securities:
  Net unrealized holding gains arising during the period....  $  3,756       $(1,314)      $  2,442
  Adjustment for (gains) losses included in net income......    (3,592)        1,257         (2,335)
- ---------------------------------------------------------------------------------------------------
      TOTAL OTHER COMPREHENSIVE INCOME                        $    164       $   (57)      $    107
===================================================================================================



- ---------------------------------------------------------------------------------------------------
                                                              PRE-TAX     TAX (EXPENSE)      NET
                YEAR ENDED DECEMBER 31, 1997                   AMOUNT        BENEFIT        AMOUNT
- ---------------------------------------------------------------------------------------------------
(In thousands of dollars)
Net unrealized gains on investment securities:
  Net unrealized holding gains (losses) arising during the
    period..................................................  $  6,447       $(2,256)      $  4,191
  Adjustment for (gains) losses included in net income......    (1,228)          427           (801)
- ---------------------------------------------------------------------------------------------------
        TOTAL OTHER COMPREHENSIVE INCOME                      $  5,219       $(1,829)      $  3,390
===================================================================================================



- ---------------------------------------------------------------------------------------------------
                                                              PRE-TAX     TAX (EXPENSE)      NET
                YEAR ENDED DECEMBER 31, 1996                   AMOUNT        BENEFIT        AMOUNT
- ---------------------------------------------------------------------------------------------------
(In thousands of dollars)
Net unrealized gains (losses) on investment securities:
  Net unrealized holding gains (losses) arising during the
    period..................................................  $ (5,822)      $ 2,038       $ (3,784)
  Adjustment for (gains) losses included in net income......   (13,641)        4,774         (8,867)
- ---------------------------------------------------------------------------------------------------
        TOTAL OTHER COMPREHENSIVE LOSS                        $(19,463)      $ 6,812       $(12,651)
===================================================================================================



NOTE 6. BENEFIT PLANS:



     VFL has no employees as it has contracted with Casualty for services provided by Casualty employees. As Casualty is a wholly-owned subsidiary of CNAF, all Casualty employees are covered by CNAF's Benefit Plans. The plans are discussed below.



PENSION PLAN



     CNAF has noncontributory pension plans covering all full-time employees age 21 or over that have completed at least one year of service. While the benefits for the plans vary, they are generally based on years of credited service and the employee's highest sixty consecutive months of compensation. Casualty is included in the CNA Employees' Retirement Plan and VFL is allocated its proportionate share of these expenses. The net pension cost allocated to VFL was $1.1 million, $4.0 million and $3.6 million for the years ended December 31, 1998, 1997 and 1996, respectively.


                                       77


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 6.--(CONTINUED)


POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS



     CNAF provides certain health and dental care benefits for eligible retirees through age 64, and provides life insurance and reimbursement of Medicare Part B premiums for all eligible retired persons. CNAF funds benefit costs principally on the basis of current benefit payments.



     Net postretirement benefit cost allocated to VFL was $0.5 million, $2.1 million and $1.3 million for the years ended December 31, 1998, 1997 and 1996, respectively.



SAVINGS PLAN



     Casualty is included in the CNA Employees' Savings Plan, which is a contributory plan that allows employees to make regular contributions of up to 6% of their salary. VFL is allocated its proportionate share of CNA Employees' Savings Plan expenses. CNAF contributes an amount equal to 70% of the employee's regular contribution. Employees may also make an additional contribution of up to 10% of their salaries for which there is no matching contribution by CNAF. CNAF contributions allocated to and expensed by VFL for the Savings Plan were $0.2 million in 1998 and 1997, and $1.0 million in 1996.



NOTE 7. INCOME TAXES:



     VFL is taxed under the provisions of the Internal Revenue Code, as applicable to life insurance companies, and is included along with Assurance, its parent company, which is ultimately included in the consolidated Federal income tax return of Loews. The Federal income tax provision of VFL generally is computed on a stand-alone basis, as if VFL was filing its own separate tax return.



     VFL maintains a special tax memorandum account designated as the "Shareholder's Surplus Account." Dividends from this account may be distributed to the shareholder without resulting in any additional tax. The amount in the Shareholder's Surplus Account was $156.3 million and $121.8 million at December 31, 1998 and 1997, respectively.



     Significant components of VFL's deferred tax liabilities as of December 31, 1998 and 1997 are shown in the table below:



- ------------------------------------------------------------------------------------
                        DECEMBER 31                               1998        1997
- ------------------------------------------------------------------------------------
(In thousands of dollars)
Insurance reserves..........................................    $ 26,880    $ 24,961
Deferred acquisition costs..................................     (37,729)    (33,374)
Investment valuation........................................       3,693       6,129
Net unrealized gains........................................      (2,416)     (2,359)
Receivables.................................................       1,009      (2,486)
Other, net..................................................       2,350       3,031
- ------------------------------------------------------------------------------------
   NET DEFERRED TAX LIABILITIES                                 $ (6,213)   $ (4,098)
- ------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------


                                       78

                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 7.--(CONTINUED)


     At December 31, 1998, gross deferred tax assets and liabilities amounted to $35.5 million and $41.7 million, respectively. Gross deferred tax assets and liabilities, at December 31, 1997, amounted to $35.1 million and $39.2 million, respectively.



     The components of income tax expense are as follows:



- ------------------------------------------------------------------------------------------
                   YEAR ENDED DECEMBER 31                        1998      1997      1996
- ------------------------------------------------------------------------------------------
(In thousands of dollars)
Current tax expense.........................................    $7,033    $4,716    $5,719
Deferred tax expense........................................     2,058     2,581     3,309
- ------------------------------------------------------------------------------------------
    TOTAL INCOME TAX EXPENSE................................    $9,091    $7,297    $9,028
==========================================================================================



     A reconciliation of the statutory federal income tax rate on income is as follows:



- ---------------------------------------------------------------------------------------------------------------
                                                                  % OF                % OF                % OF
                                                                 PRETAX              PRETAX              PRETAX
              YEAR ENDED DECEMBER 31                    1998     INCOME     1997     INCOME     1996     INCOME
- ---------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
Income taxes at statutory rates....................    $9,290     35.0     $7,219     35.0     $9,011     35.0
Other..............................................      (199)    (0.8)        78      0.4         17      0.1
- ---------------------------------------------------------------------------------------------------------------
    INCOME TAX AT EFFECTIVE RATES..................    $9,091     34.2     $7,297     35.4     $9,028     35.1
===============================================================================================================



NOTE 8. REINSURANCE:



     The ceding of insurance does not discharge primary liability of VFL. VFL places reinsurance with other carriers only after careful review of the nature of the contract and a thorough assessment of the reinsurers' credit quality and claim settlement performance. For carriers that are not authorized reinsurers in VFL's state of domicile, VFL receives collateral, primarily in the form of bank letters of credit. Such collateral totaled approximately $0.1 million at both December 31, 1998 and 1997.



     In the table below, the majority of life premium revenue is from long duration type contracts, while the majority of accident and health earned premiums is from short


                                       79

                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 8.--(CONTINUED)


duration contracts. The effects of reinsurance on premium revenues are shown in the following table:



- -------------------------------------------------------------------------------------------------------------
                                                                    PREMIUMS
                                                  --------------------------------------------    ASSUMED/NET
            YEAR ENDED DECEMBER 31                 DIRECT     ASSUMED      CEDED        NET            %
- -------------------------------------------------------------------------------------------------------------
(In thousands of dollars)
1998
  Life........................................    $687,644    $78,156     $690,541    $ 75,259        104%
  Accident and Health.........................       4,158    240,340        4,158     240,340        100
                                                  --------    --------    --------    --------        ---
    Total premiums............................    $691,802    $318,496    $694,699    $315,599        101%
                                                  ========    ========    ========    ========        ===
1997
  Life........................................    $564,891    $81,502     $567,217    $ 79,176        103%
  Accident and Health.........................       2,776    252,996        2,776     252,996        100
                                                  --------    --------    --------    --------        ---
    Total premiums............................    $567,667    $334,498    $569,993    $332,172        101%
                                                  ========    ========    ========    ========        ===
1996
  Life........................................    $422,700    $72,718     $424,907    $ 70,511        103%
  Accident and Health.........................       1,080    254,975        1,080     254,975        100
                                                  --------    --------    --------    --------        ---
    Total premiums............................    $423,780    $327,693    $425,987    $325,486        101%
- -------------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------------



     Transactions with Assurance,  as part of the Pooling Agreement described in
Note 1, are reflected in the above table. Premium revenues ceded to non-affiliated companies were $263.4 million, $116.2 million and $43.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.
Additionally, benefits and expenses for insurance claims and policyholder benefits are net of reinsurance recoveries from non-affiliated companies of $203.4 million, $77.8 million and $7.0 million for the years ended December 31, 1998, 1997 and 1996, respectively.



     Reinsurance receivables reflected on the balance sheets are amounts recoverable from reinsurers who have assumed a portion of the Company's insurance reserves. These balances are principally due from Assurance pursuant the Reinsurance Pooling Agreement.



     The impact of reinsurance, including transactions with Assurance, on life insurance in force is shown in the following schedule:



- -----------------------------------------------------------------------------------------------------------
                                                          LIFE INSURANCE IN FORCE
                                                 ------------------------------------------    ASSUMED/NET
                                                  DIRECT     ASSUMED     CEDED        NET           %
- -----------------------------------------------------------------------------------------------------------
(In thousands of dollars)
December 31, 1998............................    $224,615    $32,253    $230,734    $26,134       123.4%
December 31, 1997............................    $166,308    $25,557    $168,353    $23,512       108.7
December 31, 1996............................    $108,126    $22,085    $109,873    $20,338       108.6
- -----------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------



NOTE 9. RELATED PARTIES:



     As discussed in Note 1, VFL is party to a pooling agreement with its parent, Assurance. In addition, VFL is party to the CNA Intercompany Expense Agreement whereby expenses incurred by CNAF and each of its subsidiaries are allocated to the


                                       80

                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 9.--(CONTINUED)


appropriate companies. All acquisition and underwriting expenses allocated to VFL are further subject to the Reinsurance Pooling Agreement with Assurance, so that acquisition and underwriting expenses recognized by VFL are ten percent of the acquisition and underwriting expenses of the combined pool. Pursuant to the foregoing agreements, VFL recorded amortization of deferred acquisition costs and other operating expenses totaling $47.6 million, $45.3 million and $37.2 million for 1998, 1997 and 1996, respectively. Expenses of VFL exclude $9.2 million, $9.9 million and $12.3 million of general and administrative expenses incurred by VFL and allocated to CNAF for the years ended December 31, 1998, 1997 and 1996, respectively. At December 31, 1998, VFL had a payable of $1.9 million to affiliated companies. VFL had a $36.0 million affiliated receivable at December 31, 1997, for net cash settlements due from Assurance in the normal course of operations related to pooling and general expense reimbursements.



     There are no interest charges on intercompany receivables or payables. During 1998, Assurance made a $30.0 million capital contribution to VFL.



NOTE 10.  LEGAL:



     VFL is party to litigation arising in the ordinary course of business. The outcome of this litigation will not, in the opinion of management, materially affect the results of operations or equity of VFL.



NOTE 11. BUSINESS SEGMENTS:



     VFL operates in one reportable segment, the business of which is to market and underwrite insurance products designed to satisfy the life, health and retirement needs of individuals and groups. VFL products are distributed primarily in the United States. Premium revenues earned outside the United States are not material.



     The operations, assets and liabilities of VFL and its parent, Assurance, are managed on a combined basis. Pursuant to a Reinsurance Pooling Agreement, amended July 1, 1996, VFL cedes all of its business, excluding its Separate
Account business, to Assurance which is then pooled with the business of Assurance, excluding Assurance's participating contracts and separate account business, and 10% of the combined pool is assumed by VFL.



     The following represents premiums by product group for each of the years in the three years ended December 31, 1998:



- ------------------------------------------------------------------------------------------------
                   (THOUSANDS OF DOLLARS)                         1998        1997        1996
- ------------------------------------------------------------------------------------------------
Life........................................................    $ 75,259    $ 79,176    $ 70,511
Accident and Health.........................................     240,340     252,996     254,975
- ------------------------------------------------------------------------------------------------
Total.......................................................    $315,599    $332,172    $325,486
- ------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------


                                       81


                      VALLEY FORGE LIFE INSURANCE COMPANY


                    NOTES TO FINANCIAL STATEMENTS--CONTINUED



NOTE 11.--(CONTINUED)


     Assurance is a large provider of health insurance benefits to postal and other federal employees under the Federal Employees Health Benefit Plan (FEHBP). Premiums under this contract totaled $2.0 billion, $2.1 billion and $2.1 billion for the years ended December 31, 1998, 1997 and 1996, respectively, and the portion of these premiums assumed by VFL under the Reinsurance Pooling Agreement totaled $202 million, $212 million and $210 million for the years ended December 31, 1998, 1997 and 1996, respectively.


                                       82


                                    GLOSSARY

     ACCUMULATION UNIT: A unit of measure we use to calculate Variable Contract Value.

     ADJUSTED CONTRACT VALUE: The Contract Value plus or minus any applicable Market Value Adjustment, less purchase payment tax charges not previously deducted, less the annual administration fee.

     AGE: The age of any person on the birthday nearest the date for which we determine Age.

     ANNUITANT: The person or persons whose life (or lives) determines the Annuity Payments payable under the Contract and whose death determines the death benefit. With regard to joint and survivorship Annuity Payment Options, the maximum number of joint Annuitants is two and provisions referring to the death of an Annuitant mean the death of the last surviving Annuitant. Provisions relating to an action by the Annuitant mean, in the case of joint Annuitants, both Annuitants acting jointly.

     ANNUITY DATE: The date on which we apply Surrender Value or Adjusted Contract Value to purchase Annuity Units or to initiate Fixed Annuitization.

     ANNUITY PAYMENT: One of several periodic payments we make to the Payee under an Annuity Payment Option.

     ANNUITY PAYMENT DATE: The date each month, quarter, semi-annual period, or year as of which VFL computes Annuity Payments. The Annuity Payment Date(s) is shown on the Contract.

     ANNUITY PAYMENT OPTION: The form of Annuity Payments you select under the Contract. The Annuity Payment Option is shown on the Contract.

     ANNUITY UNIT: A unit of measure we use to calculate Variable Annuity Payments.

     BENCHMARK RATE OF RETURN: An annual rate of return shown on the Contract that we use to determine the degree of fluctuation in the amount of Variable Annuity Payments in response to fluctuations in the net investment return of selected Subaccounts. We assume (among other things) that the assets in the Variable Account supporting the Contract will have a net annual investment return over the anticipated Annuity Payment period equal to that rate of return.

     BENEFICIARY: The person(s) to whom we will pay the death benefit if Annuitant dies prior to the Annuity Date.

     CANCELLATION PERIOD: The period described on the cover page of the Contract during which you may return the Contract for a refund.

     THE CODE: The Internal Revenue Code of 1986, as amended.

     CONTINGENT  ANNUITANT:   The  person  that  the  Owner  designates  in  the
application who becomes the Annuitant in the event that the Annuitant dies before the Annuity Date while the Owner is still alive.

     CONTINGENT BENEFICIARY: The person(s) to whom we will pay the death benefit if the Beneficiary (or Beneficiaries) is not living.

                                       83


     CONTRACT ANNIVERSARY: The same date in each Contract Year as the Contract Effective Date.

     CONTRACT EFFECTIVE DATE: The date on which VFL issues the Contract and upon which the Contract becomes effective. The Contract Effective Date is shown on the Contract and is used to determine Contract Years and Contract Anniversaries.

     CONTRACT YEAR: A twelve-month period beginning on the Contract Effective Date or on a Contract Anniversary.

     CONTRACT VALUE: The total amount invested under the Contract. It is the sum of Variable Contract Value and the Guaranteed Interest Option Value.

     DUE PROOF OF DEATH: Proof of death satisfactory to VFL. Due Proof of Death may consist of the following if acceptable to VFL:

          (a) a certified copy of the death record;

          (b) a certified copy of a court decree reciting a finding of death; or

          (c) any other proof satisfactory to VFL.

     FIXED ANNUITY PAYMENT: An Annuity Payment that the General Account supports and which does not vary in amount as a function of the investment return of the Variable Account from one Annuity Payment Date to the next.

     FUND: Any open-end management investment company or investment portfolio thereof or unit investment trust or series thereof, in which a Subaccount invests.

     GENERAL ACCOUNT: VFL's assets, other than those allocated to the Variable Account or any other separate account of VFL.

     GIO ACCOUNT: Valley Forge Life Insurance Company Guaranteed Interest Option Separate Account.

     GUARANTEE AMOUNT: The amount equal to that part of any Net Purchase Payment that you allocate to, or any amount you transfer to the GIO Account for a designated Guarantee Period with a particular expiration date plus any interest thereon and less the amount of any withdrawals (including any applicable surrender charges and any applicable premium payment tax charge) or transfers therefrom.

     GUARANTEE PERIOD: A specific number of years for which VFL agrees to credit a particular effective annual rate of interest.

     GUARANTEED INTEREST OPTION: An investment option under the Contract supported by the GIO Account. It is not part of nor dependent upon the Variable Account's investment performance.

     GUARANTEED INTEREST OPTION VALUE: The sum of all Guarantee Amounts.

     GUARANTEED INTEREST RATE: Unless a Market Value Adjustment is made, an effective annual rate of interest that VFL will pay on a Guarantee Amount.

     MARKET VALUE ADJUSTMENT: A positive or negative adjustment made to any portion of a Guarantee Amount upon the surrender, withdrawal, transfer or application to an Annuity

                                       84


Payment Option of such portion of the Guarantee Amount prior to 30 days before the expiration of the Guarantee Period applicable to that Guarantee Amount.

     NET ASSET VALUE PER SHARE: The value per share of any Fund on any Valuation Day. The method of computing the Net Asset Value Per Share is described in the prospectus for the Funds.

     NET PURCHASE PAYMENT: A purchase payment less any premium payment tax charge deducted from the purchase payment.

     NON-QUALIFIED CONTRACT: A Contract that is not a "qualified contract."

     OWNER:  The person or  persons  who owns (or own) the  Contract  and who is
(are) entitled to exercise all rights and privileges provided in the Contract. The maximum number of joint Owners is two. Provisions relating to action by the Owner mean, in the case of joint Owners, both Owners acting jointly. In the context of a Contract issued on a group basis, Owners refers to holders of certificates under a group Contract.

     PAYEE: The person entitled to receive Annuity Payments under the Contract. The Annuitant is the Payee unless the Owner designates a different person as Payee.

     QUALIFIED CONTRACT: A Contract that is issued in connection with a retirement plan that qualifies for special federal income tax treatment under Sections 401, 403(b), 408, 408A or 457 of the Code.

     SEC: The U.S. Securities and Exchange Commission.

     SERVICE CENTER: The offices of VFL's administrative department at P.O. Box 305139, Nashville, Tennessee 37230-5139 (1-800-808-4537). Any overnight deliveries should be sent to us at:
               CNA Insurance Company
               100 CNA Drive
               Attention: Variable POS/Correspondence Team
               Nashville, TN 37214

     SUBACCOUNT: A subdivision of the Variable Account, the assets of which are invested in a corresponding Fund.

     SUBACCOUNT VALUE: The amount equal to that part of any Net Purchase Payment allocated to the Subaccount and any amount transferred to that Subaccount, adjusted by interest income, dividends, net capital gains or losses (actually realized or not yet realized) and decreased by withdrawals (including any applicable surrender charges and any applicable premium payment tax charge) and any amounts transferred out of that Subaccount.

     SUCCESSOR OWNER: Any Owner named in the application to follow the original Owner should the original Owner die, provided the original Owner is not also the Annuitant.

     SURRENDER VALUE: The Adjusted Contract Value less any applicable surrender charges.

     VALUATION DAY: For each Subaccount, each day on which the New York Stock Exchange is open for business except for certain holidays listed in the prospectus and days that a Subaccount's corresponding Fund does not value its shares.

                                       85


     VALUATION PERIOD: The period that starts at the close of regular trading on the New York Stock Exchange on any Valuation Day and ends at the close of regular trading on the next succeeding Valuation Day.

     VARIABLE ACCOUNT: Valley Forge Life Insurance Company Variable Annuity Separate Account.

     VARIABLE CONTRACT VALUE: The sum of all Subaccount Values.

     VARIABLE ANNUITY PAYMENT: An Annuity Payment that may vary in amount from one Annuity Payment Date to the next as a function of the investment experience of one or more Subaccounts selected by the Owner to support such payments.

     VFL: Valley Forge Life Insurance Company.

     WRITTEN NOTICE: A notice or request submitted in writing in a form satisfactory to VFL that the Owner signs and VFL receives at the Service Center.

                                       86

                                   APPENDIX A

                        CONDENSED FINANCIAL INFORMATION

     The Variable Account commenced operations in 1997. Following are the number of Accumulation Units outstanding and their values at inception, at December 31, 1997, December 31, 1998 and June 30, 1999. This information should be read in conjunction with the financial statements, including related notes, for the Variable Annuity Separate Account (as well as the independent auditor's report thereon) which are included in the Statement of Additional Information ("SAI"). The SAI, having the same date as this prospectus and providing additional information about the Contract and the Variable Account, has been filed with the SEC and is incorporated herein by reference.

     The audited financial statements of VFL (as well as the independent auditor's report thereon) and the unaudited financial statements of VFL appear elsewhere herein.

- ------------------------------------------------------------------------------------------------------------------------------
                                               FEDERATED
                       FEDERATED                 HIGH      FIDELITY   FIDELITY
                         PRIME     FEDERATED    INCOME       VIP       VIP II    FIDELITY                   ALGER      ALGER
                         MONEY      UTILITY      BOND      EQUITY-     ASSET      VIP II      FIDELITY    AMERICAN    AMERICAN
                        FUND II     FUND II     FUND II     INCOME    MANAGER    INDEX 500   CONTRAFUND   SMALL CAP    GROWTH
- ------------------------------------------------------------------------------------------------------------------------------
Unit value at
 inception...........  $  10.00     $ 10.00     $ 10.00    $ 10.00    $ 10.00     $ 10.00     $ 10.00      $ 10.00    $ 10.00
Unit value at
 December 31, 1997...  $   1.00     $ 14.29     $ 10.95    $ 24.28    $ 18.01     $114.39     $ 19.94      $ 43.75    $ 42.76
Units outstanding at
 December 31, 1997...  861,083.8    3,546.7    17,395.3    20,427.1   14,845.4    4,920.8    16,502.8      4,473.8    5,832.2
Unit value at
 December 31, 1998...  $   1.00     $ 15.27     $ 10.92    $ 25.42    $ 18.16     $141.25     $ 24.44      $ 43.97    $ 53.22
Units outstanding at
 December 31, 1998...  5,562,204    110,914     289,997    167,760    124,340      75,681     151,918       36,417    102,309
Unit value at
 June 30, 1999.......  $  10.91     $ 14.95     $ 11.77    $ 16.29    $ 14.57     $ 19.33     $ 18.30      $ 14.27    $ 21.34
Units outstanding at
 June 30, 1999....... 1,659,824.8   187,941.9   369,764.0 437,244.9   289,258.1  953,208.4    394,122.8   155,817.7  601,778.3
- ------------------------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------------------------

- -----------------------------------------------------------------------------------------------------------------------------
                        ALGER                             MFS                                 SOGEN      VANECK      VANECK
                       AMERICAN     MFS                 GROWTH      MFS                     OVERSEAS    WORLDWIDE   WORLDWIDE
                       MID-CAP    EMERGING     MFS       WITH     LIMITED        MFS        VARIABLE      HARD      EMERGING
                        GROWTH     GROWTH    RESEARCH   INCOME    MATURITY   TOTAL RETURN   PORTFOLIO    ASSETS      MARKETS
- -----------------------------------------------------------------------------------------------------------------------------
Unit value at
 inception...........  $ 10.00    $ 10.00    $ 10.00    $10.00    $ 10.00      $ 10.00       $ 10.00     $ 10.00     $ 10.00
Unit value at
 December 31, 1997...  $ 24.18    $ 16.14    $ 15.79    $16.44    $ 10.01      $ 16.63       $  9.77     $ 15.72     $ 11.00
Units outstanding at
 December 31, 1997...  1,754.7    8,776.2    9,906.0    13,322.2  8,162.4     15,625.0      77,061.7       574.9     1,535.5
Unit value at
 December 31, 1998...  $ 28.87    $ 21.47    $ 19.05    $20.11    $ 10.16      $ 18.12       $ 10.07     $  9.20     $  7.12
Units outstanding at
 December 31, 1998...   40,631    136,181     88,093    118,618   101,531      104,481       202,429      15,342      56,387
Unit value at
 June 30, 1999.......  $ 16.86   $ 17.80    $ 16.12    $ 16.91  $ 10.53      $ 14.26       $ 12.15     $ 8.05     $ 8.51
Units outstanding at
 June 30, 1999....... 123,833.0 271,947.6  205,711.06  262,354.0 158,811.4   281,782.4     230,846.2   26,024.0   73,946.7
- -----------------------------------------------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------------------------------------------

                                       A-1

                                   APPENDIX B

     The Market Value Adjustment is computed by multiplying the amount being surrendered, withdrawn, transferred or applied to an Annuity Payment Option, by the Market Value Adjustment factor. The Market Value Adjustment factor is calculated as follows:

     Market Value Adjustment = Amount multiplied by

                                            F11+A2  (N/12)      G
                                    --------------------------------------------
                                              1+B        -1

          Where:

          "Amount" is the amount being  surrendered,  withdrawn,  transferred or
     applied  to  an  Annuity   Payment  Option  less  any   applicable   annual
     administration fees or transfer processing fees;

          "a" is the Guaranteed Interest Rate currently being credited to the "Amount"; and

          "b" is the Guaranteed Interest Rate that is currently being offered for a Guarantee Period of duration equal to the time remaining to the expiration of the Guarantee Period for the Guarantee Amount from which the "Amount" is taken. Where the time remaining to the expiration of the Guarantee Period is not 1, 3, 5, 7, or 10 years, "b" is the rate found by linear interpolation of the rate for the Guarantee Period having the duration closest to the time remaining or, if the time remaining is less than 1 year, "b" is the rate for a 1 year period; and

          "n" is the number of complete months remaining before the expiration of the Guarantee Period for the Guarantee Amount from which the "Amount" is taken.

     As an example of calculating "b" by linear interpolation, if the time remaining to the expiration of the Guarantee Period is 4.5 years, the interpolated Guaranteed Interest Rate is equal to the sum of one-fourth of the three-year Guaranteed Interest Rate and three-fourths of the five-year Guaranteed Interest Rate. If the three-year Guaranteed Interest Rate is 3.6% and the five-year Guaranteed Interest Rate is 4%, the interpolated Guaranteed Interest Rate equals 3.9%--that is, 3.6% multiplied by 0.25 plus 4% multiplied by 0.75.

     The Market Value Adjustment is computed as in the following examples:

     1. Assume that the Owner selects a 7 year Guarantee Period and that VFL is crediting a 3.75% effective annual interest rate on the amount allocated or transferred to such Guarantee Period. Assume also that 55 months into the 7-year Period (seven months into the fifth year), the Owner withdraws $7,500.

     If at the time of the withdrawal VFL is offering a 3.4% effective annual rate of interest on Guarantee Periods of 3 years and a 3.0% effective annual rate of interest on Guarantee Periods of 1 year, then:

     a = 0.03750

     b =  0.03283  = (0.034  *  17/24)  + (0.03 * 7/24) =  linear  interpolation between the 3 year rate and the 1 year rate

     The MVA factor = F(1.03750)G(29/12)-1 = 0.01096
                         -----------------------------------
                       (1.03283)

                                       B-1

     MVA = $7,500.00 * 0.01096 = $82.20 Amount received = $7,500 + $82.20 =
$7,582.20

     If at the time of the withdrawal VFL is offering a 5.75% effective annual rate of interest on Guarantee Periods of 3 years and a 6.5% effective annual rate of interest on Guarantee Periods of 1 year, then:

     a = 0.03750

     b =  0.05969  =  (0.0575  * 17/24) + (0.065 * 7/24) = linear  interpolation between the 3 year rate and the 1 year rate

     The MVA factor = F(1.03750)G(29/12)-1 = -0.04986
                         -----------------------------------
                       (1.05969)

     MVA = $7,500.00 * -0.04986 = -$373.95

     Amount received = $7,500 - $373.95 = $7,126.05

                                       B-2

                                   APPENDIX C

     Assume that an Owner makes purchase payments on the first day of certain Contract Years as shown in the table below. Assume also that the Owner withdraws $7,500 during the seventh month of Contract Year five and $5,000 at the beginning of Contract Years thirteen and fifteen. Assume that the Annuitant is younger than age 76 for all twenty years. All "beginning of year death benefits" are computed as of the first day of the Contract Year except for the figure for Contract Year 5 which is computed as of the seventh month of that year (i.e., as of the time of the $7,500 withdrawal).

EXPLANATIONS:

     The Death Benefit at the beginning of Contract Years 1 through 4 is determined from the Contract Value at the end of the prior Contract Year plus the purchase payment made at the beginning of the year for which the computation is being made.

     The Death Benefit at the end of month 7 of Contract Year 5 is determined from the prior year's Contract Value plus the purchase payment made at the beginning of that year, minus the $7,500 withdrawn in the seventh month minus a $318.75 surrender charge assessed in connection with the withdrawal.

     The Death Benefit at the beginning of Contract Years 6 through 10 is determined from the Contract Value at the end of the prior Contract Year plus the purchase payment made at the beginning of the Year for which the computation is being made. Since the first day of Contract Year 6 is a minimum death benefit floor computation anniversary, a new death benefit floor amount is set at $8,506.

     The Death Benefit at the beginning of Contract Year 11 is determined solely from the prior Year's Contract Value. Since this is a minimum death benefit floor computation anniversary, a new death benefit floor amount is set at $42,610.

     The Death Benefit at the beginning of Contract Year 12 is determined from the minimum death benefit which is the most recently reset death benefit floor amount of $42,610. This is so because the Contract Value declined and no purchase payments or withdrawals occurred since the prior reset of the death benefit floor amount.

     The Death Benefit at the beginning of Contract Year 13 is determined from the minimum death benefit which is the most recently reset death benefit floor amount of $42,610 adjusted for the $5,000 withdrawal. The $36,762 results from $42,610 being multiplied by $31,432/$36,432.

     The Death Benefit at the beginning of Contract Year 14 is the minimum death benefit which is the most recently reset death benefit floor amount adjusted for the $5,000 withdrawal made since that floor amount was set, or $36,762.

     The Death Benefit at the beginning of Contract Year 15 is the minimum death benefit which is the most recently reset death benefit floor amount of $42,610 adjusted for both $5,000 withdrawals made since that floor amount was set. The $28,372 results from $42,610 being multiplied by $31,432/$36,432, and this result multiplied by $16,908/$21,908.

     The Death Benefit at the beginning of Contract Year 16 is the minimum death benefit which is the most recently reset death benefit floor amount of $42,610 adjusted for both $5,000 withdrawals made since that floor amount was set. The $28,372 results from

                                       C-1

$42,610 being multiplied by $31,432/$36,432, and this result multiplied by $16,908/$21,908. Even though this is a death benefit floor computation anniversary, the death benefit floor amount is not reset since the Contract Value has not exceeded its previous high of $42,610 occurring in Contract Year
10. No purchase payments or withdrawals were made.

     The Death Benefit at the beginning of Contract Year 17 through 20 is the minimum death benefit which is the most recently reset death benefit floor amount of $42,610 adjusted for both $5,000 withdrawals made since that floor amount was set and adjusted further for the $10,000 purchase payment made on the first day of Contract Year 17.

- ----------------------------------------------------------------------------------------------------
                                        ACCUMULATED
 BEGINNING                                  NET       END OF YEAR                     BEGINNING YEAR
OF CONTRACT   PURCHASE                   PURCHASE     ACCUMULATION    END OF YEAR         DEATH
   YEAR       PAYMENTS    WITHDRAWALS    PAYMENTS      UNIT VALUE    CONTRACT VALUE      BENEFIT
- ----------------------------------------------------------------------------------------------------
     1         $ 2,000      $    0        $ 2,000       10.50000        $ 2,100          $ 2,000
- ----------------------------------------------------------------------------------------------------
     2         $ 2,000      $    0        $ 4,000       11.23500        $ 4,387          $ 4,100
- ----------------------------------------------------------------------------------------------------
     3         $ 2,500      $    0        $ 6,500       12.13380        $ 7,438          $ 6,887
- ----------------------------------------------------------------------------------------------------
     4         $ 3,000      $    0        $ 9,500       13.34718        $11.482          $10.438
- ----------------------------------------------------------------------------------------------------
     5         $ 4,000      $7,500        $ 6,000       14.81537        $ 8,506          $ 7,663
- ----------------------------------------------------------------------------------------------------
     6         $ 5,000      $    0        $11,000       16.59321        $15,127          $13,506
- ----------------------------------------------------------------------------------------------------
     7         $ 5,000      $    0        $16,000       18.25254        $22,139          $20,127
- ----------------------------------------------------------------------------------------------------
     8         $ 5,000      $    0        $21,000       19.71274        $29,310          $27,139
- ----------------------------------------------------------------------------------------------------
     9         $ 5,000      $    0        $26,000       20.89550        $36,369          $34,310
- ----------------------------------------------------------------------------------------------------
    10         $ 5,000      $    0        $31,000       21.52237        $42,610          $41,369
- ----------------------------------------------------------------------------------------------------
    11         $     0      $    0        $31,000       20.44625        $40,480          $42,610
- ----------------------------------------------------------------------------------------------------
    12         $     0      $    0        $31,000       18.40162        $36,432          $42,610
- ----------------------------------------------------------------------------------------------------
    13         $     0      $5,000        $26,000       15.64138        $26,717          $36,762
- ----------------------------------------------------------------------------------------------------
    14         $     0      $    0        $26,000       12.82593        $21,908          $36,762
- ----------------------------------------------------------------------------------------------------
    15         $     0      $5,000        $21,000       13.46723        $17,753          $28,372
- ----------------------------------------------------------------------------------------------------
    16         $     0      $    0        $21,000       14.14059        $18,641          $28,372
- ----------------------------------------------------------------------------------------------------
    17         $10,000      $    0        $31,000       14.14059        $28,641          $38,372
- ----------------------------------------------------------------------------------------------------
    18         $     0      $    0        $31,000       13.43356        $27,209          $38,372
- ----------------------------------------------------------------------------------------------------
    19         $     0      $    0        $31,000       13.43356        $27,209          $38,372
- ----------------------------------------------------------------------------------------------------
    20         $     0      $    0        $31,000       13.97090        $28,297          $38,372
- ----------------------------------------------------------------------------------------------------

                                       C-2








================================================================================
                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        Not Applicable

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
        The Separate Account has no officers, directors or employees. The depositor and the registrant do not indemnify the officers, directors or employees of the depositor. CNA Financial Corporation, ("CNAFC") a parent of the depositor, indemnifies the depositor's officers, directors and employees in their capacity as such. Most of the depositor's officers, directors and employees are also officers, directors and/or employees of CNAFC.

        CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of CNAFC) by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership,joint venture, trust or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        CNAFC indemnifies any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of CNAFC to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of CNAFC, or was serving at the request of CNAFC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of CNAFC. No indemnification is made, however, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to CNAFC unless and only to the extent that a court determines that, despite the

                                      II-1
         adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court deems proper.

         To the extent that any person referred to above is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above,or in defense of any claim, issue or matter therein, CNAFC will indemnify such person against expenses (including attorney's fees) actually and reasonably incurred by him in connection therewith. CNAFC may advance to such a person, expenses incurred in defending a civil or criminal action, suit or proceeding as authorized by CNAFC's board of directors upon receipt of an undertaking by (or on behalf of) such person to repay the amount advanced unless it is ultimately determined that he is entitled to be indemnified.

         Indemnification and advancement of expenses described above (unless pursuant to a court order) is only made as authorized in the specific case upon a determination that such indemnification or advancement of expenses is proper in the circumstances because he has met the applicable standard of conduct. Such determination must be made by a majority vote of a quorum of CNAFC's board of directors who are not parties to the action, suit or proceeding or by independent legal counsel in a written opinion or by CNAFC's stockholders.

         Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         Not applicable

ITEM 16(a). EXHIBITS

                1. Form of Underwriting Agreement between Valley Forge Life Insurance Company (the "Company") and CNA Investor Services, Inc.*
                3(i). Articles of Incorporation of Valley Forge Life Insurance Company.*
                 (ii).  By-Laws of Valley Forge Life Insurance Company.*
4.                      (a)     Form of Flexible Premium Deferred Variable
                                Annuity Contract.*
                        (b)     Form of Qualified Plan Endorsement.*
                        (c)     Form of IRA Endorsement.*
                        (d)     Form of Nursing Home Confinement, Terminal
                                Medical Condition, Total Disability*
                5.      Opinion regarding legality and consent.

                                      II-2

                10.     (a)     Form of Participation Agreement between the
                                Company and Insurance Management Series.*
                        (b)     Form of Participation Agreement between the
                                Company and Variable Insurance Products
                                Fund.*
                        (c)     Form of Participation Agreement between the
                                Company and The Alger American Fund.*
                        (d)     Form of Participation Agreement between the
                                Company and MFS Variable Insurance
                                Trust.*
                        (e)     Form of Participation Agreement between the
                                Company and SoGen Variable Funds, Inc.*
                        (f)     Form of Participation Agreement between
                                the Company and Van Eck Worldwide Insurance
                                Trust.*
                        (g)     Form of Participation Agreement between the
                                Company and Janus Aspen Series.
                23.     (a)     Consent of Deloitte & Touche LLP

                27.     Financial Data Schedule (Not Applicable).


         *Incorporated herein by reference to Form N-4 Registration Statement filed with the Securities and Exchange Commission on February 20, 1996.

         (b)     Financial Statement Schedules

                 (i)    Schedule III  Supplementary Insurance
                          Information

                 (ii)   Schedule V  Valuation and Qualifying
                          Accounts and Reserves

                        Other schedules are omitted because of the absence of conditions under which they are required or because the information is provided in the Financial Statements or notes thereto.



ITEM 17. UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)     To include any prospectus required by Section 10(a)
                        (3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Valley Forge Life Insurance Company hereby represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Valley Forge Life Insurance Company.


                                      II-3



                                   SIGNATURES


     As required by the Securities Act of 1933, the registrant certifies that it has duly caused this registration statement to be signed on its behalf, by the undersigned thereunto duly authorized, in the City of Chicago, and the State of Illinois, on this 2nd day of September, 1999.


                                           VALLEY FORGE LIFE INSURANCE COMPANY
                                              (Registrant)

Attest:/s/G. STEPHEN WASTEK                   By: /s/KEVIN M. HOGAN
       ------------------------------             ------------------------------


     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                        Title                                   Date
- --------------------------       ------------------------               --------------------

/s/PHILIP L. ENGEL                 President, Director                 September 2, 1999
- ----------------------------
Philip L. Engel


/s/BERNARD L. HENGESBAUGH          Chairman of the Board,              September 2, 1999
- ----------------------------     Chief Executive Officer,
Bernard L. Hengesbaugh             Director


                                 Senior Vice President, Secretary,
- ----------------------------     General Counsel,
Jonathan D. Kantor               Director


/s/ROBERT V. DEUTSCH             Chief Financial Officer and           September 2, 1999
- ---------------------------    Director
Robert V. Deutsch


/s/CAROL DUBNICKI                Senior Vice President,                September 2, 1999
-----------------------------    Director
Carol Dubnicki


                                 Group Vice President,
----------------------------     Director
Donald P. Lofe, Jr.


                                 Group Vice President,
----------------------------     Director
John M. Squarok


                                      II-4

                               INDEX TO EXHIBITS


EX-5         Opinion regarding legality and consent

EX-10.(g)    Form of Participation Agreement between the Company
             and Janus Aspen Series

EX-23(a)     Consent of Deloitte & Touche LLP

EX-99.1      Financial Statement Schedules